UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.        )

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☑	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

REYNOLDS AMERICAN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, as amended, please be advised that RAI intends to release definitive copies of the proxy statement to security holders on or about March 23, 2012.

PRELIMINARY COPY

March     , 2012

Dear Shareholder:

You are cordially invited to attend the 2012 annual meeting of shareholders of Reynolds American Inc. The meeting will be held at 9:00 a.m. (Eastern Time), on Thursday, May 3, 2012, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina.

The matters to be acted on at the annual meeting are described in the accompanying notice of meeting and proxy statement. Please give careful attention to these proxy materials.

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we are providing to most of our shareholders access to our proxy materials over the Internet through a process informally called “e-proxy.” We believe these rules allow us to deliver proxy materials to our shareholders in a cost-efficient and an environmentally sensitive manner, while preserving the ability of shareholders to receive paper copies of these materials if they wish.

It is important that your shares be represented and voted at the annual meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, we encourage you to vote your shares in advance of the annual meeting by using one of the methods described in the accompanying proxy materials.

Attendance at the annual meeting will be limited to our shareholders as of the record date of March 12, 2012, and to guests of RAI, as more fully described in the proxy statement. Admittance tickets will be required. If you are a shareholder and plan to attend, you MUST pre-register for the meeting and request an admittance ticket no later than Wednesday, April 25, 2012, by writing to the Office of the Secretary, Reynolds American Inc., 401 North Main Street, P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 12, 2012, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, not mailed to you in advance of the meeting. Proper identification will be required to obtain your admittance ticket at the annual meeting.

We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest that you arrive early. The auditorium will open at 8:30 a.m.

If you have questions or need assistance in voting your shares, please contact our Shareholder Services Department at (866) 210-9976 (toll-free).

Thank you for your support and continued interest in RAI.

Sincerely,

Thomas C. Wajnert

Chairman of the Board

Reynolds American Inc.

401 North Main Street

P.O. Box 2990

Winston-Salem, North Carolina 27102-2990

Notice of Annual Meeting of Shareholders

To be Held on Thursday, May 3, 2012

March     , 2012

To our Shareholders:

The 2012 annual meeting of shareholders of Reynolds American Inc. will be held at 9:00 a.m. (Eastern Time) on Thursday, May 3, 2012, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina. At the meeting, shareholders will be asked to take the following actions:

(1)	to elect five Class II directors to serve until the 2015 annual meeting of shareholders and one Class I director to serve until the 2014 annual meeting of shareholders;

(2)	to approve, on an advisory basis, the compensation of RAI’s named executive officers;

(3)	to approve an amendment to RAI’s Amended and Restated Articles of Incorporation implementing a majority voting standard in uncontested director elections;

(4)	to ratify the appointment of KPMG LLP as independent auditors for RAI’s 2012 fiscal year;

(5)	to act on a shareholder proposal, if presented by its proponents; and

(6)	to transact any other business as may be properly brought before the meeting or any adjournment or postponement thereof.

Only holders of record of RAI common stock as of the close of business on March 12, 2012, are entitled to notice of, and to vote at, the 2012 annual meeting of shareholders of RAI.

Whether or not you plan to attend the meeting, we urge you to vote your shares using a toll-free telephone number or the Internet, or by completing, signing and mailing the proxy card that either is included with these materials or will be sent to you at your request. Instructions regarding the different voting methods are contained in the accompanying proxy statement.

By Order of the Board of Directors,

McDara P. Folan, III

Secretary

Reynolds American Inc.

401 North Main Street

P.O. Box 2990

Winston-Salem, North Carolina 27102-2990

Proxy Statement

i

Information about the Annual Meeting and Voting

The Board of Directors, sometimes referred to as the Board, of Reynolds American Inc. is soliciting your proxy to vote at our 2012 annual meeting of shareholders (or any adjournment or postponement of the annual meeting). (References in this proxy statement to “RAI,” “we,” “our,” or “us” are references to Reynolds American Inc.) This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2012 annual meeting. Please read it carefully.

In accordance with certain rules of the U.S. Securities and Exchange Commission, referred to as the SEC, we are making our proxy materials (consisting of this proxy statement, our 2011 Annual Report on Form 10-K and a letter from our Chairman of the Board and our President and Chief Executive Officer) available over the Internet, rather than mailing a printed copy of our proxy materials to every shareholder, which process we refer to as e-proxy. We began mailing a Notice of Internet Availability of Proxy Materials, referred to as the Notice, on or about March     , 2012, to all shareholders entitled to vote, except shareholders who already had requested a printed copy of our proxy materials and except participants in our Savings Plan and SIP, defined below, to whom we began mailing proxy materials (including a proxy card) on or about March     , 2012. More information about e-proxy is provided in the following set of questions and answers, including information on how to receive by mail, free of charge, paper copies of the proxy materials, in the event you received a Notice.

When and where will the annual meeting be held?

The date, time and place of our 2012 annual meeting are set forth below:

Date:	Thursday, May 3, 2012

Time:	9:00 a.m. (Eastern Time)

Place:	Reynolds American Plaza Building Auditorium RAI Corporate Offices 401 North Main Street Winston-Salem, North Carolina

What is required to attend the annual meeting?

Attendance at our 2012 annual meeting will be limited to our shareholders as of the record date of March 12, 2012, referred to as the record date, and to pre-approved guests of RAI. All shareholder guests must be pre-approved by RAI and will be limited to spouses, persons required for medical assistance and properly authorized representatives of our shareholders as of the record date. Admittance tickets will be required to attend the meeting. If you are a shareholder and plan to attend, you MUST pre-register and request an admittance ticket for you (and any guest for whom you are requesting pre-approval) no later than Wednesday, April 25, 2012, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 12, 2012, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk — not mailed to you in advance of the meeting. Proper identification will be required to obtain your admittance ticket at the annual meeting.

The 2012 annual meeting is a private business meeting. In accordance with RAI’s Amended and Restated Bylaws, referred to as Bylaws, and North Carolina law, our Chairman of the Board has the right and authority to determine and maintain the rules, regulations and procedures for the conduct of the meeting, including, but not limited to, maintaining order and the safety of those in attendance, dismissing business not properly submitted, opening and closing the polls for voting and limiting time allowed for discussion of the business at the meeting. Failure to abide by the meeting rules will not be tolerated and may result in expulsion from the meeting. A copy of the meeting rules will be provided to all properly pre-registered shareholders and guests with their admittance ticket.

We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest you arrive early. The auditorium will open at 8:30 a.m.

If you have a disability, we can provide reasonable assistance to help you participate in the meeting. If you plan to attend the meeting and require assistance, please write or call the Office of the Secretary of RAI no later than April 27, 2012, at P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, telephone number (336) 741-5162.

What is the purpose of the annual meeting?

At our 2012 annual meeting, shareholders will vote upon the matters outlined in the notice of meeting: (1) the election of directors; (2) an advisory vote to approve the compensation of our executive officers named in the 2011 Summary Compensation Table below (each officer named in such table is referred to as a named executive officer); (3) approval of an amendment to our Amended and Restated Articles of Incorporation, referred to as the Articles of Incorporation; (4) ratification of the appointment of our independent auditors; and (5) a shareholder proposal, if such proposal is presented by its proponents at the meeting. Also, RAI’s management will report on RAI’s performance during the last fiscal year and respond to questions from shareholders.

What are the Board’s recommendations regarding the matters to be acted on at the annual meeting?

The Board recommends a vote:

•	FOR the election of all director nominees,

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers,

•	FOR the approval of an amendment to the Articles of Incorporation implementing a majority voting standard in uncontested director elections,

•	FOR the ratification of the appointment of KPMG LLP as our independent auditors for our 2012 fiscal year,

•	AGAINST the shareholder proposal described on pages 81 to 83 of this proxy statement, and

•	FOR or AGAINST any other matters that come before the annual meeting, as the proxy holders deem advisable.

What is e-proxy, and why is RAI using it?

E-proxy refers to the process allowed under SEC rules permitting companies to make their proxy materials available over the Internet, instead of mailing paper copies of the proxy materials to every shareholder. We are using e-proxy to distribute proxy materials to most of our shareholders because it will be cost effective for RAI and our shareholders (by lowering printing and mailing costs), reduce the consumption of paper and other resources, and provide shareholders with more choices for accessing proxy information.

I received the Notice, but I prefer to read my proxy materials on paper — can I get paper copies?

Yes. In addition to providing instructions on accessing the proxy materials on the Internet (by visiting a web site referred to in the Notice), the Notice has instructions on how to request paper copies by phone, e-mail or on the Internet. You will be sent, free of charge, printed materials within three business days of your request. Once you request paper copies, you will continue to receive the materials in paper form until you instruct us otherwise.

I had consented before to the electronic delivery of proxy materials — will I continue to receive them via e-mail?

Yes. The e-proxy rules work in harmony with the existing rules allowing shareholders to consent to electronic delivery of proxy materials. If you have already registered to receive materials electronically, you will continue to receive them that way. If you have not already done so, but desire now to consent to electronic delivery, please see the question below “Can I receive future proxy materials from RAI electronically?”

Who is entitled to vote at the annual meeting?

Shareholders who owned RAI common stock at the close of business on March 12, 2012, the record date, are entitled to vote. As of the record date, we had                     shares of RAI common stock outstanding. Each outstanding share of RAI common stock is entitled to one vote. The number of shares you own is reflected on your Notice and/or proxy card.

Is there a difference between holding shares “of record” and holding shares in “street name”?

Yes. If your shares are registered directly in your name with RAI’s transfer agent (Computershare), then you are considered to be the shareholder “of record” with respect to those shares, and the Notice and/or these proxy materials are being sent directly to you by RAI. If your shares are held in the name of a bank, broker or other nominee, then you are considered to hold those shares in “street name” or to be the “beneficial owner” of such shares. If you are a beneficial owner, then the Notice and/or these proxy materials are being forwarded to you by your nominee who is considered the shareholder of record with respect to the shares.

How many votes must be present to hold the annual meeting?

A quorum of shareholders is necessary to hold a valid meeting. The holders of record, present in person or by proxy at the meeting, of a majority of the shares entitled to vote constitute a quorum. Once a share is represented for any purpose at the meeting, it is considered present for quorum purposes for the remainder of the meeting. Abstentions, shares that are withheld as to voting with respect to one or more of the director nominees and “broker non-votes” will be counted in determining the existence of a quorum. A “broker non-vote” occurs on an item when a nominee is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee with such instructions.

How can I vote my shares?

You may vote in person at our 2012 annual meeting or you may designate another person — your proxy — to vote your stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to vote your shares by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting. If you are a shareholder of record, then you can vote by proxy over the Internet by following the instructions in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail or telephone.

If you are a beneficial owner and you want to vote by proxy, then you may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions in the Notice.

If I want to vote my shares in person at the annual meeting, what must I do?

If you plan to attend the meeting and vote in person and you hold your shares directly in your own name, then we will give you a ballot when you arrive. However, if you hold your shares in street name, then you must obtain a legal proxy assigning to you the right to vote your shares from the nominee who is the shareholder of record. The legal proxy must accompany your ballot to vote your shares in person.

If I hold shares in an employee benefit plan sponsored by RAI, how will those shares be voted?

If you participate in the RAI 401k Savings Plan, referred to as the Savings Plan, or in the Puerto Rico Savings & Investment Plan, referred to as the SIP, then your proxy card will serve as voting instructions for the trustee of the Savings Plan or the custodian of the SIP for shares of RAI common stock allocated to your account under the Savings Plan or the SIP. Shares for which no instructions are received will be voted by the trustee of the Savings Plan and the custodian of the SIP in the same proportion as the shares for which instructions are received by each of them.

What are my choices when voting?

You may specify whether your shares should be voted for all, some or none of the director nominees. You also may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the other proposals.

What if I do not specify how I want my shares voted?

If you sign and return a proxy card, one of the individuals named on the card (your proxy) will vote your shares as you have directed. If you are a shareholder of record and return a signed proxy card, or if you give your proxy by telephone or over the Internet, but do not make specific choices, your proxy will vote your shares in accordance with the Board’s recommendations listed above. Please see the discussion below under “How many votes are required to elect directors and adopt the other proposals?” for further information on the voting of shares.

If any other matter is presented at our 2012 annual meeting, then your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters that had been properly presented to be acted upon at the annual meeting.

Can I change my proxy?

Yes. You may revoke or change your proxy by:

•	sending in another signed proxy card with a later date,

•	notifying our Secretary in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting or through Internet or telephone voting. Your latest telephone or Internet vote is the one that is counted.

How many votes are required to elect directors and adopt the other proposals?

The required number of votes depends upon the particular item to be voted upon:

Item		Vote Necessary*

• Item 1:	Election of Directors	Directors are elected by a “plurality” of the votes cast at the meeting, meaning that the director nominee with the most votes for a particular slot is elected for that slot. Director nominees do not need a majority of the votes cast at the meeting to be elected.

• Item 2:	Advisory vote to approve the compensation of our named executive officers	Approval requires the affirmative vote of a majority of the votes cast at the meeting, although such vote is only advisory and will not be binding on us.

• Item 3:	Approval of the amendment to the Articles of Incorporation	Approval requires the affirmative vote of a majority of the votes cast at the meeting.

• Item 4:	Ratification of the appointment of independent auditors	Approval requires the affirmative vote of a majority of the votes cast at the meeting.

• Item 5:	Shareholder proposal	Approval requires the affirmative vote of a majority of the votes cast at the meeting.

*	Under the rules of the New York Stock Exchange, referred to as the NYSE, if you hold your shares in street name, your bank or broker may not vote your shares on Items 1, 2, 3 and 5 without instructions from you. Without your voting instructions, a broker non-vote will occur on Items 1, 2, 3 and 5. Your bank or broker is permitted to vote your shares on Item 4 even if it does not receive voting instructions from you. Abstentions, shares that are withheld as to voting with respect to nominees for director and broker non-votes will not be counted as votes cast.

Who counts the votes?

We will retain an independent party, Broadridge Financial Solutions, Inc., to receive and tabulate the proxies, and to serve as the inspector of election to certify the results.

Are votes confidential?

The votes of all shareholders will be held in confidence from our directors, officers and employees, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against RAI,

•	in case of a contested proxy solicitation,

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or

•	to allow the independent inspectors of election to certify the results of the vote.

How do I obtain the voting results?

Preliminary voting results will be announced at the 2012 annual meeting, and will be set forth in a press release that we intend to issue after the annual meeting. The press release will be available on our web site at www.reynoldsamerican.com. Final voting results are expected to be published in a Current Report on Form 8-K filed with the SEC within four business days after the 2012 annual meeting. A copy of this Current Report on Form  8-K will be available on our web site after its filing with the SEC.

Can I receive future proxy materials from RAI electronically?

Yes. Shareholders can elect to receive an e-mail that will provide electronic links to these materials in the future. If you are a registered shareholder, and have not already elected to view documents issued by us over the Internet, then you can choose to receive these documents electronically by following the appropriate prompts when you vote using the Internet. (If you hold your RAI common stock in nominee name, then you should review the information provided by your nominee for instructions on how to elect to view future proxy materials and annual reports using the Internet.) By choosing to receive shareholder materials electronically, you support us in our effort to control escalating printing and postage costs, and to protect the environment. We hope that our shareholders find this service convenient and useful. Costs normally associated with electronic access, such as usage and telephonic charges, will be your responsibility.

If you elect to view our annual reports and proxy materials using the Internet, we will send you a notice at the e-mail address provided by you explaining how to access these materials, but we will not send you paper copies of these materials unless you request them. We also may choose to send one or more items to you in paper form even though you elected to receive them electronically. Your consent to receive materials electronically rather than by mail will be effective until you revoke it by terminating your registration by going to the web site http://enroll.icsdelivery.com/rai, writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, or calling us at (336) 741-5162. If at any time you would like to receive a paper copy of the annual report, proxy statement or other documents issued by us, you may request any of these documents by writing to the address above, calling us at (336) 741-5162 or going to our web site at www.reynoldsamerican.com.

By consenting to electronic delivery, you are stating to us that you currently have access to the Internet and expect to have access to the Internet in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because we may rely on your consent and not deliver paper copies of documents, including, for example, future annual meeting materials or other documents issued by us.

Can RAI deliver only one set of annual meeting materials to multiple shareholders who share the same address?

Yes. SEC rules allow us to send a single Notice or copy of our proxy materials to two or more of our shareholders sharing the same address, subject to certain conditions, in a process called “householding.” To take advantage of the cost savings offered by householding, we have delivered only one Notice or copy of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice, proxy statement or Form 10-K, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices, proxy statements and Annual Reports on Form 10-K for your household, please contact Broadridge at the above phone number or address.

How will RAI solicit votes, and who will pay for the proxy solicitation?

We are soliciting this proxy on behalf of your Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail, but our directors, officers and employees also may solicit by telephone, e-mail, facsimile or in person. We will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. We will reimburse nominees, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Is a list of shareholders available?

Yes, an alphabetical list of the names of all shareholders of record, as of the close of business on the record date, will be available for inspection by any shareholder or his or her representative, upon written demand, during the period from March     , 2012, to May 3, 2012. This list can be viewed at RAI’s corporate offices located at 401 North Main Street, Winston-Salem, North Carolina between the hours of 8:30 a.m. and 5:00 p.m. Under applicable North Carolina law, a shareholder or his or her representative may, under certain circumstances and at the shareholder’s expense, copy the list during the period it is available for inspection. A shareholder desiring to inspect and/or copy the shareholder list should contact RAI’s Secretary at 401 North Main Street, Winston-Salem, North Carolina 27101 (phone: (336) 741-5162), to make necessary arrangements. In addition, we will make the shareholder list available for inspection to any shareholder or his or her representative during the 2012 annual meeting.

Whom should I contact if I have questions about voting at the annual meeting?

If you have any questions or need further assistance in voting your shares, please contact:

Reynolds American Inc.

Shareholder Services

P.O. Box 2990

Winston-Salem, NC 27102-2990

(866) 210-9976 (toll-free)

The Board of Directors

Item 1:	Election of Directors

The business and affairs of RAI are managed under the direction of your Board of Directors. The Board currently consists of 13 directors who are divided into three classes, two classes of four directors each and one class of five directors, with each class serving staggered terms of three years. The four Class I directors, except as otherwise noted below, have a term ending on the date of the 2014 annual meeting, the five Class II directors have a term ending on the date of the 2012 annual meeting, and the four Class III directors have a term ending on the date of the 2013 annual meeting. Pursuant to our Articles of Incorporation, each class is to consist, as nearly as may reasonably be possible, of one-third of the total number of directors constituting the Board.

Each of the following persons currently serving on the Board as a Class II director has been nominated for re-election to such class at the 2012 annual meeting: John P. Daly, Holly K. Koeppel, H.G.L. (Hugo) Powell, Richard E. Thornburgh and Thomas C. Wajnert. If re-elected at the 2012 annual meeting, such persons will hold office until the 2015 annual meeting or until their successors have been elected and qualified.

In addition to the foregoing persons nominated for re-election as Class II directors, H. Richard Kahler has been nominated for re-election to Class I at the 2012 annual meeting. Mr. Kahler was first elected to serve at the Board’s July 2011 meeting, when he was elected to Class I. Although the terms of the other Class I directors end on the date of the 2014 annual meeting, Mr. Kahler’s current term as a Class I director is scheduled to expire on the date of the 2012 annual meeting because, under the law of North Carolina (the state in which RAI is incorporated), he was elected to fill a vacancy on the Board. If re-elected at the 2012 annual meeting, Mr. Kahler, like the other Class I directors, will hold office until the 2014 annual meeting.

Pursuant to the terms of the Governance Agreement, dated July 30, 2004, as amended, referred to as the Governance Agreement, by and among RAI, Brown & Williamson Holdings, Inc. (formerly known as Brown & Williamson Tobacco Corporation), referred to as B&W, and British American Tobacco p.l.c., the parent corporation of B&W and referred to as BAT, B&W has designated Messrs. Daly and Powell as nominees for re-election as Class II directors and Mr. Kahler as a nominee for re-election as a Class I director. (The material terms of the Governance Agreement relating to the nomination of directors are described below under “— Governance Agreement.”) The Board’s Corporate Governance and Nominating Committee, referred to as the Governance Committee, has recommended Ms. Koeppel and Messrs. Thornburgh and Wajnert as nominees for re-election to the Board as Class II directors. The other persons who have been designated by B&W pursuant to the Governance Agreement as directors of RAI are Martin D. Feinstein (a Class III director) and Neil R. Withington (a Class III director).

As previously disclosed, Susan M. Ivey resigned from the Board effective February 28, 2011, coincident with her retirement as President and Chief Executive Officer of RAI.

Your proxy will vote for each of the nominees for directors unless you specifically withhold authority to vote for a particular nominee. If any such nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected.

Your Board of Directors recommends a vote FOR the election of each of the five Class II director nominees and the one Class I director nominee.

Biographies of Board Members

Certain biographical information regarding the persons nominated for election to the Board at our 2012 annual meeting and regarding the other persons serving on the Board is set forth below:

Director Nominees

Name	Age	Business Experience

Class II Directors (terms expiring in 2015)

John P. Daly	55	Mr. Daly has been the Chief Operating Officer of BAT, the world’s second largest publicly traded tobacco group, since September 2010, and has served as a director of BAT since January 2010. After the 1999 merger of Rothmans International with BAT, Mr. Daly became BAT’s Regional Manager for the Middle East, Subcontinent and Central Asia, and was appointed Area Director for the Middle East and North Africa in 2001. Mr. Daly joined the management board of BAT upon his appointment as Regional Director for Asia-Pacific in 2004. Prior to joining the tobacco industry, Mr. Daly spent 14 years in the pharmaceutical industry in the United Kingdom and Ireland. Mr. Daly commenced serving on the Board of RAI as of December 1, 2010.

		The Board believes that Mr. Daly, with his more than 21 years of experience in the tobacco industry and with BAT, brings to the Board strong leadership skills, extensive knowledge of the tobacco industry and valuable expertise on the operational and financial issues related to the tobacco industry; and his 14 years of experience in the pharmaceutical industry brings additional knowledge in the area of governmental regulation of food and drugs. Mr. Daly’s service on the board of directors of BAT also brings valuable experience and insight to the Board. In addition, Mr. Daly is one of the executive officers of BAT designated by B&W under the terms of the Governance Agreement.

Holly K. Koeppel	53	Ms. Koeppel has served as the Co-Head of Citi Infrastructure Investors, an investment fund focused on investment opportunities within the infrastructure sectors, since January 2010. Previously, Ms. Koeppel was an executive vice president of American Electric Power Company, Inc., referred to as AEP, one of the largest power generators and distributors in the United States, from 2002 to December 2009. She also was the chief financial officer of AEP from 2006 to September 2009. Prior to 2006, Ms. Koeppel held various other management positions with AEP, which she joined in 2000. Ms. Koeppel commenced serving on the board of RAI as of July 16, 2008. She also currently serves on the boards of directors of Itínere Infraestructuras S.A., Kelda Group, and DP World Australia, where she serves as chairperson. Ms. Koeppel also is a member of The Ohio State University Dean’s Advisory Council.

		The Board believes that Ms. Koeppel, with her more than 31 years of operational and financial management experience, including her service as the chief financial officer of a large power company in a regulated industry, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; financial reporting, accounting and controls; governmental regulation; mergers and acquisitions; and executive compensation. In addition, Ms. Koeppel’s service on other boards brings valuable experience and insight to the Board.

Name	Age	Business Experience

H.G.L. (Hugo) Powell	67	Mr. Powell retired in 2002 from Interbrew S.A., an international brewer that in 2004 became part of InBev S.A., where he served as Chief Executive Officer beginning in 1999. During Mr. Powell’s tenure as Chief Executive Officer, he led Interbrew through a crucial period in its expansion and evolution, including the completion of 33 acquisitions. Between 1984 and 1999, Mr. Powell held various operational positions within John Labatt Ltd. and Interbrew, including Chief Executive Officer of Interbrew Americas from 1995 to 1999. Mr. Powell commenced serving on the Board of RAI as of July 30, 2004. He also currently serves on the board of directors of ITC Limited.

		The Board believes that Mr. Powell, with his nearly 40 years of operational and executive management experience in the consumer goods industry, including 18 years of service as the chief executive officer of an international brewer, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; mergers and acquisitions; international trade; financial reporting, accounting and controls; corporate governance; and executive compensation. Mr. Powell’s service on other public and private company boards and committees also brings valuable experience and insight to the Board. In addition, Mr. Powell is one of the independent directors designated by B&W under the terms of the Governance Agreement.

Richard E. Thornburgh	59	Mr. Thornburgh has been Vice Chairman of Corsair Capital, LLC, a private equity firm focused on investing in the global financial services industry, since 2006. Prior to joining Corsair, Mr. Thornburgh held various executive positions with Credit Suisse Group AG, a global banking and financial services company, most recently serving as Executive Vice Chairman of Credit Suisse First Boston, referred to as CSFB and now called Credit Suisse. From 1996 to 2005, he served on the Executive Board of Credit Suisse Group as the Chief Financial Officer of Credit Suisse Group, Vice Chairman of the Executive Board of CSFB and Chief Risk Officer of Credit Suisse Group. Mr. Thornburgh served on the boards of directors of National City Corporation from May 2008 to December 2008 and Dollar General Corporation from June 2006 to December 2007. Mr. Thornburgh commenced serving on the Board of RAI as of December 2, 2011. He also currently serves on the boards of directors of Credit Suisse Group AG, The McGraw-Hill Companies, Inc. and NewStar Financial, Inc.

		The Board believes that Mr. Thornburgh, with his over 35 years of operational and financial management experience in the banking and financial services industry, including his service as the executive vice chairman of a global banking and financial services company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; corporate finance and credit; management of global operations; financial reporting, accounting and controls; mergers and acquisitions; risk management; and corporate governance. Mr. Thornburgh’s service on other public and private company boards and committees also brings valuable experience and insight to the Board.

Name	Age	Business Experience

Thomas C. Wajnert	68	Mr. Wajnert has been the Non-Executive Chairman of the Board of RAI, referred to as the Non-Executive Chairman, since November 1, 2010. Prior to that date, he served as the Board’s Lead Director from May 2008 to October 2010. Mr. Wajnert has been a Senior Managing Director of The AltaGroup, LLC, a global consulting organization providing advisory services to the financial services industry, since January 2011. He was self-employed from July 2006 to December 2010 providing advisory services to public and private companies and private equity firms. From January 2002 to June 2006, he was Managing Director of Fairview Advisors, LLC, a merchant bank he co-founded. Mr. Wajnert retired as Chairman of the Board and Chief Executive Officer of AT&T Capital Corporation, a commercial finance and leasing company, where he was employed from November 1984 until December 1997. Mr. Wajnert served on the boards of directors of NYFIX, Inc. from October 2004 to November 2009, and JLG Industries, Inc. from 1993 to 2007. Mr. Wajnert served on the board of directors of RJR Nabisco, Inc. (now known as R.J. Reynolds Tobacco Holdings, Inc., a wholly owned subsidiary of RAI and formerly a publicly traded company, referred to as RJR) from June 1999 to July 2004, and commenced serving on the Board of RAI as of July 30, 2004. He currently serves on the boards of directors of UDR, Inc., Solera Holdings, Inc. and the St. Helena Hospital Foundation, and is Non-Executive Chairman of FGIC, Inc., a privately held financial guarantee insurance company.

		The Board believes that Mr. Wajnert, with his nearly 37 years of operational and executive management experience, including 17 years of service as the chairman and chief executive officer of a national commercial finance and leasing company and the managing director and co-founder of a merchant bank, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; corporate finance and credit; restructurings; management of global operations; financial reporting, accounting and controls; marketing and brand leadership; corporate governance; and executive compensation. In addition, Mr. Wajnert’s service on other public and private company boards and committees, and his role in providing advisory services to public and private companies and private equity firms, bring valuable experience and insight to the Board. Based on this combination of experience, qualifications, attributes and skills, RAI’s directors elected Mr. Wajnert as the Non-Executive Chairman, effective November 1, 2010, and the Board’s Lead Director from May 2008 to October 2010.

Name	Age	Business Experience

Class I Director (term expiring in 2014)

H. Richard Kahler	64	Mr. Kahler retired in 2002 from Caterpillar, Inc., a leading manufacturer of construction and mining equipment, engines, turbines and locomotives, where he served as Managing Director, Operations, of Caterpillar’s Asia Pacific Division in 2001 and 2002, and the President of Caterpillar China, based in Hong Kong, from 1994 to 2001. He served as Managing Director of P.T. Natra Raya, Caterpillar’s operations in Indonesia, from 1990 to 1993, and from 1975 to 1990 held various positions within Caterpillar. Mr. Kahler commenced serving on the Board of RAI as of July 14, 2011. He also currently serves on the board of directors, and as an advisor to the chairman, of Van Shung Chong Holdings Limited.

		The Board believes that Mr. Kahler, with his more than 25 years of operational management experience, including his service as the managing director for the Asia Pacific division of a global manufacturing company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; operational efficiencies; marketing and brand leadership; international trade; and executive compensation. Mr. Kahler’s service on another company board also brings additional experience and insight to the Board. In addition, Mr. Kahler is one of the independent directors designated by B&W under the terms of the Governance Agreement.

Continuing Directors

Class III Directors (terms expiring in 2013)

Daniel M. Delen	46	Mr. Delen has been President and Chief Executive Officer of RAI since March 1, 2011. He served as the President and Chief Executive Officer-Elect of RAI from January 1, 2011 to February 28, 2011. Mr. Delen also has served as the President of RAI Services Company, referred to as RAISC, a wholly owned subsidiary of RAI, since January 2011. Mr. Delen served as Chairman of the Board of R. J. Reynolds Tobacco Company, a wholly owned subsidiary of RAI, referred to as RJR Tobacco, from May 2008 to December 2010. From January 2007 to December 2010, he also served as the President and Chief Executive Officer of RJR Tobacco. Prior to joining RJR Tobacco, Mr. Delen was President of BAT Ltd. — Japan from August 2004 to December 2006, and prior to that time, held various other positions with BAT after joining BAT in 1989. Mr. Delen commenced serving on the Board of RAI as of January 1, 2011. He also is a member of the boards of directors of the United Way of Forsyth County and the Winston-Salem Alliance.

The Board believes that Mr. Delen, with his more than 21 years of domestic and international experience in the tobacco industry, including his current service as the President and Chief Executive Officer of RAI, brings to the Board strong leadership skills and comprehensive knowledge of the tobacco industry; marketing and brand leadership expertise; and essential insight and perspective regarding the strategic and operational opportunities and challenges of RAI and its operating companies. Mr. Delen’s service on non-profit boards also brings additional experience and insight to the Board. In addition, Mr. Delen, as the Chief Executive Officer of RAI, has been nominated by the Governance Committee under the terms of the Governance Agreement.

Name	Age	Business Experience

Martin D. Feinstein	63	Mr. Feinstein was the Chairman of Farmers Group, Inc., a provider of personal property/casualty insurance, and Farmers New World Life Insurance Company, a provider of life insurance and annuities, from 1997 to July 2005, and served as the Chief Executive Officer of Farmers Group, Inc. from 1997 to April 2005 and as President and Chief Operating Officer of Farmers Group, Inc. from 1995 to 1996. Prior to 1995, Mr. Feinstein held various management positions with Farmers Group, Inc. He retired from Farmers Group, Inc. in July 2005. Farmers Group, Inc. was an indirect, wholly owned subsidiary of B.A.T. Industries p.l.c., an affiliate of BAT, from 1988 to 1998. Mr. Feinstein was a member of the board of directors of Clear Technology, Inc. from April 2005 to December 2007. Mr. Feinstein commenced serving on the Board of RAI as of November 30, 2005. He also currently serves on the boards of directors of GeoVera Holdings, Inc. and Almin p.l.c.

		The Board believes that Mr. Feinstein, with his nearly 35 years of operational and financial management experience in the insurance industry, including 10 years of service as the chairman, chief executive officer and chief operating officer of a national insurance company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; financial reporting, accounting and controls; insurance and risk management; and corporate governance. Mr. Feinstein’s service on other public and private company boards and committees also brings valuable experience and insight to the Board. In addition, Mr. Feinstein is one of the independent directors designated by B&W for nomination to the Board under the terms of the Governance Agreement.

Lionel L. Nowell, III	57	Mr. Nowell retired in 2009 from PepsiCo, one of the world’s largest food and beverage companies, where he served as the Senior Vice President and Treasurer from August 2001 to May 2009. Prior to that time, he served as Chief Financial Officer for The Pepsi Bottling Group, a position he assumed in 2000 after serving as Controller for PepsiCo since July 1999. Mr. Nowell joined PepsiCo in July 1999 from RJR, where he was Senior Vice President, Strategy and Business Development from January 1998 to July 1999. Mr. Nowell commenced serving on the Board of RAI as of September 26, 2007. Mr. Nowell also currently serves on the board of directors of American Electric Power Company, Inc. In addition, he serves on the Dean’s Advisory Board at The Ohio State University Fisher College of Business and is an active member of the Executive Leadership Council, American Institute of Certified Public Accountants and the Ohio Society of CPAs.

		The Board believes that Mr. Nowell, with his more than 30 years of operational and financial management experience in the consumer products industry, including his service as the senior vice president and treasurer of a multi-national food and beverage company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; corporate finance, credit and treasury; financial reporting, accounting and controls; and risk management. In addition, Mr. Nowell’s service on other public and private company boards and committees brings valuable experience and insight to the Board.

Name	Age	Business Experience

Neil R. Withington	55	Mr. Withington has been Director, Legal and Security, and Group General Counsel of BAT, the world’s second largest publicly traded tobacco group, since August 2000. Mr. Withington joined BAT in 1993 as a Senior Lawyer and served in that capacity until 1995. He was named as the Assistant General Counsel and Head of Product Liability Litigation Group of BAT in 1996. Mr. Withington then served as the Deputy General Counsel of BAT from 1998 until 2000. Mr. Withington commenced serving on the Board of RAI as of July 30, 2004.

		The Board believes that Mr. Withington, with his more than 18 years of experience in the tobacco industry and with BAT, brings to the Board strong leadership skills, extensive knowledge of the tobacco industry and valuable legal expertise on the legal issues related to the tobacco industry, including smoking and health litigation. In addition, Mr. Withington is one of the executive officers of BAT designated by B&W for nomination to the Board under the terms of the Governance Agreement.

Class I Directors (terms expiring in 2014)

Luc Jobin	52	Mr. Jobin has been Executive Vice President and Chief Financial Officer of Canadian National Railway Company, referred to as CN, a rail and related transportation business, since June 2009. Prior to joining CN, Mr. Jobin was Executive Vice President of Power Corporation of Canada, referred to as PCC, an international management and holding company, from February 2005 to April 2009, with responsibility for overseeing PCC’s diversified portfolio of investments. Prior to joining PCC, he spent 22 years in a variety of financial and executive management positions with Imasco Limited and its Canadian tobacco subsidiary, Imperial Tobacco. Imasco, a major Canadian consumer products and services corporation, became a BAT subsidiary in 2000. Mr. Jobin served as President and Chief Executive Officer of Imperial Tobacco from the fall of 2003 until he joined PCC. Mr. Jobin commenced serving on the Board of RAI as of July 16, 2008. He also currently serves on the boards of directors of On the Tip of the Toes Foundation, which organizes therapeutic adventure expeditions for teenagers living with cancer, Mount Royal Club and The Tolerance Foundation.

		The Board believes that Mr. Jobin, with his 32 years of operational and financial management experience, including 22 years in the tobacco industry, where he served as the chief executive officer of a major Canadian tobacco company, and his current service as the chief financial officer of a major rail and transportation company, brings to the Board strong leadership skills, comprehensive knowledge of the tobacco industry and extensive knowledge in the areas of strategy development and execution; financial reporting, accounting and controls; corporate finance, credit and investments; risk management; and mergers and acquisitions. Mr. Jobin’s service on non-profit boards also brings additional experience and insight to the Board.

Name	Age	Business Experience

Nana Mensah	59	Mr. Mensah has been the Chairman and Chief Executive Officer of ‘XPORTS, Inc., a privately held company that exports food packaging and food processing equipment and pharmaceuticals to foreign markets, since January 2005, and previously served in those same positions from April 2003 until July 2003 and from October 2000 until December 2002. He served as the Chief Operating Officer — Domestic of Church’s Chicken, a division of AFC Enterprises, Inc. and one of the world’s largest quick-service restaurant chains, from August 2003 to December 2004, when it was sold to a private equity firm. Mr. Mensah commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from June 1999 to July 2004. Mr. Mensah is a Distinguished Fellow at Georgetown College in Kentucky. He also currently serves on the boards of trustees of the Children’s Miracle Network and the Kentucky Children’s Hospital, and the board of directors of World Trade Center Kentucky, a non-profit organization assisting Kentucky companies with imports, exports and overseas operations.

		The Board believes that Mr. Mensah, with his 35 years of operational management experience in the consumer and packaged goods industries, including his service as the chief operating officer of national quick service restaurant chains, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; marketing and brand leadership for consumer products and packaged goods; operational efficiencies; corporate governance; and executive compensation. In addition, Mr. Mensah’s service on private company and non-profit boards brings valuable experience and insight to the Board.

John J. Zillmer	56	Mr. Zillmer has served as President and Chief Executive Officer of Univar, a leading global distributor of industrial and specialty chemicals and related services, since October 2009. Prior to joining Univar, he was Chairman and Chief Executive Officer of Allied Waste Industries, Inc., the nation’s second-largest waste management company, from May 2005 until December 2008, when Allied Waste merged with Republic Services, Inc. Prior to joining Allied Waste, Mr. Zillmer had been retired since January 2004. From May 2000 to January 2004, Mr. Zillmer served as Executive Vice President of ARAMARK Corporation. Prior to 2000, he served in various management positions with ARAMARK, which he joined in 1995. Mr. Zillmer served on the boards of directors of Allied Waste Industries, Inc. from May 2005 to December 2008; Pathmark Stores, Inc. from May 2006 to December 2007; and United Stationers Inc. from October 2005 to May 2008. Mr. Zillmer commenced serving on the Board of RAI as of July 12, 2007. He also currently serves on the boards of directors of Univar and Ecolab Inc.

		The Board believes that Mr. Zillmer, with his 36 years of operational and financial management experience, including his service as the chief executive officer of both a global chemical company and a national waste management company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; operational efficiencies; management of global operations; capital investments; and executive compensation. In addition, Mr. Zillmer’s service on other public and private company boards and committees brings valuable experience and insight to the Board.

Governance Agreement

Nomination and Election of Directors and Related Matters

In connection with the business combination transactions consummated on July 30, 2004, pursuant to which, among other things, the U.S. cigarette and tobacco business of B&W was combined with the business of RJR Tobacco, collectively referred to as the Business Combination, RAI, B&W and BAT entered into the Governance Agreement, which sets forth the parties’ agreement regarding various aspects of the governance of RAI, including the nomination of RAI directors. As noted above, under “— Item 1: Election of Directors,” the Board currently consists of 13 persons. Under the terms of the Governance Agreement, the Board’s nominated slate, referred to as management’s slate of nominees, is chosen as follows:

Nominator	Nominee
B&W	B&W has the right to designate for nomination five directors, at least three of whom are required to be independent directors and two of whom may be executive officers of BAT or any of its subsidiaries.

Governance Committee	The Governance Committee will recommend to the Board for nomination:

• the chief executive officer of RAI or equivalent senior executive officer of RAI, and
• the remaining directors, each of whom is required to be an independent director.

The number of directors B&W is entitled to designate for nomination to the Board could be lower due to future reductions in the amount of RAI common stock which B&W owns. (As of the date of this proxy statement, B&W owns approximately 42% of RAI common stock.) Specifically, the Governance Agreement provides that designations by B&W will be subject to the following limitations:

If B&W’s ownership interest in RAI as of a specified date is:	B&W will have the right to designate:
• less than 32% but greater than or equal to 27%	• two independent directors, and
• two directors who may be executive officers of BAT or any of its subsidiaries.
• less than 27% but greater than or equal to 22%	• two independent directors, and
• one director who may be an executive officer of BAT or any of its subsidiaries.
• less than 22% but greater than or equal to 15%	• one independent director, and
• one director who may be an executive officer of BAT or any of its subsidiaries.
• less than 15%	• no directors.

The ownership thresholds described above will not reflect any decreases in B&W’s percentage ownership due to issuances of equity securities by RAI.

In addition, the Governance Agreement provides that in no event will the number of directors designated by B&W, divided by the total number of directors then comprising the Board, exceed the number of directors which B&W is then entitled to designate pursuant to the terms of the Governance Agreement divided by 12, rounded up to the nearest whole number. B&W is entitled to approximately proportionate representation on all Board committees so long as any BAT nominee is on the Board.

For purposes of the Governance Agreement, an independent director means a director who would be considered an “independent director” of RAI under the NYSE listing standards, as such listing standards may be amended from time to time, and under any other applicable law mandating, or imposing as a condition to any material benefit to RAI or any of its subsidiaries, the independence of one or more members of the Board, excluding, in each case, requirements that relate to “independence” only for members of a particular committee or directors fulfilling a particular function. In no event will any person be deemed to be an “independent director” if such person is, or at any time during the three years preceding the date of determination was, a director, officer or employee of BAT or any of its subsidiaries, other than RAI and its subsidiaries, if applicable. In addition, no person will be deemed to be an “independent director” unless such person also would be considered to be an “independent director” of BAT under the NYSE listing standards, whether or not such person is in fact a director of BAT, assuming the NYSE listing standards were applicable to BAT. Under the Governance Agreement, the fact that a person has been designated by B&W for nomination will not by itself disqualify that person as an “independent director.”

Pursuant to the Governance Agreement, in any election of directors, as long as after that election the Board will include the number of directors properly designated by B&W (and assuming that management’s entire slate of nominees is elected at the meeting), BAT and its subsidiaries are required to vote, and have given RAI an irrevocable proxy to vote, their shares of RAI common stock in favor of management’s slate of nominees (and against the removal of any director elected as one of management’s slate of nominees). For the 2012 annual meeting, management’s slate of nominees consists of Ms. Koeppel and Messrs. Daly, Powell, Thornburgh and Wajnert for Class II, and Mr. Kahler for Class I. Under the Governance Agreement, however, BAT and its subsidiaries would not be required to vote in favor of management’s slate of nominees (or against a removal) at a particular shareholders’ meeting if an unaffiliated third party has made a material effort to solicit proxies in favor of a different slate of directors for that meeting. In any other matter submitted to a vote of RAI’s shareholders, BAT and its subsidiaries may vote their RAI shares in their sole discretion.

The Governance Agreement requires the approval of B&W, as an RAI shareholder, or the B&W-designated directors in order for RAI to take various actions. The approval of a majority of the B&W-designated directors is required for:

•

RAI’s issuance of securities comprising (either directly or upon conversion or exercise) 5% or more of RAI’s voting power other than certain issuances for cash, if B&W’s percentage interest in RAI is at least 32%; and

•	RAI’s repurchase of its shares of common stock, subject to certain exceptions (including if a dividends-declared threshold has been met), if B&W’s percentage interest in RAI is at least 25%.

The approval of B&W, as an RAI shareholder, is required for:

•	any RAI action which would discriminatorily impose limitations, or deny benefits to, BAT and its subsidiaries as RAI shareholders;

•	any RAI disposition of RAI intellectual property relating to certain B&W international brands, subject to exceptions;

•	specified amendments to RAI’s Articles of Incorporation, Bylaws or Board committee charters related to matters covered by the Governance Agreement; and

•

the adoption of takeover defense measures applicable to the acquisition of beneficial ownership of any RAI equity securities by BAT or its subsidiaries, other than the replacement or extension of RAI’s current shareholder rights plan.

The Governance Agreement also requires that any material contract or transaction between RAI or its subsidiaries and BAT or its subsidiaries be approved by a majority of RAI’s independent directors not designated by B&W.

The nomination, election and other provisions described above will remain in effect indefinitely, unless terminated as described below.

Standstill Provisions; Transfer Restrictions

In addition to provisions relating to the nomination and election of directors to RAI’s Board, the Governance Agreement, among other things, prohibits BAT and its subsidiaries from acquiring, or making a proposal to acquire, beneficial ownership of additional shares of RAI common stock during the Standstill Period (as defined below), referred to as the standstill provisions. (However, BAT and its subsidiaries may acquire additional RAI shares if their total RAI percentage ownership would not exceed approximately 42%, as adjusted downwards to reflect their prior dispositions of RAI shares.) Under the Governance Agreement, BAT and its subsidiaries also are prohibited during the Standstill Period from taking certain other actions, including, without limitation, seeking or soliciting a merger or a sale of RAI stock or assets, forming a “group” with other shareholders with respect to RAI common stock, participating in certain proxy solicitations with respect to RAI common stock, and seeking additional representation on RAI’s Board or the removal of any RAI director not nominated by B&W. The Governance Agreement provides several exceptions to the foregoing prohibitions, including, without limitation, permitting BAT and its subsidiaries to acquire additional shares of RAI common stock in connection with certain BAT counteroffers made to the RAI Board (and, in certain circumstances, to RAI shareholders if the RAI Board rejects the BAT offer) following a third party offer to enter into a significant transaction. For purposes of the Governance Agreement, a significant transaction means any sale, merger, acquisition or other business combination involving RAI or its subsidiaries pursuant to which more than 30% of the share voting power or the consolidated total assets of RAI would be acquired by any person or group.

These standstill provisions will expire on the earlier of July 30, 2014 (the tenth anniversary of the Governance Agreement) and the date on which a significant transaction is consummated (such period prior to expiration is referred to as the Standstill Period) unless terminated as described below.

The Governance Agreement also restricts the ability of BAT and its subsidiaries to sell or transfer shares of RAI common stock. These transfer restrictions will remain in effect indefinitely unless terminated as described below. Specifically, BAT and its subsidiaries may not, except in a third party tender offer that the RAI Board has not rejected:

•

sell or transfer RAI common stock if, to B&W’s knowledge, the acquiring party or group would beneficially own (or have the right to acquire) 7.5% or more of the voting power of all of RAI’s voting stock after giving effect to such sale or transfer, or

•

in any six-month period, sell or transfer RAI common stock representing more than 5% of the voting power of all of RAI’s voting stock without first obtaining the consent of a majority of the independent members of RAI’s Board not designated by B&W.

Notwithstanding these restrictions, B&W may transfer any of its shares of RAI common stock to BAT or its subsidiaries, and any such transferee may make similar transfers, provided the transferee agrees to be bound by the terms of the Governance Agreement and, provided further, that all shares of RAI common stock held by B&W and a permitted transferee will be taken into account for purposes of calculating any ownership thresholds applicable to B&W and/or its affiliates under the Governance Agreement.

Termination of the Governance Agreement

The Governance Agreement will terminate automatically and in its entirety if B&W’s ownership interest in RAI increases to 100%, or falls below 15%, referred to as a 15% termination, or if a third party or group beneficially owns or controls more than 50%, referred to as a third party termination, of the voting power of all of RAI’s voting stock.

BAT and B&W may elect to terminate the Governance Agreement in its entirety, in each case after notice and opportunity to cure, if B&W nominees proposed in accordance with the Governance Agreement are not elected to serve on the RAI Board or its committees, referred to as an election termination, or if RAI has deprived B&W nominees of such representation for “fiduciary” reasons, referred to as a fiduciary termination, or has willfully deprived B&W or its board nominees of any veto rights, referred to as a veto termination.

BAT and B&W also may terminate the standstill, the restriction on Board representation in excess of proportionate representation, the obligation to vote its shares of RAI common stock for the management’s slate of director nominees (and related irrevocable proxy), and the RAI share transfer restrictions of the Governance Agreement if RAI willfully and deliberately breaches, after notice and opportunity to cure, the provisions regarding B&W’s Board and Board committee representation, referred to as a willful termination.

RAI may elect to terminate BAT and B&W’s board representation rights and voting obligations under the Governance Agreement, while the other obligations and restrictions on BAT and B&W continue, if BAT or B&W willfully and deliberately takes any action or fails to take an action, after notice and opportunity to cure, that results in a breach of the standstill provisions of the Governance Agreement. This termination is referred to as a BAT standstill breach termination.

Effect of Termination of the Governance Agreement on RAI Shareholder Rights Plan

RAI has a shareholder rights plan, referred to as the rights plan, which imposes a substantial penalty upon any person or group that acquires beneficial ownership of 15% or more of the outstanding shares of RAI common stock without the approval of the RAI Board. However, B&W and BAT are generally exempted from the application of the rights plan.

However, termination of some or all of the provisions of the Governance Agreement would have differing effects on the applicability of the rights plan to B&W and BAT. If a 15% termination occurred, the rights plan would fully apply to B&W and BAT. If a third party termination occurred, the rights plan would not apply to B&W and BAT. If an election termination, a fiduciary termination, or a veto termination occurred, the rights plan would apply if B&W or BAT were to increase their RAI share ownership above approximately 43% (or higher if the termination occurred after the July 30, 2014 expiration of the standstill provisions and B&W and BAT had increased their RAI share ownership above 43%). If a willful termination occurred, the rights plan would not apply to B&W and BAT. If a BAT standstill breach termination occurred, the rights plan would continue to apply to B&W and BAT at the level of ownership to which they are restricted under the standstill provisions.

Although the Governance Agreement requires the approval of B&W for RAI or any of its subsidiaries to adopt or implement any takeover defense measures, including a shareholder rights plan, that would apply to the acquisition of beneficial ownership of shares of RAI common stock by BAT or any of its subsidiaries, RAI is permitted to enter into a replacement or extension of its current rights plan, which expires on July 30, 2014, as long as it is in the same form.

Registration Rights

The Governance Agreement also grants BAT and its subsidiaries the right to have shares of RAI common stock held by them to be registered under the securities laws in certain circumstances. The disposition of RAI common stock by BAT and its subsidiaries using registration rights is subject to the transfer restrictions described above.

Share Repurchase Program

In November 2011, RAI and B&W entered into an agreement pursuant to which B&W agreed to participate in RAI’s share repurchase program on a basis approximately proportionate with B&W’s 42% ownership of RAI’s equity, and the Governance Agreement was amended accordingly. For more information, see “Certain Relationships and Related Transactions — 2011 Related Person Transactions” below.

The preceding is a summary of the material terms of the Governance Agreement and is qualified in its entirety by reference to the full text of the Governance Agreement, which, together with Amendments No. 1, No. 2 and No. 3 to the Governance Agreement, are included as Exhibits 10.4, 10.5, 10.6 and 10.7, respectively, to our 2011 Annual Report on Form 10-K. You are encouraged to read the Governance Agreement carefully as it contains important information about the governance of RAI.

Determination of Independence of Directors

The NYSE listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company or its subsidiaries or affiliates. In accordance with the NYSE listing standards, RAI’s Board has adopted the following standards to assist it in its determination of director independence; a director will be determined not to be independent under the following circumstances:

•	the director is, or has been within the last three years, an employee of RAI, or an immediate family member is, or has been within the last three years, an executive officer, of RAI,

•

the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from RAI, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service),

•

(1) the director is a current partner or employee of a firm that is RAI’s internal or external auditor; (2) the director has an immediate family member who is a current partner of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and currently works on RAI’s audit; or (4) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on RAI’s audit within that time,

•

the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of RAI’s present executive officers at the same time serves or served on that company’s compensation committee, or

•

the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, RAI for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

The foregoing director independence standards are set forth in RAI’s Corporate Governance Guidelines, which can be found in the “Governance” section of our web site at www.reynoldsamerican.com, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

The Board has determined that the following directors are independent within the meaning of the foregoing NYSE listing standards: Martin D. Feinstein, Luc Jobin, H. Richard Kahler, Holly K. Koeppel, Nana Mensah, Lionel L. Nowell, III, H.G.L. (Hugo) Powell, Richard E. Thornburgh, Thomas C. Wajnert and John J. Zillmer. None of the foregoing independent directors had any relationship with RAI, other than being a director and/or shareholder of RAI, except Mr. Thornburgh, who serves on the boards of directors of two companies — one of which has a subsidiary that is one of the lenders under RAI’s senior credit facility and the other of which has a subsidiary that provides credit rating services to RAI — and Mr. Zillmer, who is the President and Chief Executive Officer of a company from which two of RAI’s subsidiaries purchased certain raw materials during 2011 and to which an RAI subsidiary sold an airplane in 2011. Such relationships and transactions were approved under RAI’s Related Person Transaction Policy and it was determined that none constituted a related party transaction requiring disclosure under the heading “Certain Relationships and Related Transactions — 2011 Related Person Transactions” below.

Committees and Meetings of the Board of Directors

The standing committees of the Board are the Audit and Finance Committee, referred to as the Audit Committee, the Compensation and Leadership Development Committee, referred to as the Compensation Committee, and the Governance Committee. All of the current standing committees of the Board are comprised of non-management directors, who are independent as defined by applicable NYSE listing standards as discussed above under “— Determination of Independence of Directors.” Pursuant to the Governance Agreement, each of the Board committees is required to have at least five members, though currently the Compensation Committee has one vacancy and the Governance Committee has one vacancy. The Governance Agreement also provides that the directors designated by B&W will have proportionate representation on each Board committee, with at least one director designated by B&W serving on each Board committee so long as any directors designated by B&W serve on the Board. At this time, B&W has agreed to only designate one of its two designees to serve on the Compensation Committee. Notwithstanding the foregoing, a director designated by B&W may not serve on any Board committee if such service would violate mandatory legal or exchange listing requirements or any other applicable law that requires committee member independence as a condition to a material benefit to RAI or any of its subsidiaries.

Each of the Board’s three standing committees operates in accordance with the terms of a written charter. Copies of each such charter can be found in the “Governance” section of our web site at www.reynoldsamerican.com, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Information regarding the current membership of each standing committee of the Board is set forth in the table below, and information regarding the activities of each standing committee of the Board is presented following the table.

	RAI Board Standing Committees
Director(1)	Audit Committee		Compensation Committee		Governance Committee
Martin D. Feinstein(2)(4)	X	(3)			X
Luc Jobin	X
H. Richard Kahler(2)			X
Holly K. Koeppel			X
Nana Mensah			X	(3)	X
Lionel L. Nowell, III	X
H.G.L. (Hugo) Powell(2)	X				X	(3)
Richard E. Thornburgh	X
John J. Zillmer			X		X

Number of Meetings in 2011	13		8		6

(1)	Only independent, non-management directors serve on the standing committees of the Board.

(2)	A B&W designee.

(3)	Chair of committee.

(4)	The Board has determined that Mr. Feinstein meets the definition of an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K.

In 2010, the Board established an ad hoc committee, the Strategic Matters Review Committee, the purpose of which is to evaluate, and provide feedback regarding, strategic plans and initiatives proposed by management. Such committee met one time during 2011. The members of the Strategic Matters Review Committee are: Martin D. Feinstein, Luc Jobin, H.G.L. (Hugo) Powell and Thomas C. Wajnert (Chair).

Audit and Finance Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities by overseeing:

•	that management has maintained the reliability and integrity of the accounting policies, financial reporting and disclosure practices and financial statements of RAI and its subsidiaries,

•	that management has established and maintained processes to assure that an adequate system of internal control is functioning within RAI,

•	that management has established and maintained processes to assure compliance by RAI with all applicable laws, regulations and RAI policies,

•	that management has established and maintained processes to ensure adequate enterprise risk management,

•	the qualifications, independence and performance of RAI’s independent auditors and internal audit department, and

•	the financial policies, strategies and activities, and capital structure, of RAI.

The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of RAI’s independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for RAI. The Audit Committee also serves as a qualified legal compliance committee, within the meaning of the Sarbanes-Oxley Act of 2002, responsible for, among other things, reviewing reports by RAI’s attorneys of any material violations of securities laws and any material breaches of fiduciary duties under applicable law.

Compensation and Leadership Development Committee

General.    The Compensation Committee is responsible for:

•	overseeing and administering the policies, programs, plans and arrangements for compensating the executive management of RAI and its subsidiaries, and

•

overseeing leadership talent development and succession planning for the top executive leadership positions of RAI and its subsidiaries (other than succession planning for RAI’s Chief Executive Officer, which is performed by the Governance Committee).

As part of its responsibilities, the Compensation Committee:

•	approves, or makes recommendations to the Board with respect to, the base salary and annual incentives payable to all of RAI’s executive officers, including the Chief Executive Officer,

•	approves, or makes recommendations to the Board with respect to, compensation and long-term incentive grants to all of RAI’s executive officers, including the Chief Executive Officer,

•	reviews and evaluates risks arising from RAI’s compensation policies and practices, and

•	administers certain plans and programs relating to employee benefits, incentives and compensation.

The Compensation Committee is responsible for evaluating the Chief Executive Officer’s performance, with input from all members of the Board. Based on such evaluation, the Compensation Committee recommends to the independent directors for their approval any changes in the Chief Executive Officer’s annual compensation. For a discussion of the Compensation Committee’s policies and procedures relating to executive compensation, see “Executive Compensation — Compensation Discussion and Analysis” below.

Delegation.    Pursuant to the Compensation Committee charter, the Chair of the Committee has the authority to approve the compensation for persons at the Executive Vice President level or below (except for RAI’s Chief Financial Officer, RAI’s General Counsel and RJR Tobacco’s President) to the extent the Chair deems such approval necessary and appropriate under the circumstances, and if the Committee is not otherwise in session. In addition, the Compensation Committee may, in its discretion and as it considers appropriate, delegate such other of its powers and responsibilities to other subcommittees, or to committees comprised of officers or employees, except that grants to persons who are subject to the Section 16 reporting requirements may only be approved by a subcommittee comprised solely of two or more non-employee directors, and grants designed to be “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code, may only be approved by a subcommittee comprised solely of two or more outside directors. In February 2011, the Compensation Committee delegated to a committee consisting of Mr. Delen, as RAI’s then President and Chief Executive Officer-Elect and subsequently RAI’s President and Chief Executive Officer, and Lisa J. Caldwell, RAI’s Executive Vice President and Chief Human Resources Officer, the authority during the remainder of 2011 to approve, outside of the normal, annual grant cycle, long-term incentive grants under the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan, referred to as the Omnibus Plan, to persons at the Vice President level and below. Any such grants made under that delegated authority were required to have the same terms as the grants made to other employees as of March 1, 2011, and any such additional long-term incentive grants could not cause the maximum amount of the total 2011 long-term incentive grants approved by the Compensation Committee to be exceeded. See “Executive Compensation — Compensation Discussion and Analysis — Analysis of 2011 Compensation Decisions — Long-Term Incentive Compensation — Long-Term Incentive Opportunity — 2011 Long-Term Incentives” below for information regarding the general terms of the 2011 long-term incentive grants under the Omnibus Plan.

Compensation Consultants.    Under its charter, the Compensation Committee has the sole authority to retain any compensation consultant for purposes of evaluating, and making recommendations with respect to, the compensation of our executive officers, as well as the sole authority to approve the terms of any such consulting arrangement, including the fees payable to the consultant. The Compensation Committee also has the sole authority to terminate any compensation consultant that it has retained. In addition to the retention of compensation consultants, the Compensation Committee has the authority, under its charter, to retain independent legal counsel or other independent advisors to assist the Committee in performing its duties.

For 2011, the Compensation Committee engaged Meridian Compensation Partners, LLC, referred to as Meridian, to provide the Committee with recommendations regarding executive compensation in light of market practices and legal or regulatory considerations, and consistent with RAI’s needs and compensation philosophy. Meridian provided the Compensation Committee with market or benchmark data to assist the Committee in making determinations concerning senior management base salary, annual incentive target levels and long-term incentive target awards. A representative of Meridian attended each regular meeting of the Compensation Committee in 2011. During 2011, the Compensation Committee requested that Meridian work with RAI’s management in preparing appropriate executive compensation proposals for the Committee’s review and consideration; provide independent, candid advice to the Committee; and help ensure that the Committee receives the information and counsel necessary to make well-informed, reasoned decisions in the best interests of RAI’s shareholders on matters related to executive compensation. For 2012, the Compensation Committee has continued to engage Meridian as its independent compensation consultant.

In 2011, the Human Resources department of RAI engaged Aon Hewitt to provide compensation advice on matters pertaining to RAI executives whose compensation is not within the Compensation Committee’s scope of review.

In the event management of RAI or its operating subsidiaries desired to retain the same compensation consulting firm retained by the Committee to provide other compensation consulting services for positions at levels below those requiring the approval of the Committee, pursuant to procedures established by the Committee in February 2007, management of RAI and its operating subsidiaries would be required to obtain the prior approval of the Compensation Committee before engaging the same compensation consulting firm if management expected that the fees payable to such firm for consulting services provided at management’s direction would exceed $1 million for such engagement or in the aggregate during any fiscal year. The management of RAI and its operating subsidiaries did not engage Meridian for any such compensation consulting services in 2011.

In 2011, the Governance Committee also engaged Meridian to assist in the evaluation of the compensation of RAI’s non-employee directors. For 2012, the Governance Committee has continued to engage Meridian for such work.

Compensation Committee Interlocks and Insider Participation.    An SEC rule requires RAI to disclose the existence of certain relationships involving any member of RAI’s Compensation Committee, on the one hand, and RAI, on the other hand. Such relationships, referred to as “compensation committee interlocks and insider participation” include, among other things, where

•	an executive officer of RAI served as a member of the compensation committee of another entity, one of whose executive officers served on RAI’s Board or Compensation Committee, or

•	an executive officer of RAI served as a director of another entity, one of whose executive officers served on RAI’s Compensation Committee.

During 2011, there were no compensation committee interlocks or insider participation at RAI.

Corporate Governance and Nominating Committee

General.    The Governance Committee:

•	reviews the qualifications of candidates for nomination to the Board and its committees,

•	recommends to the Board nominees for election as directors,

•	reviews and evaluates annually and recommends the processes and practices through which the Board conducts its business,

•	reviews and evaluates annually the assignment of the various oversight responsibilities and activities of the Board committees,

•	reviews periodically the compensation of the Board in relation to comparable companies and recommends to the Board any changes needed to maintain appropriate and competitive Board compensation,

•

initiates and oversees annually an evaluation of the performance of the Board, the Board Committees, the Non-Executive Chairman, and, in conjunction with the Non-Executive Chairman, the individual directors in meeting their respective corporate governance responsibilities,

•	reviews RAI’s Corporate Governance Guidelines and considers the adequacy of such guidelines in light of current best practices and in response to any shareholder concerns,

•	reviews and reports to the Board on succession planning for RAI’s Chief Executive Officer, and

•

may recommend an independent director to serve as Non-Executive Chairman or, if there is no Non-Executive Chairman, as Lead Director, after consultation with the Chair of the Governance Committee or the Chairman of the Board, as applicable, in each case after individually discussing with each of the other directors such director’s preference for Non-Executive Chairman or Lead Director, as applicable, under the circumstances described below under “— Board Leadership Structure.”

Director Nomination Process.    The Board is responsible for selecting its members, subject to shareholder approval and the relevant provisions of the Governance Agreement, but delegates the screening process to the Governance Committee with input from the Chairman of the Board, the Chief Executive Officer (if different from the Chairman of the Board) and the Lead Director (if there is one). The Governance Committee uses the following methods for identifying director nominees, other than incumbent directors being considered for re-election or nominees designated by B&W pursuant to the Governance Agreement:

•	professional third-party search firms, which provide candidate names, biographies and background information,

•	the Governance Committee’s, the Board’s and management’s networks of contacts, and

•	shareholder recommendations.

In connection with its process of identifying, screening and recommending candidates for Board membership, the Governance Committee evaluates each potential candidate against the qualifications set forth in its committee charter and the Corporate Governance Guidelines, and reviews the appropriate skills and characteristics required of directors in the context of prevailing business conditions and the then-existing composition of the Board. The qualifications considered in the selection of director nominees include the following:

•	experience as a director of a publicly traded company,

•	extent of experience in business, finance or management,

•	geographic, gender, age and ethnic diversity,

•	overall judgment to advise and direct RAI and its operating subsidiaries in meeting their responsibilities to shareholders, customers, employees and the public, and

•	the interplay of a candidate’s experience with the experience of the other Board members and the extent to which the candidate would be a desirable addition to the Board and any of its committees.

As stated in the Corporate Governance Guidelines, the objective of the director nomination process is to create a diverse Board that brings to RAI a variety of perspectives and skills derived from high quality business and professional experience. To that end, the Governance Committee considers the business experience and diversity of a candidate when considering director nominees. RAI’s current Board is comprised of four members with extensive experience in the tobacco industry and several other members with experience in consumer goods, finance and regulated industries. The Board’s diversity also is reflected by the fact that it counts a woman, two African Americans and four non-U.S. citizens among its members.

Additional policies regarding Board membership, as set forth in the Corporate Governance Guidelines, include the following:

•	a majority of the Board must be independent within the meaning of the Corporate Governance Guidelines and the NYSE listing standards,

•	the Executive Chairman of the Board, if there is one, and the Chief Executive Officer normally will be the only management directors,

•

a Board member, other than a non-independent designee of B&W pursuant to the Governance Agreement, who ceases to be active in his or her principal business or profession, or experiences other changed circumstances that could diminish his or her effectiveness as a Board member, is expected to offer his or her resignation to the Board, which will determine whether such member should continue to serve as a director,

•	a Board member will not serve on more than four boards of public companies (including RAI), and

•	the Board expects that no director will be nominated for election or re-election to the Board following his or her 72nd birthday.

Incumbent directors are reviewed for suitability for continued service on the Board by the Governance Committee and the full Board prior to their nomination for re-election.

Candidates are recommended to the full Board for nomination for election as directors only upon the affirmative vote of a majority of the members of the Governance Committee.

Shareholder Nominations to the Board.    Shareholders may recommend candidates for Board membership by submitting their recommendations in writing to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-2990. The written recommendation must provide the following information:

•	the candidate’s name, age, business address and, if known, residence address,

•	the candidate’s principal occupation or employment,

•	the number of shares of RAI common stock owned by the candidate,

•

any other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act,

•

the written consent of the candidate to be named in the proxy statement as a nominee, if applicable, to serve as a director if elected, and to provide information the Board requests to determine whether the candidate qualifies as an independent director under applicable guidelines, and

•

a description of all arrangements or understandings between the shareholder (or shareholder related person, as such term is defined in RAI’s Bylaws), the candidate and any other person or persons (naming such person or persons), pursuant to which the recommendation is being made by the shareholder.

The Governance Committee will evaluate any director candidate recommended by a shareholder based upon the facts and circumstances at the time of the receipt of such recommendation. Applicable considerations would include:

•	whether the Governance Committee currently is looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board,

•	whether nomination of a particular candidate would be consistent with the Governance Agreement,

•	whether the current composition of the Board is consistent with the criteria described in the Corporate Governance Guidelines,

•

whether the candidate submitted possesses the requisite qualifications that generally are the basis for selection for candidates to the Board, as described in the Corporate Governance Guidelines and as described above, and

•	whether the candidate would be considered independent under the Corporate Governance Guidelines and the NYSE listing standards.

The Governance Committee will not alter the manner in which it evaluates a candidate based on whether the candidate was recommended by a shareholder or otherwise.

A shareholder also may nominate a person for election to the Board at the 2013 annual meeting of shareholders by providing notice and the other required information described in RAI’s Bylaws, in writing, to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-2990, for receipt between October 24, 2012, and November 23, 2012. RAI’s Bylaws can be found in the “Governance” section of our web site at www.reynoldsamerican.com or may be obtained, free of charge, from the Office of the Secretary.

Board Leadership Structure

Under our Corporate Governance Guidelines, and subject to the applicable provisions of the Governance Agreement, the Board elects the Chairman of the Board and the Chief Executive Officer on an annual basis in the manner and based on the criteria that it deems appropriate and in the best interests of RAI and its shareholders given the circumstances at the time of such appointments. Similarly, the Board considers whether the roles of Chairman of the Board and Chief Executive Officer should be separate and whether the Chairman of the Board should be an independent director. In the event the Board decides to separate the roles of the Chairman of the Board and the Chief Executive Officer, and elect one of the independent directors as Non-Executive Chairman, such Non-Executive Chairman is expected to serve for at least three terms in succession. Under our Corporate Governance Guidelines, if the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the independent directors may elect, upon nomination by the Governance Committee, an independent director to serve as Lead Director.

Prior to October 31, 2010, Ms. Ivey, RAI’s former President and Chief Executive Officer, also served as Chairman of the Board, and Mr. Wajnert served as RAI’s Lead Director. In October 2010, Ms. Ivey announced her retirement from RAI, effective February 28, 2011. In connection with such announcement, the Board decided that Ms. Ivey’s retirement would be an opportune time to separate the roles of Chairman of the Board and Chief Executive Officer, and to elect a Non-Executive Chairman. Accordingly, on October 31, 2010, Ms. Ivey resigned as Chairman of the Board (but remained a member of the Board) and was succeeded by Mr. Wajnert as Non-Executive Chairman. On May 6, 2011, the Board re-elected Mr. Wajnert as Non-Executive Chairman.

The Board believes that the existing leadership structure, under which Mr. Wajnert serves as Non-Executive Chairman, and Mr. Delen serves as President and Chief Executive Officer, is the most appropriate and in the best interests of RAI and its shareholders at this time. Given RAI’s current needs and Mr. Delen’s relative newness to the Chief Executive Officer position, the Board believes this structure is optimal for RAI: it allows Mr. Delen to focus on the day-to-day operation of the business, in particular the implementation of RAI’s “transforming tobacco” strategy, while allowing Mr. Wajnert to focus on leadership of the Board, including leading the Board in its review and assessment of the appropriateness of the long-term strategic plan and initiatives of RAI and its operating companies, the opportunities and risks that are inherent in such strategic plan, and the initiatives and risk control plans established to address such risks. Moreover, the Board believes Mr. Wajnert’s service as an independent Non-Executive Chairman will promote the Board’s consideration of diverse viewpoints and will facilitate communication between the Board and management.

Although the Board believes that this leadership structure is currently in the best interests of RAI and its shareholders, the Corporate Governance Guidelines provide the Board with the flexibility to elect the same individual to the position of Chairman of the Board and Chief Executive Officer if, in the future, the Board determines that returning to such a leadership structure would be appropriate.

Board Meetings

The Corporate Governance Guidelines provide that each Board meeting agenda shall include time for an executive session with only directors and the Chief Executive Officer present, and an executive session with only non-employee directors present. In addition, the Corporate Governance Guidelines provide that at the Board meeting following each annual meeting of shareholders, the Board shall have an executive session with only independent directors present. The Non-Executive Chairman, if one has been elected, is responsible for presiding over executive sessions of the non-management directors and the independent directors. If a Lead Director has been appointed, then the Lead Director is responsible for presiding over such executive sessions. In the absence of the Non-Executive Chairman, or the Lead Director if one has been appointed, the Chair of the Governance Committee shall preside over executive sessions of the non-management directors and the independent directors. Similarly, if no Lead Director has been appointed, and the Chairman of the Board is an employee of RAI or a subsidiary of RAI, then the Chair of the Governance Committee shall preside over executive sessions with only non-employee directors or independent directors present. As noted above, Mr. Wajnert currently serves as the Non-Executive Chairman and Mr. Powell currently serves as the Chair of the Governance Committee.

During 2011, there were eight meetings of the Board. Each director attended at least 75% of the total meetings of the Board and committees of which he or she was a member. The Corporate Governance Guidelines provide that Board members are expected to attend annual meetings of shareholders, barring unavoidable circumstances that prevent attendance. All of our current directors who were directors on May 6, 2011, attended our annual shareholders’ meeting held on that date.

Risk Oversight

The Board, together with its Audit Committee, Compensation Committee and Governance Committee, is primarily responsible for overseeing RAI’s risk management. The Non-Executive Chairman is responsible for leading the Board in its risk oversight role, particularly as to governance, critical enterprise, business management, external and reputational risks, and ensuring the Board understands and sets the company’s risk profile. The Non-Executive Chairman, with input from the Governance Committee, also coordinates with the Chairpersons of the Audit Committee and the Compensation Committee to ensure that their respective board committees are overseeing the management of the risks particular to their subject areas and are communicating the material information about such risks to the full Board so that it can view RAI’s risks on a fully integrated basis. On a semi-annual basis, management of RAI and its operating companies, under the direction of RAI’s chief risk officer, identifies and assesses significant risks. Each risk category, as well as the consolidated risk profile, is reviewed and discussed with the full Board or appropriate Board committee, based on the scope of the risk and the expertise needed for oversight. The Board is assigned and directly oversees risks that could have a broad impact on RAI, strategic risks, as well as any risk that could threaten a key growth strategy. The Compensation Committee is assigned and oversees risks that may require its specific expertise, such as human resources risks or compensation risks. Consistent with NYSE regulations, the Audit Committee is assigned and oversees management’s processes to identify, assess and manage risks. Additionally, the Audit Committee oversees risks that may require its specific expertise, such as financial reporting risks, as well as other risks that do not fit into one of the foregoing categories.

Although the Board and its committees oversee RAI’s risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks faced by RAI. At meetings of the Board, the Audit Committee or the Compensation Committee, as applicable, management reports on the specific categories of risk for which the Board or such committee is responsible. In particular, management discusses its assessment of and strategy for managing each category of risk. Each of the Audit Committee and the Compensation Committee also regularly reports to the Board with respect to the risk categories it oversees. These ongoing discussions enable the Board, the Audit Committee and the Compensation Committee to monitor RAI’s exposure to and mitigation of risk.

The existing Board leadership structure encourages communication between management, including the Chief Executive Officer and President, on the one hand, and the non-management directors, including the Non-Executive Chairman on the other hand. By fostering increased communication, we believe that the current Board leadership structure leads to the identification and implementation of effective risk management strategies.

Director Compensation

We provide to our non-employee directors (other than Messrs. Daly and Withington, both of whom were full-time employees of BAT during 2011) compensation for their service on the Board in the form of retainers and meeting fees, and certain equity awards, all as described in greater detail below. See “— Payment for Services of Certain Board Designees” below for a discussion of the compensation RAI pays to BAT for the service of Messrs. Daly and Withington as directors of RAI. Our non-employee directors (other than Messrs. Daly and Withington) are collectively referred to as Outside Directors. RAI does not compensate any director who is an employee of RAI or any of its subsidiaries in his or her capacity as a director, except that RAI does reimburse all directors for actual expenses incurred in connection with attendance at Board and committee meetings, including transportation, food and lodging expenses. If a guest accompanies a director on a trip to a Board meeting and the guest was not invited by RAI, then charges associated with that guest will not be reimbursed by RAI. Transportation and any additional lodging expenses that are incurred by a guest and paid for by RAI will be imputed as income to the director. RAI also reimburses Outside Directors for the fees and expenses incurred by them in connection with their attendance at one director education program per year.

The Governance Committee, with the assistance of an outside compensation consultant, periodically evaluates and recommends to the full Board changes to the compensation program for RAI’s non-employee directors. In 2011, the Governance Committee used Meridian to evaluate and provide recommendations regarding the compensation program for the non-employee directors and the Non-Executive Chairman. No executive officer is involved in approving, or recommending changes to, any elements of the director compensation program.

The following table shows the annual compensation paid by RAI to the Outside Directors for their service on the Board during 2011.

2011 Director Compensation Table(1)

Name	Fees Earned or Paid in Cash(4)($)	Stock Awards(5)($)	All Other Compensation(6)($)	Total ($)
Martin D. Feinstein	120,500	189,840	14,396	324,736
Luc Jobin	91,500	189,840	7,910	289,250
H. Richard Kahler(2)	38,385	149,172	4,195	191,752
Holly K. Koeppel	84,000	189,840	950	274,790
Nana Mensah	102,150	189,840	9,417	301,407
Lionel L. Nowell, III	90,000	189,840	1,466	281,306
H.G.L. (Hugo) Powell	112,000	189,840	10,950	312,790
Richard E. Thornburgh(3)	6,391	147,671	10,121	164,183
Thomas C. Wajnert	390,000	379,680	13,258	782,938
John J. Zillmer	87,000	189,840	11,466	288,306

(1)	As employee directors, Ms. Ivey and Mr. Delen received no compensation for their service on the Board during 2011. See “Executive Compensation” below for information regarding the compensation that they received in their capacities as named executive officers. During 2011, RAI did not pay any compensation directly to Messrs. Daly or Withington for serving as directors. See “— Payment for Services of Certain Board Designees” below for information regarding the compensation RAI pays to BAT for the Board service of such persons.

(2)	On July 14, 2011, the Board elected Mr. Kahler to serve as a director.

(3)	On December 2, 2011, the Board elected Mr. Thornburgh to serve as a director.

(4)	The amounts in this column include Board and Board committee retainers paid for service in 2011 and fees paid for Board and Board committee meetings attended in 2011. In the case of Mr. Wajnert, the amount is comprised of: (a) the $270,000 retainer fee paid to him for his service as Non-Executive Chairman and (b) the sum of $120,000 representing twelve months of a transitional services fee paid to him for additional advisory services he is providing to RAI in connection with the new Board leadership structure. The Board approved the payment of such transitional services fee for twelve months commencing in November 2010 and then subsequently approved the payment of the fee for an additional twelve months. Amounts are shown in this column notwithstanding a director’s election to defer his or her retainers and meeting fees pursuant to the plan described below under “— Deferred Compensation Plan.” For additional information regarding director meeting fees and retainers, see “— Annual Retainers and Meetings Fees” below.

(5)	The amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, referred to as ASC 718) with respect to awards made during 2011 under the Equity Incentive Award Plan for Directors of Reynolds American Inc., referred to as the EIAP. The aggregate grant date fair values include the individual grant date fair values for the following stock-based awards under the EIAP: (a) annual grants to each Outside Director (except Messrs. Kahler and Thornburgh) based on the $37.46 per share closing price of RAI common stock on May 6, 2011; (b) quarterly grants to each Outside Director based on the sum of $10,000 for each such grant (or a prorated amount for service of less than the full quarter in the case of Messrs. Kahler and Thornburgh); and (c) in the case of Messrs. Kahler and Thornburgh, grants each received upon their appointment to the Board on July 14, 2011 and December 2, 2011, respectively, based on the per share closing prices of RAI common stock on such dates of $37.31 and $41.26, respectively. For additional information regarding these stock-based awards under the EIAP, see “— Equity Awards” below.

The amounts shown in this column do not equal the value that any director actually received during 2011 with respect to his or her EIAP awards. The assumptions upon which the amounts in this column are based are set forth in note 15 to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 15, 2012, referred to as the 2011 Annual Report on Form 10-K. No Outside Director forfeited any stock awards during 2011.

No stock options were granted to Outside Directors in 2011, and no stock options were held by Outside Directors as of December 31, 2011.

(6)	The amounts shown in this column for 2011 include:

(a)	the value of matching grants in the following amounts — Mr. Kahler: $2,000; Mr. Mensah: $4,000; Mr. Powell: $10,000; Mr. Thornburgh: $10,000; and Mr. Zillmer: $10,000 — made on behalf of such directors pursuant to the program described below under “Other Benefits — Matching Grants Program;”

(b)	in the case of Mr. Kahler, an amount equal to $1,500 for a laptop used for Board meetings, the value of which was imputed to him for income tax purposes;

(c)	the transportation costs reimbursed to Messrs. Feinstein, Jobin, Mensah and Wajnert for their spouse’s attendance, at the invitation of RAI, at the Board meeting held in London in February 2011 (with such amounts, in the case of Messrs. Feinstein and Wajnert, being $12,654 and $10,784, respectively), which amounts were imputed to each of them for income tax purposes; and

(d)	the cost of life insurance premiums, for all Outside Directors other than Ms. Koeppel and Mr. Powell, and excess liability insurance premiums, for all Outside Directors, paid by RAI for certain insurance offered to the Outside Directors, as described below under “Other Benefits — Insurance and Indemnification Benefits.”

Annual Retainers and Meeting Fees

•	Each Outside Director (excluding the Non-Executive Chairman) receives an annual retainer of $60,000.

•

The Non-Executive Chairman receives an annual retainer of $270,000. In addition, the Non-Executive Chairman currently receives an annual transitional services fee of $120,000, as described in footnote 4 to the 2011 Director Compensation Table above.

•

Each Outside Director who is a Chair of one of the standing committees of the Board receives a supplemental annual retainer as follows — Audit Committee Chair: $20,000; Compensation Committee Chair: $10,000; and Governance Committee Chair: $10,000.

•

Each Outside Director (excluding the Non-Executive Chairman) receives a Board meeting attendance fee of $1,500, and members of each Board committee (excluding the Non-Executive Chairman) receive an attendance fee of $1,500 for each committee meeting attended. In addition, each Outside Director (excluding the Non-Executive Chairman) who is invited to attend a meeting of any committee of which he or she is not a member, and attends the meeting of such committee, receives the same meeting fee as committee members.

Deferred Compensation Plan

Under the Amended and Restated Deferred Compensation Plan for Directors of Reynolds American Inc., referred to as the DCP, Outside Directors may defer payment of their retainers and meeting fees until termination of service as a director or until a selected year in the future. Participating directors may elect, on an annual basis, to direct RAI to defer their retainers and meeting attendance fees in 25% increments to a cash account, a stock account or a combination of both. The plan provides that amounts deferred to a cash account earn interest at the prime rate as set by JPMorgan Chase Bank, and amounts deferred to a stock account mirror the performance of, and receive dividend equivalents based on, RAI common stock. Participating directors are entitled to receive a distribution, only in the form of cash, of their account balances either in full on the deferral date or in up to ten annual installments commencing on a selected future date.

Equity Awards

RAI provides its Outside Directors with certain stock-based awards pursuant to the terms of the EIAP. Upon election to the Board, an Outside Director receives under the EIAP an initial grant of 3,500 deferred stock units or, at the director’s election, 3,500 shares of RAI common stock. Upon appointment as a Non-Executive Chairman of the Board, such director receives a grant of 3,500 deferred stock units or, at such person’s election, 3,500 shares of RAI common stock, so long as such director previously did not receive an initial grant upon his or her election to the Board. In addition, pursuant to the EIAP, each Outside Director received on the date of each annual meeting of shareholders (provided the Outside Director remained on the Board after the date of such meeting), a grant of 4,000 (or, in the case of a Non-Executive Chairman, 8,000) deferred stock units or, at the director’s election, 4,000 (or, in the case of a Non-Executive Chairman, 8,000) shares of RAI common stock. If RAI does not hold an annual meeting of shareholders in any year, then the annual award under the EIAP will be made to Outside Directors on the anniversary of the preceding year’s annual meeting of shareholders. Shares of RAI common stock awarded to Outside Directors in lieu of deferred stock units upon a director’s initial award or any annual award under the EIAP will not bear any transfer restrictions, other than any restrictions arising generally by virtue of federal and state securities laws. Each Outside Director also is entitled to receive a quarterly award of deferred stock units on the last day of each calendar quarter, with the number of units being equal to: $10,000 (or, in the case of a Non-Executive Chairman, $20,000) divided by the average closing price of a share of RAI common stock for each business day during the last month of such calendar quarter. If a director has served for less than the entire quarter, the number of units granted will be prorated based upon the period of such person’s actual Board service during the quarter.

The deferred stock units granted under the EIAP receive dividends at the same rate as RAI common stock, but the dividends are credited in the form of additional deferred stock units. The deferred stock units have no voting rights. For all grants made under the EIAP on or prior to December 31, 2007, distribution of a director’s deferred stock units will be made on (or commencing on) January 2 following his or her last year of service on the Board. For all grants under the EIAP after December 31, 2007, distribution of a director’s deferred stock units will be made in accordance with such director’s election(s) to receive his or her deferred stock units (1) on (or commencing on) January 2 following his or her last year of service on the Board, or (2) on (or commencing on) the later of January 2 of a year specified by such director and January 2 following his or her last year of service on the Board. At the election of the director, distributions may be made in one lump sum or in up to 10 annual installments. At the election of the director, the payment of the initial and annual deferred stock unit grants may be made in cash or in RAI common stock, which shares of stock will not bear transfer restrictions other than any restrictions arising generally by virtue of federal and state securities laws. Distribution of the deferred stock units received in connection with a quarterly award will be made only in cash. Cash distributions of deferred stock units generally are based on the average closing price of RAI common stock during December of the year preceding payment. Notwithstanding the foregoing, upon the death of a participating director (whether before or after ceasing to serve as a director), any deferred stock units then outstanding in such director’s account will be distributed in a single lump sum cash amount to the director’s designated beneficiary or estate, as the case may be. Such distribution will be made after the end of the quarter in which the participant’s death occurred and will be based upon the average closing price of RAI common stock during the last month of such quarter.

An aggregate of 2,000,000 shares of RAI common stock have been authorized for issuance under the EIAP. Shares relating to awards under the EIAP that are forfeited, terminated or settled in cash in lieu of stock will become available for future grants. The EIAP also affords its administrator, the Governance Committee, the discretion to grant Outside Directors options to acquire shares of RAI common stock. Any such options will have an exercise price equal to the per share closing price of RAI common stock on the date of grant, will vest and become exercisable in full six months after the date of grant and will have a ten-year term. No options were granted to Outside Directors in 2011, and no options currently are held by Outside Directors under the EIAP.

Other Benefits

Insurance and Indemnification Benefits.

•

Each Outside Director is offered, during the term of his or her service on the Board, life insurance coverage having a death benefit of either $50,000 or $100,000. The Outside Director does not pay for such coverage, but the value of the coverage is imputed to the director for income tax purposes.

•

Each Outside Director is offered, during the term of his or her service on the Board, excess liability insurance coverage of $10 million. The Outside Director does not pay for this coverage, but the value of this coverage also is imputed to the director. Such excess coverage may be extended for an additional three-month period following the end of the director’s Board service, subject to the director’s payment of the premium for such period. Each Outside Director is responsible for maintaining, at his or her own cost, underlying liability insurance with certain limits depending upon the type of underlying coverage.

•

Each Outside Director is covered by RAI’s business travel insurance policy, which provides benefits of up to $500,000 upon an Outside Director’s death or accidental injury occurring while the director is traveling in connection with his service on the Board.

•

All directors and officers of RAI and its subsidiaries are covered by RAI’s directors’ and officers’ liability insurance policy, which has an aggregate coverage limit of $400 million, with an additional $50 million of coverage for non-employee directors and, subject to certain conditions, employee directors.

•	All directors are covered by the indemnification provisions contained in RAI’s Articles of Incorporation, and are parties to individual indemnification agreements with RAI.

Matching Grants Program.    All Outside Directors are eligible to participate in a matching grants program sponsored by RAI and the Reynolds American Foundation. Pursuant to this program, RAI or the Reynolds American Foundation will match grants, on a dollar-for-dollar basis, that a director makes to an educational, art, cultural or charitable organization. The maximum, aggregate annual amount of the matching grants for each director is $10,000. The Reynolds American Foundation will provide a matching grant up to the first $4,000, and RAI will provide a matching grant up to the next $6,000, for each qualifying contribution made by an Outside Director. A director may participate in the matching grants program through the end of the calendar year in which the director terminates his or her service on the Board.

Payment for Services of Certain Board Designees

In consideration for the service of the two BAT employee directors on the Board, referred to as the BAT employee directors, RAI pays BAT an annual fee, paid on a quarterly basis, per director. Such amounts are paid to BAT in lieu of any other compensation (other than the reimbursement of certain expenses) to which the BAT employee directors otherwise would be entitled in their capacities as members of RAI’s Board. For 2011, the amount of the annual fee for each of the two BAT employee directors was $237,220. For 2012, the annual fee for the Board service of each of Messrs. Daly and Withington will be $271,980.

Equity Ownership Guidelines

After completion of five years of service as a member of RAI’s Board of Directors, the Non-Executive Chairman is expected to hold and retain a minimum of 40,000 shares of RAI common stock, and each other Outside Director is expected to hold and retain a minimum of 20,000 shares of RAI common stock. It is generally expected that a director will not dispose of RAI common stock during the first five years of service on the Board, unless the director holds and retains RAI common stock in excess of the minimum threshold levels. For purposes of the foregoing ownership guidelines, RAI common stock includes:

•	shares of RAI common stock beneficially owned by the director,

•	deferred stock units or shares of RAI common stock granted to the director under the EIAP, and

•	deferred stock units received by the director as deferred compensation under the DCP.

These stock ownership guidelines do not apply to any director who is also an officer or employee of BAT so long as such director does not participate in any equity compensation plan made available to RAI’s non-employee directors. All directors with at least five years of service currently hold amounts in excess of the minimum threshold level, and those directors with less than five years of service are making progress in meeting the five-year minimum threshold goals.

Code of Conduct

RAI has adopted a Code of Conduct that applies to all directors, officers and employees of RAI and its subsidiaries, including RAI’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. All directors, officers and employees annually complete a certification of compliance with the Code of Conduct. The Code of Conduct is intended to constitute a “code of ethics” within the meaning of Item 406(b) of Regulation S-K. Any amendment to, or waiver from, a provision of RAI’s Code of Conduct (other than technical, administrative or other non-substantive amendments) that applies to any director or executive officer of RAI will be disclosed on our web site at www.reynoldsamerican.com, by distributing a press release or by filing a current report on Form 8-K with the SEC within four business days following the amendment or waiver. The Code of Conduct can be found in the “Governance” section of our web site at www.reynoldsamerican.com, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Shareholder Communications to the Board

Shareholders and other interested parties may communicate directly with the Board or individual members of the Board by submitting written correspondence to Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Shareholders and other interested parties may communicate directly with the non-management directors as a group by writing to the Non-Executive Chairman at the foregoing address. Additional information on our procedures for the handling of communications from our shareholders and other interested parties is contained in our Corporate Governance Guidelines, which can be found in the “Governance” section of our web site at www.reynoldsamerican.com.

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership of Principal Shareholders

We have been notified by the persons in the following table that they are beneficial owners (as defined by the rules of the SEC) of more than 5% of RAI common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(4)
British American Tobacco p.l.c.	240,755,858	(1)
Globe House 4 Temple Place London, WC2R 2PG

Brown & Williamson Holdings, Inc.	240,755,858	(1)
103 Foulk Road, Suite 117 Wilmington, Delaware 19803

Invesco Ltd.	58,553,428	(2)
1555 Peachtree Street, NE Atlanta, Georgia 30309

Invesco Asset Management Limited	57,872,002	(3)
30 Finsbury Square London, England EC2A 1AG

(1)	Based upon a Schedule 13G/A filed by B&W and BAT with the SEC on February 13, 2012, and upon information furnished to RAI by B&W and BAT on February 28, 2012, (a) B&W and BAT hold sole dispositive and sole voting power over these shares and (b) B&W is the record and beneficial owner of these shares, and BAT is the beneficial owner of such shares by virtue of its indirect ownership of all of the equity and voting power of B&W.

(2)	According to a Schedule 13G/A filed with the SEC on February 10, 2012, by Invesco Ltd., on behalf of itself and certain of its investment advisory subsidiaries, including Invesco Asset Management Limited, Invesco PowerShares Capital Management, Invesco Advisors Inc., Invesco Asset Management (Japan) Limited, Invesco Management S.A., Invesco Asset Management Deutschland GmbH, Invesco PowerShares Capital Management Ireland Ltd, and Invesco National Trust Company. As of December 31, 2011, these investment advisory subsidiaries held, with respect to these shares, (i) sole voting power over 57,631,475 shares; 287,938 shares; 126,600 shares; 104,389 shares; 99,110 shares; 7,760 shares; 2,503 shares; and 2,026 shares, respectively, and (ii) sole dispositive power over 57,872,002 shares; 287,938 shares; 87,000 shares; 155,489 shares; 99,110 shares; 7,760 shares; 2,503 shares; and 2,026 shares, respectively. As of December 31, 2011, Invesco Asset Management Limited and Invesco Asset Management (Japan) Limited held shared voting power over 240,527 shares and 51,100 shares, respectively; and Invesco Advisors, Inc. held shared dispositive power over 39,600 shares.

(3)	See footnote 2 for additional information.

(4)	Information in this column is based on shares of RAI common stock outstanding on March 12, 2012, the record date for the 2012 annual meeting.

Stock Ownership of Management

The following table indicates the number of shares of RAI common stock beneficially owned as of March 12, 2012, by each current director, each named executive officer and all directors and executive officers as a group, based on information provided to RAI by these individuals. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares for which he or she is shown as beneficial owner.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(5)
Non-Employee Directors
John P. Daly	0	*
Martin D. Feinstein(1)	4,000	*
Luc Jobin(1)	19,000	*
H. Richard Kahler(1)	0	*
Holly K. Koeppel(1)	0	*
Nana Mensah(1)	27,640	*
Lionel L. Nowell, III(1)	16,574	*
H.G.L. (Hugo) Powell(1)(2)	15,200	*
Richard E. Thornburgh(1)	5,000	*
Thomas C. Wajnert(1)	8,000	*
Neil R. Withington	0	*
John J. Zillmer(1)	33,000	*
Named Executive Officers
Thomas R. Adams(3)		*
Daniel M. Delen(3)		*
Jeffery S. Gentry(3)		*
Andrew D. Gilchrist(3)		*
Martin L. Holton III(3)		*
Susan M. Ivey(3)		*
All directors, director nominees and executive officers as a group (consisting of 27 persons)(4)		*

*	Less than 1%

(1)	The shares beneficially owned do not include the following deferred common stock units, which are RAI common stock equivalents awarded under the EIAP or credited under the DCP: (a) 56,561 units for Mr. Feinstein; (b) 5,854 units for Mr. Jobin; (c) 4,074 units for Mr. Kahler; (d) 28,108 units for Ms. Koeppel; (e) 19,987 units for Mr. Mensah; (f) 41,803 units for Mr. Nowell; (g) 89,230 units for Mr. Powell; (h) 3,782 units for Mr. Thornburgh; (i) 59,793 units for Mr. Wajnert; and (j) 7,598 units for Mr. Zillmer. Messrs. Daly, Delen and Withington do not participate in either the EIAP or the DCP.

(2)	The shares owned by Mr. Powell have been pledged as collateral to a third party.

(3)	The shares beneficially owned do not include the following performance shares, granted under the Omnibus Plan, which upon vesting will be paid to the participant in RAI common stock: (a) performance shares for Mr. Adams; (b) performance shares for Mr. Delen; (c) performance shares for Dr. Gentry; (d) performance shares for Mr. Gilchrist; (e) performance shares for Mr. Holton; and (f) performance shares for Ms. Ivey. In the case of Ms. Ivey, the number of performance shares in this footnote reflects the pro rata portion, based on her last date of employment with RAI, of performance shares granted to her in 2010.

(4)	The shares beneficially owned by all directors, director nominees and executive officers as a group: (a) do not include an aggregate of 316,794 deferred common stock units awarded to directors under the EIAP or credited to directors under the DCP; (b) do not include an aggregate of performance shares granted to executive officers under the Omnibus Plan; and (c) include shares of stock (as to which beneficial ownership is disclaimed) held by the spouse of an executive officer.

(5)

The information in this column is based on             shares of RAI common stock outstanding on March 12, 2012, the record date for the 2012 annual meeting. For purposes of computing the percentage of outstanding shares held by each person named in the table, any security that such person has the right to acquire within 60 days is deemed to be held by such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires RAI’s directors and executive officers, and any persons holding more than 10% of RAI’s equity securities, to file with the SEC reports disclosing their initial ownership of RAI’s equity securities, as well as subsequent reports disclosing changes in such ownership. To RAI’s knowledge, based solely on a review of such reports furnished to it and written representations by certain reporting persons that no other reports were required, during the 2011 fiscal year, RAI’s directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements.

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

2011 Business Highlights

In a challenging economic and competitive environment, RAI and its operating companies delivered solid results in 2011, with increased earnings and margins, while continuing to return value to our shareholders. The successful execution of our business strategies focused on enhancing the performance of key growth brands, while improving efficiencies, resulted in growth in operating income, net income and earnings per share over 2010. In addition, 2011 again saw our operating companies increase market share for all four key growth brands — Camel, Pall Mall, Grizzly and Natural American Spirit. Reflecting such overall performance, our total shareholder return for 2011 was 34.4%. We further demonstrated our ongoing commitment to enhance shareholder value by increasing our quarterly dividend twice during the year (resulting in a total increase of 14.3%), commencing a $2.5 billion share repurchase program, and maintaining our dividend payout target of 80% of our net income.

Summary of 2011 Executive Compensation Program

Our executive compensation program is designed to help us (1) attract, motivate, and retain exceptional management talent, (2) reward our management for strong performance and the successful execution of our business plans and strategies, (3) align management’s compensation interests with the long-term investment interests of our shareholders and (4) provide adequate pay to overcome the reluctance that some people may have to work in a controversial industry, such as the tobacco industry. The Board’s Compensation Committee is responsible for structuring and administering such program.

The principal components of the 2011 compensation program for our named executive officers included:

•	base salary targeted at the size-adjusted median of our peer group of food, beverage, tobacco and non-durable consumer goods companies;

•

total compensation opportunity targeted at approximately 10% above the size-adjusted median of our food, beverage, tobacco and non-durable consumer goods peer group (the result of targeting specific percentiles for each element of pay) in order to compete with other tobacco companies who tend to pay higher given the controversial nature of the industry;

•	a balanced annual incentive program driven by both financial and marketplace performance, with the financial performance drivers disclosed in this proxy statement in numeric terms; and

•

a long-term incentive program based entirely on performance and aligned with shareholder interests through links to stock price, dividend maintenance and multiple years of financial and marketplace performance, and whose payout potential is capped at a conservative level of 150% of target.

Governing Principles and Pay Practices

Our 2011 executive compensation program was structured to “pay for performance” — specifically, upon achievement of annual and long-term performance goals designed to enhance shareholder value. The following summary highlights the governing principles and pay practices followed by the Compensation Committee in structuring and administering our program:

•	Compensation Committee comprised solely of independent directors.

•	Compensation Committee directly retains an independent compensation consultant, Meridian Compensation Partners, LLC, who performs no other work for us.

•	Clawback provisions in our incentive compensation programs allow for recoupment of incentives in certain situations.

•	No payment of dividend or dividend equivalents on unvested performance shares.

•	Modest and declining use of perquisites, with no income tax gross-ups on such perquisites.

•	No use of stock options, and no prior backdating or repricing of stock options.

•	Stock ownership guidelines for our executives and directors.

•	A policy prohibiting the hedging of our stock.

•

Severance arrangements that protect shareholder interests by offering moderate levels of severance pay in return for non-competition and non-disclosure covenants, assistance with future litigation, and stability in the event of a threatened or pending change in control.

•	Elimination of excise tax gross-ups for all new participants in the Executive Severance Plan, and all current participants not currently eligible for such benefit, as of February 1, 2009.

•

The performance of an annual review and assessment of potential compensation-related risks conducted by the Compensation Committee and its compensation consultant, which concluded that our incentive plans, together with other aspects of our executive compensation program, do not encourage excessive risk-taking by our executives.

•	Semi-annual reviews by the Compensation Committee of tally sheets that illustrate the cumulative effect in value of various compensation decisions.

Summary of Key 2011 Compensation Actions

After consideration of our recent performance against pre-established company goals and objectives and the overall economic environment, the following pay decisions were approved by the Compensation Committee with respect to 2011 compensation:

•	Base salary increases in early 2011 of 0% to 3.75% of base salary were driven by individual performance ratings for the prior year using the same process used for all employees in the company.

•

2011 annual incentive awards paid out at only 86% of target. Although we had solid performance on our financial metrics, the performance on certain market share metrics fell short of aggressive growth targets set at the beginning of 2011 despite increases in market share for all four key growth brands.

•

Performance shares granted in 2009 vested and were paid out in shares of RAI stock at 114% of target based on (1) our three-year average annual incentive award program score of 114% of target, reflecting our above target financial and marketplace performance over the three-year performance period, and (2) our satisfaction of the minimum cumulative dividend requirement for the three-year performance period. The value of the performance shares granted increased from $16.55 (as adjusted for the 2010 Stock Split) on the March 2, 2009 grant date to $            on the March 2, 2012 vesting date, the same increase in value experienced by our shareholders.

As demonstrated above, the compensation earned by our named executive officers for 2011 was fully aligned with both our pay for performance philosophy and our actual one-year and three-year performance.

Consideration of 2011 Say-on-Pay Vote Results

In May 2011, the Board reviewed the results of our 2011 “say-on-pay” and “say-on-pay frequency” votes, in which we received over 92% approval of our named executive officer compensation and our shareholders recommended that we hold annual say-on-pay votes. Based on these results, the Board determined that it will conduct say-on-pay votes on an annual basis until the next advisory vote regarding frequency is held. In addition, after taking into consideration the strong support for our executive compensation program reflected in the say-on-pay vote results, the Compensation Committee decided to continue to apply the same philosophy, compensation objectives and governing principles as it has used in past years when making subsequent decisions or adopting subsequent policies regarding named executive officer compensation. The Compensation Committee also has continued to monitor any voting policy changes adopted by our institutional shareholders and their advisors since last year and will continue to take those voting policies into account when considering changes to our executive compensation program.

The following discussion should be read together with the information presented in the compensation tables, the footnotes and the narratives to those tables and the related disclosures appearing elsewhere in this proxy statement.

Compensation Decisionmaking Process

Compensation Philosophy and Objectives

Our executive compensation program serves two primary objectives — to attract, motivate, and retain exceptional management talent, and to reward our management for strong performance and the successful execution of our business plans and strategies. Consistent with these objectives, a meaningful portion of the annual compensation, and all of the long-term compensation, of each named executive officer is variable, or “at risk,” in that the receipt or value of that compensation depends upon the attainment of specific performance goals by RAI and/or its operating subsidiaries. This compensation structure aligns management’s interests with the long-term interests of our shareholders by tying a substantial portion of pay to performance.

As noted above, our total compensation opportunity is targeted approximately 10% above the size-adjusted median of a peer group of food, beverage, tobacco and non-durable consumer goods companies, referred to as the peer group, due to the need to compete with other tobacco companies that tend to pay higher given the controversial nature of the industry and the decline in the social acceptability of smoking. The 10% differential is the result of the following process:

•

Although we would prefer to compare our compensation program solely to other tobacco companies, there are only three U.S.-based tobacco companies against which to compare. Thus, we begin our benchmarking process with a broader peer group of food, beverage, tobacco and non-durable consumer goods companies.

•

We target base salaries at the size-adjusted median of the peer group. However, to approximate the higher pay of competitor tobacco companies, we target both annual cash compensation (base salary + target annual incentive) and long-term incentives at the midpoint between the size-adjusted 50th and 75th percentiles of the peer group.

The result for 2011 was a pay philosophy approximately 10% higher than the size-adjusted 50th percentile of the peer group, but approximately at the size-adjusted 50th percentile of our U.S.-based tobacco peers. This result allows RAI to compete successfully for executive talent. In late 2009, the Compensation Committee asked management to provide evidence to support the existence of, and need for, higher executive compensation opportunities in the tobacco industry. Based on that detailed evidence, the Compensation Committee continued to support the pay philosophy described above.

Peer Group

In evaluating and determining appropriate levels of base salary and annual and long-term incentives for our named executive officers, the Compensation Committee annually reviews peer group information showing the compensation paid to executives holding similar positions at those companies. The peer group used by the Compensation Committee for 2011 continued to consist of a combination of those companies that compete directly with our operating subsidiaries in the tobacco business — Altria Group, Inc., Lorillard, Inc. and Phillip Morris International Inc. — and certain companies outside of the tobacco industry that sell brand-focused consumer products and have annual revenues ranging from one-half to two times that of RAI. RAI’s revenues for 2010 were $8.6 billion, an amount that was between the overall peer group’s median annual revenues of $7.6 billion and average annual revenues of $10.1 billion. The peer group represents those companies, in terms of industry and relative revenue size, that RAI and its operating subsidiaries were most likely to compete against for senior executive talent in 2011.

In the fourth quarter of 2010, at the Compensation Committee’s direction, Meridian, its independent compensation consultant, reviewed and updated the 2010 peer group, using information from Aon Hewitt’s Total Compensation Measurement™ Database, to ensure that each of the companies continued to meet the Committee’s criteria for inclusion in the comparator group. For 2011, the only change was the addition of Dean Foods Company to the peer group. The peer group used by the Compensation Committee for its 2011 compensation decisions consisted of the following 34 companies operating in the food, beverage, tobacco or consumer products industries:

Altria Group, Inc.	Hormel Foods Corporation
Anheuser-Busch Companies, Inc.	Kellogg Company
Avery Dennison Corporation	Kimberly-Clark Corporation
Avon Products, Inc.	Land O’Lakes
Campbell Soup Company	L’Oreal USA, Inc.
Chiquita Brands International, Inc.	Lorillard, Inc.
Clorox Company	Molson Coors Brewing Company
Colgate-Palmolive Company	Nestle Purina PetCare Company
ConAgra Foods, Inc.	Nestle USA
Dean Foods Company	Newell Rubbermaid Inc.
Diageo North America, Inc.	Phillip Morris International Inc.
Eastman Kodak Company	Pitney Bowes Inc.
Fortune Brands, Inc.	S.C. Johnson Consumer Products
General Mills, Inc.	Sara Lee Corporation
H. J. Heinz Company	Sherwin-Williams Company
Hallmark Cards, Inc.	Unilever United States, Inc.
Hershey Company	United Stationers, Inc.

During 2011, at the Compensation Committee’s direction, its independent compensation consultant conducted an in-depth analysis of the companies comprising the peer group used to benchmark our executive compensation. The analysis included an evaluation of the data sources, industry and size parameters, rationale for the inclusion or exclusion of specific companies, and peer groups used by competitors in the tobacco industry. For 2012, the Compensation Committee approved the use of a revised comparator peer group consisting of 28 public companies in the food, beverage, tobacco and non-durable consumer products industries that are more closely aligned in size and provide the necessary data to benchmark our entire executive population.

All peer group data is size-adjusted by Meridian through regression analysis using revenues as the independent variable. We provide compensation opportunities at specific percentiles of the size-adjusted data as described below. We then design our incentive plans to pay more or less than the target amount when performance is above or below target performance levels, respectively. Thus, our plans are designed to result in payouts that are market-appropriate given our performance for the respective performance period.

Tally Sheets

In September 2010 and February 2011, the Compensation Committee reviewed tally sheets for each of our named executive officers. These tally sheets, prepared at the direction of the Compensation Committee by its independent compensation consultant with assistance from management, summarized for each such executive officer:

•

the total compensation package for each of the last four years, including the value of each compensation component — base salary, annual bonus (target and actual), long-term incentives, benefits and perquisites;

•	current ownership of RAI common stock and the value of such stock at various stock prices;

•	the potential value of existing unvested long-term incentives at various stock prices and the realized gains from prior long-term incentive awards; and

•	amounts payable upon the termination of employment under various scenarios.

The semi-annual reviews showed the Compensation Committee the cumulative effect in value of its various executive compensation decisions from recent years, helped the Committee see how making a change in one compensation program or element impacted another compensation program or element or an executive officer’s overall compensation, and provided perspective on wealth accumulation from our compensation programs and the company’s obligations in the event of terminations of employment under various scenarios.

Compensation Consultant

The Compensation Committee engages an independent compensation consultant who provides advice and counsel and reports directly to the Committee. In 2011, this consultant was Meridian. Throughout 2011, at the Compensation Committee’s direction, Meridian prepared, presented and made recommendations on peer group data, competitive market pay, compensation program structure and risk management, compensation components, general market trends and legislative and regulatory changes, which recommendations the Committee used in its compensation decision making process. In addition, at the Compensation Committee’s direction, management provided all materials prepared for Compensation Committee meetings to Meridian, and discussed the materials and recommendations with Meridian, in advance of each Compensation Committee meeting. A representative of Meridian attended each regular meeting of the Compensation Committee in 2011 and, at each such meeting, met with the Committee in executive session without management present at both the beginning and end of the meeting. Information regarding the Compensation Committee’s policy governing management’s use of compensation consultants is set forth above under “Committees and Meetings of the Board of Directors — Compensation and Leadership Development Committee  — Compensation Consultants.”

Role of Management

Management played an important but limited role in the process of setting the 2011 executive compensation for our named executive officers. Our Chief Executive Officer, with assistance from the Executive Vice President and Chief Human Resources Officer, and in consultation with the Compensation Committee’s independent consultant, developed compensation recommendations for the Committee’s consideration in 2011, including:

•	business performance targets and scoring grids for the annual and long-term incentive programs;

•	base salary, target annual bonus and long-term incentive opportunities for executives other than himself; and

•	adjustments to the reported financial results for purposes of determining incentive performance scores or adjustments to incentive awards.

Our Chief Executive Officer also had an indirect role in determining the 2011 base salary merit increase for the other named executive officers by assigning each of them an individual annual performance rating. As discussed below, the amount of each named executive officer’s proposed base salary merit increase for 2011 was determined based on his or her individual performance rating category and the specific merit increase amount for that rating category. The independent members of the Board, or the Compensation Committee for Dr. Gentry, then approved the proposed base salary increases for such named executive officers. As discussed below, the compensation of our Chief Executive Officer was determined by the Compensation Committee, after consultation with its independent compensation consultant, and recommended to the Board for approval. No executive officer has any role in determining the compensation of the Chief Executive Officer.

Named Executive Officers

The table below lists the name, title and employer of each of our named executive officers for 2011:

Name	Title	Employer
Daniel M. Delen(1)	President and Chief Executive Officer	RAI
Thomas R. Adams	Executive Vice President and Chief Financial Officer	RAI
Andrew D. Gilchrist	President and Chief Commercial Officer	RJR Tobacco
Martin L. Holton III	Executive Vice President, General Counsel and Assistant Secretary	RAI
Jeffery S. Gentry	Executive Vice President — Operations and Chief Scientific Officer	RJR Tobacco
Susan M. Ivey(2)	Former President and Chief Executive Officer	RAI

(1)	During 2011, Mr. Delen served as the President and Chief Executive Officer — Elect of RAI from January 1, 2011 through February 28, 2011. Effective March 1, 2011, Mr. Delen became the President and Chief Executive Officer of RAI.

(2)	Ms. Ivey is included as a named executive officer because she served as President and Chief Executive Officer of RAI from January 1, 2011 through her retirement on February 28, 2011.

Analysis of 2011 Compensation Decisions

The structure, material components and objectives of our compensation program for the named executive officers did not materially change from 2010 to 2011. The Compensation Committee again designed the program to focus our named executive officers on achieving our short-term and long-term financial and strategic goals, and increasing shareholder value while limiting excessive risk taking. In this way, 2011 compensation was tied specifically to our short-term and long-term performance. The material components of the 2011 compensation program consisted of annual base pay, an annual cash incentive, long-term incentive compensation, perquisites, severance benefits payable under certain termination circumstances, and retirement benefits. The 2011 compensation decisions related to each of these components are discussed and analyzed below, together with information about RAI’s other compensation policies and practices. Information regarding the Compensation Committee’s other duties, responsibilities and activities is set forth above under “Committees and Meetings of the Board of Directors — Compensation and Leadership Development Committee — General.”

Annual Compensation

Base Salary

General.    We pay base salary because it is a standard element of pay for executive positions and is required for talent attraction and retention. When determining the annual base salary for each of our executive officers when he or she is first hired as, or promoted to become, an executive officer, we generally provide a market competitive salary targeted to the size-adjusted 50th percentile of similarly situated positions in the peer group, taking into consideration the person’s responsibilities, experience, performance and, in the case of a new hire, whether such person is employed elsewhere (and, if so, at what rate).

The Compensation Committee approves the initial base salary for all executive officers at the senior vice president level and above, except for RAI’s Chief Executive Officer, Chief Financial Officer, General Counsel and RJR Tobacco’s President, which positions’ initial base salaries require the approval of the independent members of the Board based on the Committee’s recommendation. After an executive officer’s base salary is first set, he or she, like all other employees, is eligible to receive an annual base salary merit increase based on his or her individual performance rating in the same manner and under the same merit increase table generally applicable to all employees of RAI and its subsidiaries, as described below.

2011 Base Salary Decisions.

Promotional Adjustments.    In November 2010, in connection with promotions and changes in the scope of accountabilities for certain of our named executive officers, after a review of the market data for positions with similar accountabilities, the Compensation Committee recommended, and the Board approved, base salary adjustments, effective January 1, 2011, for Messrs. Delen, Adams, Gilchrist and Holton. Additional information on such promotions and changes in the scope of accountabilities can be found in the footnotes to the table below.

Annual Performance Merit Increases.    Each of our employees, including our named executive officers, established individual objectives for 2010 that were consistent with our fundamental core values (principled, creative, dynamic and passionate behavior) and our strategic and operational goals for the year. In February 2011, the Compensation Committee, with input from the Board, evaluated the performance of Ms. Ivey as to her individual objectives, and Ms. Ivey evaluated the performance of the other named executive officers, as to their individual objectives. Based on these evaluations, the Compensation Committee, in the case of Ms. Ivey, and Ms. Ivey, in the case of the other named officers, assigned the named executive officer a performance rating of one of five categories set forth below. In each case the assigned performance rating was not the result of any specific formulaic process or mathematical calculation. Instead, the Compensation Committee’s or Ms. Ivey’s subjective assessment of each named executive officer’s overall performance on his or her individual objectives during the year, rather than a calculated amount for each objective, drove the determination of the performance ratings. Depending on each named executive officer’s performance rating, he or she was eligible to receive a base salary merit increase, effective April 1, 2011, based on the following merit increase table approved by the Compensation Committee:

Performance	Rating	Merit Increase Factor

• Consistently and significantly exceeds expectations	Exceeds	2 times target

• Outperforms some expectations and fully meets remaining expectations	High Achieves	1.25 times target

• Fully meets expectations	Achieves	Target

• Meets some but not all expectations	Almost Achieves	0.5 times target

• Does not meet expectations	Fails to Meet	0

Under this merit increase approach, all employees, including the named executive officers, receiving a rating in a particular category received the same merit increase. For 2011, management reviewed a market outlook and projected 2011 merit increase budget data for the food, beverage and tobacco industries in general. After reviewing such information and the company’s business outlook for 2011 to gain a general understanding of the compensation environment, management recommended, and the Committee approved, a target merit increase of 3.0%, an amount consistent with the median data for our industry and the same target merit increase as used in 2010.

Each named executive officer’s 2010 performance rating, final merit increase factor (expressed as a percentage of such officer’s base salary immediately prior to such increase), 2011 base salary merit increase and 2011 base salary, effective April 1, 2011, as approved by the Board and Compensation Committee, are shown in the table below:

Executive	2010 Performance Rating	Merit Increase Factor (%)	2011 Base Salary Merit Increase ($)	2011 Base Salary ($)
Daniel M. Delen(1)	High Achieves	—	—	1,000,000
Thomas R. Adams(2)	Achieves	3.00	20,200	693,200
Andrew D. Gilchrist(3)	High Achieves	3.75	18,600	513,600
Martin L. Holton III(4)	High Achieves	3.75	18,200	502,200
Jeffery S. Gentry	Achieves	3.00	14,000	479,600
Susan M. Ivey(5)	Achieves	—	—	—

(1)	In connection with his promotion to President and Chief Executive Officer — Elect of RAI, Mr. Delen received a $137,100 base salary adjustment, effective January 1, 2011. He did not receive a merit increase for 2011 due to his recent promotional adjustment.

(2)	In connection with a change in his accountabilities, including oversight of the information management and business development functions, Mr. Adams received a $121,300 base salary adjustment, effective January 1, 2011. Mr. Adams’s 2011 base salary shown in this table includes both his base salary adjustment and his 2011 merit increase.

(3)	In connection with his promotion to President and Chief Commercial Officer of RJR Tobacco, Mr. Gilchrist received a $105,200 base salary adjustment, effective January 1, 2011. Mr. Gilchrist’s 2011 base salary shown in this table includes both his base salary adjustment and his 2011 merit increase.

(4)	In connection with his promotion to Executive Vice President, General Counsel and Assistant Secretary of RAI, Mr. Holton received a $99,400 base salary adjustment, effective January 1, 2011. Mr. Holton’s 2011 base salary shown in this table includes both his base salary adjustment and his 2011 merit increase.

(5)	Ms. Ivey retired on February 28, 2011, and received no 2011 merit increase.

Base Salary Increase Limitations.    To ensure that base salary levels do not become too costly and do not escalate above a range that is competitive in the market, we generally impose a cap on the amount of the annual base salary of any salaried employee, including the base salary of any named executive officer. If the increase in annual base salary resulting from the annual merit review process, a change in responsibilities or a promotion would cause the base salary to exceed the size-adjusted 65th percentile for those persons in the peer group holding a comparable position, then the employee or named executive officer will receive (in the pay period following the effective date of the increase) the amount of such excess in a lump sum cash payment. Any such lump sum cash payment is not taken into account for purposes of calculating amounts payable under the annual incentive plan, described below, but is considered in determining benefits under other plans, such as our defined contribution and defined benefit plans. No named executive officer exceeded the 65th percentile cap in connection with his respective base salary increases reflected in the table above.

Annual Incentive Compensation

Overview of Annual Incentive Opportunity.    A significant portion of each named executive officer’s annual compensation is linked directly to the attainment of specific corporate financial and operating targets. We believe that the named executive officers holding positions giving them the authority to make critical decisions affecting the overall performance of RAI should have a material percentage of their annual compensation contingent upon the performance of RAI and/or its operating subsidiaries. Moreover, the greater the responsibilities a particular named executive officer has, the greater his or her annual cash incentive opportunity should be.

Each named executive officer is eligible to receive an annual cash incentive based on a target incentive opportunity expressed as a percentage of base salary, but the actual annual incentive payout may be higher or lower than the targeted amount, as explained in further detail below.

Annual Incentive for Named Executive Officers.    In 2011, the annual incentive cash opportunity for a specific group of executive officers, including the named executive officers, was provided under the shareholder-approved Omnibus Plan in order to allow us to take advantage of certain tax deductions for performance-based compensation under Section 162(m) of the Code. See “Other Compensation Policies — Deductibility of Compensation” below for additional information about our philosophy on structuring our executive compensation for tax purposes.

For 2011, our annual incentive program for our named executive officers involved a maximum performance metric based on our cash net income results for the year and designed to meet the requirements for qualified performance-based compensation under the Code. Achievement of the maximum performance metric established a maximum limitation on the dollar amount of the annual cash incentive that could be paid to each named executive officer for the 2011 performance period (specifically by establishing a maximum award pool that could be paid to each named executive officer). The Compensation Committee, using “negative discretion,” then paid a reduced annual cash incentive to each named executive officer after considering the performance of RAI and its operating companies as measured by a set of underlying performance metrics and targets designed to reflect in more detail the degree to which we achieved our specific business goals for the year.

2011 Annual Incentives.    In February 2011, the Board and Compensation Committee approved a performance formula based on RAI’s cash net income (which performance metric was previously approved by RAI’s shareholders) for determining the maximum annual incentive award pool for each named executive officer under the Omnibus Plan for 2011. Under the formula, the award pool for each of the named executive officers was determined based on the following percentages of RAI’s cash net income: Mr. Delen = 0.40%; Mr. Adams = 0.20%; Mr. Gilchrist = 0.20%; Mr. Holton = 0.20%; Dr. Gentry = 0.20%; and Ms. Ivey = 0.20%. For purposes of determining such award pools, the term “cash net income” means net income from continuing operations in the consolidated statement of income adjusted to eliminate the impact of non-cash items, such as depreciation, amortization, unrealized gains and losses, intangible asset impairments and other non-cash gains/losses included in net income (as reported in RAI’s 2011 Annual Report on Form 10-K). The maximum annual incentive payout that any named executive officer could receive for 2011 was limited to the award pool determined based on RAI’s 2011 cash net income and any award limitations contained in the Omnibus Plan.

In February 2011, the Board and Compensation Committee also approved the 2011 target annual incentive opportunity, denominated as a percentage of annual base salary, for each of the named executive officers. As discussed above, each named executive officer’s annual cash compensation (base salary + target annual incentive) is targeted at the midpoint between the size-adjusted 50th and 75th percentiles for those persons in the peer group holding a comparable position. The target annual incentive is then determined by subtracting the named executive officer’s base salary from the target annual cash compensation. In contrast to the cash net income award pools established to set the maximum annual incentive payout amount for each named executive officer, the target annual incentive opportunity represented the value of the annual cash incentive that the Board and Compensation Committee expected, as of the beginning of the performance period, to pay out for target company performance during the performance period. The 2011 target annual incentive opportunity, expressed as a percentage of annual base salary and a dollar amount, for each of the named executive officers is set forth below under “— 2011 Annual Incentive Payouts.”

Overview of 2011 Underlying Performance Metrics.     For 2011, the Compensation Committee used the annual incentive performance metrics, referred to as the underlying performance metrics, set forth in the table below to guide its decisions on whether to use negative discretion to reduce the annual incentive awards based on the cash net income maximum award pools because such performance metrics were reflective of the overall performance of RAI and its operating companies and were believed to have a positive correlation with shareholder returns. This design allows us to more closely tie final annual incentive payouts to the performance that most directly helped us achieve our business goals. The table below summarizes the underlying performance metrics, and the performance of RAI and its operating companies on such metrics, considered by the Compensation Committee in determining the final annual incentive award payouts for the named executive officers for 2011.

Performance Metric(1)	Weighting	Threshold	Target	Maximum	2011 Performance(5)	Score(5)
RAI Operating Income ($ in millions)	40%	$2,262	$2,662	$3,061	$2,649	97%
RAI Net Income ($ in millions)	10%	$1,299	$1,528	$1,757	$1,545	104%
Market Share:
RJR Tobacco Growth Brands
Camel(2)	12%	(4)	(4)	(4)	Below Target	63%
Pall Mall	8%	(4)	(4)	(4)	Below Target	92%
Total RJR Tobacco(3)	10%	(4)	(4)	(4)	Below Target	8%
ASC Moist Snuff	13%	(4)	(4)	(4)	Above Target	121%
Natural American Spirit	7%	(4)	(4)	(4)	Above Target	135%

Total Weighted Score						90%

Score Adjustment(6)						(4%)

Final Payout Score						86%

(1)	For additional information on the underlying performance metrics and scoring, see the narrative under the heading “2011 Annual Incentives” following the 2011 Grants of Plan-Based Awards Table below.

(2)	The Camel metric includes Camel smoke-free tobacco products.

(3)	The Total RJR Tobacco metric is based on the market share for RJR Tobacco’s total business, excluding private label brands.

(4)	The specific quantitative 2011 market share goals are not included in this table given the competitively sensitive nature of that information. The disclosure of specific market share goals for specific brands would allow competitors to ascertain a damaging level of insight into our company and brand strategies, and devise counter-strategies, particularly with respect to pricing and promotional activities, that would be competitively harmful to our operating subsidiaries. For additional information on the market share goals and performance against such goals, see “— Performance Against 2011 Underlying Performance Metrics” below.

(5)	For purposes of evaluating the performance and calculating the scores for RAI operating income and RAI net income, the Compensation Committee excluded the impact of certain items, in accordance with a pre-approved process that adjusts for unanticipated, unusual or non-recurring events and is consistent with the manner in which the targets were established. The following items, all of which were disclosed in our earnings releases, were excluded: implementation and integration costs of $23 million, pre-tax; a charge for the Scott lawsuit of $139 million, pre-tax; accruals for four Engle progeny lawsuits of $64 million, pre-tax, non-cash trademark impairment charges of $48 million, pre-tax; mark-to-market pension and post-retirement adjustments of $145 million, pre-tax; and $16 million, after-tax, in income related to tax items. In addition, gains of $169 million to RAI operating income and $102 million to RAI net income, related to the change to mark-to-market accounting for pension and post-retirement plans also were excluded.

(6)	Using the same pre-approved process referenced in footnote 5 above, the Compensation Committee reduced the annual incentive payout score by 4 percentage points for the reasons set forth below under “— Performance Against 2011 Underlying Performance Metrics.”

Rationale for 2011 Underlying Performance Metrics.    For 2011, as in 2010, we used the same set of underlying performance metrics for employees of RAI and all of its operating companies in order to focus the entire organization on overall financial and marketplace performance and to further align the annual incentive program with the interests of RAI’s shareholders.

The 2011 annual incentive program continued to place significant emphasis on financial metrics tied to RAI’s overall earnings: operating income and net income. As in 2010, the combined weighting of these two financial metrics was 50%, with this continued emphasis on operating income and net income reflecting the company’s focus on increasing profitability in its operating companies and the importance of creating shareholder value as such measures help to drive RAI’s common stock price. The net income measure also has a direct impact on the amount of dividends paid to RAI’s shareholders, given the Board’s stated policy of returning approximately 80% of RAI’s net income to shareholders in the form of dividends.

The combined weighting of RAI’s market share metrics of 50% reflected the company’s continuing focus on the key strategic growth areas for its operating companies. Since RJR Tobacco’s business is dependent on the U.S. cigarette business, and cigarette consumption in the United States has been declining and is expected to continue to decline, increasing the market share of its two growth brands remains a key factor to RJR Tobacco’s, and thus RAI’s, future success, and is a key element in RJR Tobacco’s brand portfolio strategy. Consistent with that strategy, the market share metrics continued to include RJR Tobacco’s two growth brands: Camel (including Camel smoke-free tobacco products) and Pall Mall, along with Total RJR Tobacco. For 2011, the Compensation Committee also continued to believe it was appropriate to include metrics relating to the performance of American Snuff Company, LLC, collectively with its affiliated companies referred to as ASC, and Santa Fe Natural Tobacco Company, Inc., referred to as SFNTC, for the following reasons: in the case of ASC, because of the significance moist snuff products have in connection with RAI’s strategy to become a total tobacco company; and in the case of SFNTC, because of the significance Natural American Spirit, a brand sold by SFNTC and referred to as NAS, has in connection with RAI’s strategy of promoting premium tobacco brands.

Performance Against 2011 Underlying Performance Metrics.    The 2011 thresholds, targets and maximums on the scoring grid (shown in the table above) for the underlying performance metrics were set based on management’s 2011 business plan and the past performance of RAI and its operating subsidiaries, and approved by the Compensation Committee in early 2011. Each target was established based upon the belief that the likelihood of actual performance exceeding the target was the same as the likelihood of actual performance not reaching the target. The foregoing approach strikes a proper balance, as a particular target should be set high enough so that executives are rewarded for achieving a level of performance that requires considerable collective effort, but not so unrealistically high that the compensation program ceases to be an effective incentive device.

For 2011, the targets for RAI’s operating income and net income were $2,662 million and $1,528 million, respectively, and the threshold and maximum for both metrics were set at 15% below and 15% above their respective targets. Although the preceding table does not include 2011 actual market share targets, thresholds and maximums, given the competitively sensitive nature of that information, the 2011 market share targets for RJR Tobacco’s growth brands — Camel and Pall Mall, ASC moist snuff and NAS all were set above the actual market share achieved by each such performance metric in 2010. While RJR Tobacco’s cigarette brands, collectively, have experienced declining market share for several years, RJR Tobacco’s current brand portfolio strategy has addressed such decline by focusing on the long-term market share growth of its growth brands while managing its support brands for long-term sustainability and profitability. As a result of that strategy, the 2011 market share target for Total RJR Tobacco also represented an increase from the actual 2010 market share.

RAI’s 2011 adjusted operating income, reflecting the exclusions described above, of $2,649 million was slightly below target. RAI’s 2011 adjusted net income, reflecting the exclusions described above, of $1,545 million was slightly above target. Although Camel’s 2011 market share performance was below target, it still represented an increase over its 2010 market share, primarily due to share growth in Camel menthol. Similarly, while Pall Mall’s 2011 market share performance was slightly below target due to an aggressive target, its continued strong performance represented a significant increase over its 2010 market share. Total RJR Tobacco’s

2011 market share performance was below target and slightly below its 2010 market share, primarily as a result of market share declines in RJR Tobacco’s support and non-support brands due to the introduction of heavily promoted line extensions by its competitors, which more than offset the gains for Camel and Pall Mall. ASC moist snuff’s 2011 market share performance was above target, primarily due to share growth for its Grizzly brand, and the 2011 NAS market share performance was significantly above target. Pursuant to the same pre-approved process used for the exclusions described above in footnote 5, the Compensation Committee reduced the annual incentive payout score by four percentage points as an adjustment related to the exclusion of the litigation matters referenced in footnote 5 above. After such reduction adjustment, the Compensation Committee approved a 2011 annual incentive final payout score of 86%.

2011 Annual Incentive Payouts.    At its February 2012 meeting, the Compensation Committee approved the annual incentive award pools generated by the pre-established performance formulas established for each named executive officer based on RAI’s 2011 cash net income of $1.6 billion. These award pools were the absolute maximum limitations on the dollar value of awards earned for the 2011 performance period. The Committee then exercised negative discretion to reduce the amount of the annual incentive cash award for each named executive officer and determined a final, actual annual cash incentive payout after consideration of the 2011 performance of RAI and its operating companies, as measured by the underlying performance metrics described above.

The table below shows each named executive officer’s annual incentive target (expressed as a percentage of 2011 base salary and in dollars) and the actual annual incentive payout (expressed as a percentage of annual incentive target, 2011 base salary and in dollars) for 2011:

Executive	Annual Incentive Target as % of Base Salary	Annual Incentive Target ($)		Annual Incentive Payout as % of Target	Annual Incentive Payout as % of Base Salary	Annual Incentive Payout ($)(1)
Daniel M. Delen	135%	1,350,000		86%	116.1%	1,161,000
Thomas R. Adams	100%	693,200		86%	86.0%	596,152
Andrew D. Gilchrist	85%	436,560		86%	73.1%	375,442
Martin L. Holton III	80%	401,760		86%	68.8%	345,514
Jeffery S. Gentry	75%	359,700		86%	64.5%	309,342
Susan M. Ivey	135%	277,425	(2)	86%	116.1%	238,586

(1)	The dollar amount of the 2011 annual incentive paid to each named executive officer is included in the “Non-Equity Incentive Plan Compensation” column of the 2011 Summary Compensation Table below.

(2)	Ms. Ivey’s 2011 annual incentive target was prorated based on her two months of employment with RAI in 2011. The 2011 annual incentive payout she received was based on such prorated annual incentive target.

Long-Term Incentive Compensation

Long-Term Incentive Opportunity

Overview of Long-Term Incentive Opportunity.    An effective executive compensation program has an appropriate mix between short-term and long-term incentive compensation. As a result, RAI’s practice has been to award long-term incentive grants with a value dependent upon the performance of RAI and its operating companies over a three-year period, a measurement period commonly used by our peer group companies. This design strongly ties our equity-based compensation to our performance.

The Compensation Committee, at its first regularly scheduled meeting of the year, approves long-term incentive grants to key employees, and recommends to the Board for approval long-term incentive grants for RAI’s Chief Executive Officer, Chief Financial Officer, General Counsel and RJR Tobacco’s President. The grant date value of long-term incentive grants to each of our named executive officers is denominated as a multiple of the executive’s annual base salary. The actual grant date of the long-term incentive awards is generally effective in early March of each year, after the public announcement of RAI’s financial results, and after the filing with the SEC of RAI’s Annual Report on Form 10-K, for the prior year.

Long-Term Incentive for Named Executive Officers.    The 2011 long-term incentive opportunity for the same group of executive officers described under the annual incentive program, including the named executive officers, was provided in the form of three-year performance shares granted under the shareholder-approved Omnibus Plan, which allows us to take advantage of certain tax deductions for performance-based compensation under Section 162(m) of the Code. See “Other Compensation Policies — Deductibility of Compensation” below for additional information about our philosophy on structuring our executive compensation for tax purposes.

For 2011, as we described above for our annual incentive awards, the long-term incentive program for our named executive officers involved a maximum performance metric based on our cash net income results for a three-year performance period and designed to meet the requirements for qualified performance-based compensation under the Code. Achievement of the maximum performance metric will establish a maximum limitation on the dollar amount of the long-term incentive that can be paid to each named executive officer for the 2011-2013 performance period (specifically by establishing a maximum award pool for the performance shares that can be earned by each named executive officer). The Compensation Committee, using negative discretion, may then reduce that amount to a lesser actual amount of performance shares for each named executive officer after considering the performance of RAI and its operating companies measured by performance metrics and targets designed to reflect in more detail the degree to which we achieved our specific business goals for the three-year period, all as further discussed below. The reductions in payout values, if any, will not result in any increase in payout values for any other employee.

2011 Long-Term Incentives.    In February 2011, the Board and Compensation Committee approved a performance formula based on RAI’s cash net income for determining the maximum award pool for the performance shares granted to each named executive officer under the Omnibus Plan for 2011. Under the formula, the award pool of performance shares for each of the named executive officers was determined based on the following percentages of RAI’s cumulative cash net income for the 2011-2013 performance period: Mr. Delen = 0.80%; Mr. Adams = 0.40%; Mr. Gilchrist = 0.40%; Mr. Holton = 0.40%; and Dr. Gentry = 0.40%. These pools will serve as the maximum limitation on the dollar amount of awards that can be paid to these named executive officers for the 2011-2013 performance period. The term “cash net income” is defined the same as for the annual incentive plan, except it is based on the amounts as reported in RAI’s Annual Reports on Form 10-K for the 2011, 2012 and 2013 fiscal years. The maximum amount of performance shares that any named executive officer can receive at the end of the 2011-2013 performance period also is limited by award limitations contained in the Omnibus Plan.

In February 2011, the Board and Compensation Committee also approved the 2011 target long-term incentive opportunity, denominated as a multiple of the executive’s current annual base salary, for each of the named executive officers. As discussed above, such long-term incentive opportunity is targeted at the midpoint between the size-adjusted 50th and 75th percentiles for those persons in the peer group holding a comparable position. In contrast to the cash net income award pools established to set the maximum performance shares payout amount for each named executive officer, the target long-term incentive opportunity represents the value of long-term equity awards that the Board or Compensation Committee expected, as of the beginning of the performance period, to pay out for target company performance during the three-year performance period.

The table below provides for each named executive officer the 2011 target long-term incentive opportunity, expressed as a multiple of annual base salary as of March 1, 2011, a dollar amount and a target number of performance shares.

Executive	2011 Long-Term Incentive Target as Multiple of Base Salary	2011 Long-Term Incentive Target ($)	2011 Long-Term Incentive Target Number of Performance Shares(1) (#)
Daniel M. Delen	6X	6,000,000	181,708
Thomas R. Adams	2.5X	1,682,500	50,954
Andrew D. Gilchrist	2.5X	1,237,500	37,477
Martin L. Holton III	2.5X	1,210,000	36,644
Jeffery S. Gentry	2X	931,200	28,201
Susan M. Ivey(2)	—	—	—

(1)	The target number of performance shares granted to each named executive officer represented his or her target long-term incentive opportunity divided by the average closing price of RAI common stock for the 20 trading days prior to the grant date, which for the 2011 grant was $33.02.

(2)	No long-term incentive grant was made to Ms. Ivey in 2011 due to her retirement on February 28, 2011.

2011 Long-Term Incentive Grants.    In February 2011, the Board and Compensation Committee approved long-term incentive grants under the Omnibus Plan, effective March 1, 2011, to the named executive officers for the January 1, 2011 to December 31, 2013 performance period. The 2011 long-term incentive grants were again entirely in the form of performance shares, with the number of performance shares actually earned to be determined at the end of the three-year performance period.

The number of performance shares each named executive officer actually will receive, if any, will be determined at the end of the three-year performance period based first on the maximum payout limitation provided by the performance shares award pool generated under the pre-established cash net income formula. Then, the Compensation Committee may use negative discretion to reduce the number of performance shares actually earned to an amount consistent with the average of RAI’s annual incentive award program scores for each of the three years of the performance period, but no higher than 150% of target. In addition, if RAI fails to pay cumulative dividends for the three-year performance period of at least $6.36 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period), then the number of performance shares earned will be reduced by an amount equal to three times the percentage of the dividend underpayment for the three-year performance period, up to a maximum performance share reduction of 50%. Subject to the foregoing, the performance shares generally will vest on March 1, 2014, and will be paid in the form of shares of RAI common stock. At the time the performance shares vest, each grantee, including the named executive officers, also will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of the performance period through the payment of the performance shares, multiplied by the number of performance shares actually earned by the grantee after the performance adjustments. For more information about the 2011 long-term incentive grants, see the narrative under the heading “2011 Long-Term Incentives” following the 2011 Grants of Plan-Based Awards Table below.

Awarding long-term incentive compensation entirely in performance shares that are subject to the above conditions aligns the interests of senior management with long-term shareholder interests, and strongly ties pay to long-term performance, by:

•	requiring both performance and continued retention before payments are made;

•	requiring dividend maintenance over the entire three-year performance period in order to keep a focus on shareholder return;

•	paying the dividend equivalent only on the number of performance shares actually earned at the end of the three-year performance period;

•	ensuring that the value of the long-term incentive grant throughout the performance period and upon its payout in shares of RAI common stock is directly tied to the actual stock price; and

•	increasing RAI common stock ownership by management.

The use of RAI’s annual incentive program scores, reflecting financial and marketplace performance over the three-year performance period, as the performance measure for participants in the long-term incentive program, including the executives of RAI’s operating subsidiaries, also ensures a unified focus on RAI’s overall performance.

Payouts of Pre-2011 Long-Term Incentive Plan Grants

During 2011, each of the named executive officers earned long-term incentive payouts for awards that had been made before 2011. One such grant consisted of restricted shares of RAI common stock granted under the Reynolds American Inc. Long-Term Incentive Plan, referred to as the LTIP, on March 6, 2008, the vesting of which had been conditioned upon RAI’s payment of a minimum quarterly dividend of $0.85 per share ($0.425 after RAI’s two-for-one split of its common stock effected in November 2010, referred to as the 2010 Stock Split) (the amount of the last quarterly dividend declared by the Board prior to the grant date) during the three-year period ending December 31, 2010. This dividend condition was satisfied, and the restricted stock vested on March 6, 2011. For more information regarding this restricted stock, see the 2011 Option Exercises and Stock Vested Table below.

In addition, each of the named executive officers earned performance shares granted on March 2, 2009 under the LTIP, referred to as the 2009 LTIP performance shares, which vested in accordance with their terms on March 2, 2012. The number of performance shares each named executive officer actually earned was based on the performance of RAI and its operating companies over the three-year performance period ended on December 31, 2011. In February 2012, the Compensation Committee approved the maximum performance share award pools generated by the pre-established performance formula based on the percentage established for each of the named executive officers and RAI’s cumulative 2009-2011 cash net income of $4.5 billion. The Compensation Committee then exercised negative discretion to pay out an amount of earned performance shares (and the associated cash dividend equivalent payment) to each named executive officer, which in each case was less than the maximum performance share award pool for such officer. The number of performance shares earned was determined based on the three-year average of RAI’s annual incentive award scores for the 2009-2011 performance period, which was 114% of target. In addition, RAI satisfied the three-year cumulative dividend requirement of $10.20 ($5.10 after the 2010 Stock Split) (the amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period), so there was no reduction to the number of performance shares earned. As a result, the final number of performance shares actually earned was 114% of target. Upon their vesting, the earned performance shares were paid out in shares of RAI common stock. In addition, each grantee, including the named executive officers, received a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock from the beginning of the performance period through the payout of the performance shares, multiplied by the number of performance shares actually earned after the performance adjustments. For more information regarding the 2009 LTIP performance shares, see footnote 4 to the Outstanding Equity Awards At 2011 Fiscal Year-End Table below.

Perquisites

We have eliminated many of the perquisites that previously had been offered to senior management. In 2011, we continued to provide an annual supplemental cash payment in lieu of participating in our former perquisites program to certain grandfathered executives, including Ms. Ivey, Messrs. Adams and Holton, and Dr. Gentry, as described in more detail in footnote 9 to the 2011 Summary Compensation Table below. Such supplemental cash payments are not taken into account in calculating incentives or benefits under any of our plans, including our defined contribution and defined benefit plans. These payments were discontinued in February 2012. For non-grandfathered executives such as Messrs. Delen and Gilchrist, RAI instead provided an annual financial planning allowance of $6,000. Beginning in 2013, the grandfathered executives will be eligible for the financial planning allowance. To remain competitive in the market, in 2011, we also made available to our named executive officers and other executives the following other benefits: personal excess liability insurance of up to $10 million; a company-provided annual physical examination; and reimbursement of up to $30,000 for the cost of joining a country club. The value of any of such benefits actually used was imputed to the executive, and tax gross-ups on the value of the personal excess liability insurance and the annual physical examination were eliminated in 2009. The company-provided annual physical examination and country club reimbursement were eliminated in February 2012.

Severance Benefits

RAI maintains severance arrangements with its executives, including the named executive officers. RAI obtains several benefits important to the business by providing these severance arrangements, including post-employment restrictive covenants, such as non-competition and non-disclosure of confidential information, assistance with any future litigation, maintenance of a competitive executive compensation program and stability during uncertain times, particularly in the event of a threatened or pending change in control.

Severance Agreements

Prior to the inception of the Executive Severance Plan (described below under “— Executive Severance Plan”), RAI entered into a standard form of severance agreement, referred to as the severance agreement, with each of Ms. Ivey, Messrs. Adams, Gilchrist and Holton, and Dr. Gentry. As indicated above, Ms. Ivey retired from RAI on February 28, 2011, and did not receive any severance benefits under her severance agreement.

Under the terms of the severance agreement, if the executive’s employment is involuntarily terminated other than for “cause” or if the executive terminates his employment for “good reason,” then he will receive two years base salary plus target bonus, and benefit continuation for three years. These amounts were determined to be competitive at the time the severance agreement was approved. The base salary and target bonus amounts under the severance agreement are payable in a lump sum. No executive is entitled to receive severance benefits if the executive retires or otherwise voluntarily terminates his or her employment unless such termination satisfies the agreement’s definition of “good reason.”

Pursuant to the severance agreement, each of Messrs. Adams, Gilchrist and Holton and Dr. Gentry also is entitled to certain benefits upon a change of control of RAI. See the Potential Payments Upon Termination of Employment and/or a Change of Control Table below, and related footnotes, for further information about these change in control benefits, and for definitions of “cause,” “good reason” and “change of control.”

Executive Severance Plan

In 2006, the Compensation Committee undertook a comprehensive review of RAI’s severance and change of control benefits offered to executives. Based on such review, RAI determined to revise these benefits for persons who at any time after July 1, 2006, are newly hired or promoted into executive level positions, and adopted the Executive Severance Plan, referred to as the ESP. Such executives participate in the ESP, instead of being offered benefits under a severance agreement. As a result, Mr. Delen, who joined RJR Tobacco in January of 2007, participates in the ESP and is not a party to a severance agreement.

The severance and change of control benefits under the ESP are similar to, but not the same as, the benefits payable under the severance agreement. Although both serve the same objectives, the ESP was designed to be more consistent with prevailing executive compensation practices. RAI also has greater flexibility to amend, if appropriate, the terms of the ESP than the terms of the severance agreement. Under the terms of a severance agreement, RAI generally is not able to amend such agreement without the consent of the individual executive who is a party to the agreement. In contrast, RAI is free to amend the ESP without the consent of the participants in the plan, except that any modification to the ESP adopted by RAI during either the two-year period after a change in control or the one-year period prior to a change in control, and any modification reducing the benefits of an executive already receiving benefits under the ESP, will not be enforceable against a participant, unless he or she agrees to the modification in writing.

The benefits payable under the ESP generally are less generous than the benefits which an executive otherwise would have been entitled to under a severance agreement. Under the ESP, upon a qualifying termination, a participant who is a “Tier I Executive” for purposes of the Plan (including Mr. Delen) is entitled to receive an amount equal to two and one-half times his or her base salary and target bonus, payable in a lump sum, plus six months of company-subsidized COBRA continuation coverage for health plans. Upon certain qualifying terminations in connection with a change in control, a participant at Mr. Delen’s job level would be entitled to receive an amount equal to three times base salary and target bonus, payable in a lump sum, and six months of company-subsidized COBRA continuation coverage for health plans.

The payment of benefits to any named executive officer pursuant to his or her severance agreement or the ESP is conditioned upon the executive complying with certain non-compete and confidentiality obligations owing to RAI and its subsidiaries, and cooperating with RAI and its subsidiaries in the prosecution or defense of any litigation.

The Compensation Committee periodically reviews the ESP to maintain its competitiveness and adapt it to our needs. In 2009, excise tax gross-ups were eliminated for all new participants and current participants not currently eligible for such benefit as of February 1, 2009, and the definition of “cause” was expanded. For further information about the benefits under the ESP, see the Potential Payments Upon Termination of Employment and/or a Change of Control Table below, and related footnotes.

Retirement Benefits

Generally, the retirement benefits provided by RAI and its subsidiaries, summarized below, are targeted to replace approximately one-third of an employee’s final annual cash compensation, provided that the employee retires at age 55 or older with at least 30 years of service. We expect each employee, upon retirement, to be responsible for replacing the remainder of his or her final cash compensation through a combination of personal savings and social security benefits.

RAI sponsors a defined contribution plan which is qualified under Sections 401(a) and 401(k) of the Code, referred to as the 401(k) plan, and which is available generally to eligible employees of RAI and certain of its operating subsidiaries, including the named executive officers. RAI also sponsors non-qualified excess benefit plans which provide benefits to those employees, including the named executive officers, whose benefits under the 401(k) plan are limited by virtue of certain provisions of the Code. Under the foregoing plans, RAI provides a matching contribution in an amount equal to either 50% or 100% (depending upon, among other things, whether an individual is eligible to participate in one of RAI’s defined benefit plans) of the first 6% of a participant’s pre-tax contribution. In addition to the matching contribution, RAI contributes on behalf of each eligible participant in the 401(k) plan an amount ranging from 3% to 9% of such participant’s annual cash compensation. The eligibility to receive such supplemental contribution and the amount of such contribution depend upon, among other factors, whether an employee participates in certain of our defined benefit plans and the employee’s years of service. All of the named executive officers, other than Ms. Ivey, are eligible to receive RAI’s supplemental contribution under the 401(k) plan. See footnote 9 to the 2011 Summary Compensation Table below for additional information regarding RAI’s contributions to the accounts of the named executive officers under the foregoing plans. In addition to such plans, the named executive officers, other than Mr. Delen, participate in certain noncontributory defined benefit retirement plans maintained by RAI. Subject to certain limited exceptions, employees hired on or after January 1, 2004, are not eligible to participate in these defined benefit plans. Ms. Ivey and Mr. Gilchrist participated in a B&W retirement plan, the obligations of which, with respect to Ms. Ivey, Mr. Gilchrist and certain other former B&W employees, were assumed by RAI in connection with the Business Combination. See “— Retirement Benefits” below for more information about the defined benefit plans in which the named executive officers participate.

Other Compensation Policies

Special Incentives

In special circumstances, the Compensation Committee may approve a recommendation from the Chief Executive Officer to pay a discretionary cash award to an executive officer, in addition to the annual incentive compensation described above under “— Annual Compensation,” to reward substantial achievement or significant contributions, particularly when such contributions are not reflected in the annual performance metrics. In 2011, the Compensation Committee approved a special discretionary cash award of $50,000 to Mr. Holton in connection with his receipt of the Chairman’s Award for significant contributions to RAI’s success. Such cash award was paid to Mr. Holton in February 2011.

Stock Ownership Guidelines

The Board believes that executives, such as the named executive officers, whose business decisions have a profound and direct impact on the operations and results of RAI, should have a reasonable equity stake in RAI. Further, the greater the responsibilities an executive has, the greater his or her equity stake should be. As a result, the Board has established stock ownership guidelines for the named executive officers and other senior management. (We also maintain stock ownership guidelines for our directors, which are described above under “The Board of Directors — Equity Ownership Guidelines.”)

In 2011, at the Compensation Committee’s direction, its independent compensation consultant conducted a review of our current stock ownership guidelines, which were implemented in 2006, and the market practices for our peer group. Based upon such review, the Board amended the stock ownership guidelines to increase the ownership requirements for certain job levels and to require, until such ownership requirements are met, executives to retain 50% of all after-tax shares earned under our long-term incentive program, assuming taxes of 50%. In addition, the stock ownership requirement for Mr. Delen was increased to six times annual base salary (from three times), for Messrs. Adams, Gilchrist and Holton was increased to three times annual base salary (from two and one-half times), and for Dr. Gentry remained at two times annual base salary. Unvested shares of restricted stock or performance shares are not counted toward satisfaction of the stock ownership guidelines. The Compensation Committee is responsible for approving any amendments to the executive stock ownership guidelines and annually reviews each executive’s progress towards satisfying the stock ownership guidelines. For 2011, management reviewed the status of all executive officers in meeting the amended stock ownership guidelines and certified to the Compensation Committee that all executive officers already had met, or were making reasonable progress towards meeting, the stock ownership guidelines in a timely manner. If any executive were to fail to satisfy the applicable stock ownership guidelines, then the Compensation Committee would consider such failure as one factor in determining the extent to which such executive should receive any stock-based awards in the future.

Prohibition on Hedging

All executive officers, including the named executive officers, are subject to a securities trading policy under which hedging transactions are prohibited. RAI’s Code of Conduct provides that directors and employees may not engage in put or call options, short selling or similar activities involving RAI stock. These prohibitions protect against speculative trading by our executives.

Recoupment

Since 2009, we have included recoupment, or “clawback,” provisions in our annual and long-term incentive programs and related agreements with our employees. These provisions provide that, in the event all or any portion of an award under any of the incentive compensation programs has been computed using financial information or performance metrics later found to be materially inaccurate, the Compensation Committee, in its sole discretion, can recoup the excess of the amount paid out over the amount that would have been paid had such financial information or performance metric been fairly stated at the time the payout was made. Additionally, consistent with statutory requirements, including the Sarbanes-Oxley Act of 2002, and principles of responsible oversight, and depending on the specific facts of each situation, the Compensation Committee would review all performance-based compensation where a restatement of our financial results for a prior performance period could affect the factors determining payment of an incentive award. Our long-term incentive agreements also provide that, if we determine that a grantee has violated any of the confidentiality, non-compete or assistance obligations in the agreement, then effective on the date the violation began, any unvested performance shares are forfeited and cancelled, and the Compensation Committee, in its sole discretion, can recoup any performance shares previously paid under the agreement.

Deductibility of Compensation

Section 162(m) of the Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives to the extent such compensation exceeds $1 million per executive in any fiscal year. Compensation that satisfies the Code’s requirements for performance-based compensation is not subject to that deduction limitation. As discussed above, the annual and long-term incentive compensation for our named executive officers has been designed to meet the requirements for qualified performance-based compensation.

Although the Compensation Committee plans to continue taking actions intended to limit the impact of Section 162(m) of the Code, the Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise RAI’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with RAI’s management. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in RAI’s 2011 Annual Report on Form 10-K.

Respectfully submitted,
H. Richard Kahler Holly K. Koeppel Nana Mensah (Chair) John J. Zillmer

Compensation-Related Risk Assessment

At the direction of the Compensation Committee, and with the assistance of the Committee’s independent compensation consultant, in November 2011, management conducted a comprehensive review and evaluation of the risks arising from the compensation policies and practices applicable to all of our employees, including our named executive officers. This risk assessment was conducted under our overall enterprise risk management process and included a detailed qualitative and quantitative analysis of the risks related to the compensation architecture for all employees.

Under the enterprise risk management process, each element of our compensation architecture was analyzed for risks related to such element of compensation, including any links between behaviors and/or decisions driving compensation amounts and changes in RAI’s risk profile. Further, each element was reviewed to identify specific controls and/or attributes mitigating or aggravating such risks.

Risk mitigating controls and attributes identified during the risk assessment included both entity level risk controls (such as our corporate governance structure, approval authority guidelines and risk authority guidelines) and compensation risk controls and attributes (such as the oversight of the executive compensation programs by the Compensation Committee, the mixture of annual and long-term incentives, the use of performance-based annual and long-term incentives, the use of multiple performance measures in both the annual and long-term incentive programs, the mix of financial and marketplace metrics in the annual incentive program, maximum payout caps on annual and long-term incentive awards, stock ownership guidelines, Compensation Committee discretion (including negative discretion) regarding targets and payouts, and recoupment and anti-hedging policies). Finally, the likelihood and potential impact of the compensation risks were assessed during the November 2011 risk assessment.

The findings of the November 2011 comprehensive compensation risk assessment, including a summary of the extensive risk mitigating controls and attributes identified in our compensation policies and practices, were reviewed by management with the Compensation Committee and its independent compensation consultant in November 2011. Based on the results of this compensation risk assessment, the Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

Summary Compensation Table

The following table shows the annual and long-term compensation paid or accrued by RAI and its subsidiaries to RAI’s Chief Executive Officer, Chief Financial Officer and its other three most highly compensated executive officers for the fiscal years ended December 31, 2011, 2010 and 2009. The table also includes compensation information for Ms. Ivey, who served as RAI’s Chief Executive Officer until her retirement on February 28, 2011.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(8)	All Other Compensation ($)(9)	Total ($)
Daniel M. Delen	2011	1,000,000	0		6,176,255	1,161,000	0	176,567	8,513,822
President and Chief Executive Officer of RAI(1)	2010	870,700	0		2,401,124	2,716,849	0	162,999	6,151,672
	2009	814,600	0		2,001,954	2,952,720	0	141,855	5,911,129

Thomas R. Adams	2011	688,150	0		1,731,926	596,152	1,845,416	169,016	5,030,660
Executive Vice President and Chief Financial Officer of RAI	2010	546,725	0		1,345,428	1,503,255	1,344,383	159,909	4,899,700
	2009	533,882	0		1,089,089	983,573	929,464	126,453	3,662,461

Andrew D. Gilchrist	2011	508,950	0		1,273,843	375,442	144,035	36,920	2,339,190
President and Chief Commercial Officer of RJR Tobacco(2)

Martin L. Holton III	2011	497,650	50,000	(5)	1,245,530	345,514	266,233	108,126	2,513,053
Executive Vice President, General Counsel and Assistant Secretary of RAI(3)

Jeffery S. Gentry	2011	476,100	0		958,552	309,342	278,912	137,143	2,160,049
Executive Vice President – Operations and Chief Scientific Officer of RJR Tobacco	2010	461,400	0		908,328	890,762	400,731	139,535	2,800,756
	2009	450,418	0		735,250	1,064,798	253,376	122,656	2,626,498

Susan M. Ivey	2011	205,500	0		0	238,586	3,025,466	309,574	3,779,126
Former President and Chief Executive Officer of RAI(4)	2010	1,307,000	0		7,486,609	7,780,696	6,989,915	249,595	23,813,815
	2009	1,270,000	0		6,241,998	8,504,440	227,923	198,217	16,442,578

(1)	Mr. Delen became President and Chief Executive Officer of RAI on March 1, 2011, and was the President and Chief Executive Officer-Elect of RAI from January 1, 2011 to February 28, 2011.

(2)	Mr. Gilchrist became the President and Chief Commercial Officer of RJR Tobacco on January 1, 2011.

(3)	Mr. Holton became the Executive Vice President, General Counsel and Assistant Secretary of RAI on January 1, 2011.

(4)	Ms. Ivey retired as President and Chief Executive Officer of RAI as of the close of business on February 28, 2011. For information regarding the shares of restricted stock and performance shares Ms. Ivey forfeited as a result of her retirement, see footnote 2 to the 2011 Option Exercises and Stock Vested Table and footnotes 3 and 4 to the Outstanding Equity Awards At 2011 Fiscal Year-End Table, respectively, below.

(5)	This amount represents a special cash award paid to Mr. Holton in February 2011 in connection with his receipt of a Chairman’s Award for significant contributions to RAI’s success.

(6)

The amounts shown in this column for 2011 represent the grant date fair value (calculated in accordance with ASC 718) for the stock-based long-term incentive award that was granted to each named executive officer in 2011 based on the probable outcome of the performance conditions at the time of the grant. The assumptions upon which these amounts are based are set forth in note 15 to consolidated financial statements contained in our 2011 Annual Report on Form 10-K. For additional information on the performance shares granted under the Omnibus Plan in 2011, see the footnotes and narrative following the 2011 Grants of Plan-Based Awards Table below. Assuming that the highest level of performance conditions are achieved, the grant date fair value of the performance shares granted under the Omnibus Plan in 2011 to each named executive officer would be as follows — Mr. Delen: $9,264,382; Mr. Adams: $2,597,890; Mr. Gilchrist: $1,910,782; Mr. Holton: $1,868,294; and Dr. Gentry: $1,437,845. No stock-based long-term incentive award was granted to Ms. Ivey in 2011.

The amounts shown in this column do not equal the actual value that any named executive officer received in 2011 with respect to the vesting of his long-term incentive award. The actual value any named executive officer receives at the end of the performance period for his award is determined based on the specific terms of the grant documentation for the award, and such value may differ significantly from the amounts shown in this column. For the value that each of the named executive officers actually received in 2011 in connection with the vesting of certain shares of restricted stock, see the 2011 Option Exercises and Stock Vested Table below.

(7)	The amounts in this column for 2011 were paid to the named executive officers in the first quarter of 2012 and represent annual incentive award payments with respect to 2011 performance.

For information regarding the foregoing annual incentives, see “Compensation Discussion and Analysis — Analysis of 2011 Compensation Decisions — Annual Compensation — Annual Incentive Compensation — 2011 Annual Incentives” above, and for further information regarding the annual incentive opportunity for each named executive officer, subject to the maximum award payout limitations established by the Compensation Committee, see the narrative following the 2011 Grants of Plan-Based Awards Table below.

(8)	The amounts in this column for each named executive officer for 2011 represent the total change in the actuarial present value of the executive’s accumulated benefit under all defined benefit plans, including supplemental plans, for 2011. For additional information regarding the defined benefit plans in which the named executive officers participate, see the 2011 Pension Benefits Table below.

(9)	The amounts shown in this column for 2011 include, among other items:

(a)	contributions made by RAI to the named executive officers under RAI’s qualified defined contribution plans, and amounts credited by RAI to the accounts of the named executive officers in RAI’s non-qualified excess benefit plans (with such excess benefit plans described in greater detail in the footnotes and narrative following the 2011 Non-Qualified Deferred Compensation Table below), as follows:

Name	Qualified Plan Contribution ($)	Non-Qualified Plan Credit ($)
Mr. Delen	22,050	145,844
Mr. Adams	24,500	93,141
Mr. Gilchrist	7,350	16,888
Mr. Holton	22,043	43,168
Dr. Gentry	24,500	58,822
Ms. Ivey	7,350	55,558

(b)	the perquisites described below:

•

a payment of $46,300 to Mr. Adams, a payment of $38,300 to Mr. Holton, a payment of $38,300 to Dr. Gentry, and a payment of $79,000 to Ms. Ivey, in each case in lieu of such person’s participation in RAI’s former executive perquisites program (such payments were eliminated effective February 2012),

•	a payment of $6,000 to Messrs. Delen and Gilchrist representing a financial planning allowance,

•	the cost of a physical examination in the case of Ms. Ivey and Dr. Gentry,

•	the cost of premiums paid by RAI for certain excess liability insurance covering each of the named executive officers, except Mr. Adams who declined such insurance, and

•

the value (based upon the aggregate incremental cost to RJR Tobacco) ascribed to personal flights taken by Ms. Ivey and Mr. Adams, or their respective guests, on aircraft owned or leased by RJR Tobacco (the aggregate incremental cost for purposes of the foregoing calculation includes the variable costs of operating the aircraft, such as fuel costs, airport handling fees and catering costs, plus the amount associated with RAI’s lost tax deduction due to the personal usage of the aircraft, but excludes fixed costs, such as labor costs of the aircraft crew and hangar lease payments).

(c)	in the case of Messrs. Gilchrist and Holton, Dr. Gentry and Ms. Ivey, the change in the value of the accrued post-retirement health benefit from December 31, 2010 to December 31, 2011, as follows — Mr. Gilchrist: $5,236; Mr. Holton: $2,427; Dr. Gentry: $11,394; and Ms. Ivey: $164,460.

Equity and Non-Equity Incentive Awards

The following table sets forth certain information concerning each grant of an award made to a named executive officer during 2011 under any plan.

2011 Grants of Plan-Based Awards Table

	Grant Date	Board or Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards (3)($)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name			($)	($)	($)	(#)	(#)	(#)
Daniel M. Delen	3/1/2011	2/16/2011	—	—	—	—	181,708	272,562	6,176,255
	2/16/2011	2/16/2011	—	1,350,000	2,700,000	—	—	—	—
Thomas R. Adams	3/1/2011	2/16/2011	—	—	—	—	50,954	76,431	1,731,926
	2/16/2011	2/16/2011	—	693,200	1,386,400	—	—	—	—
Andrew D. Gilchrist	3/1/2011	2/16/2011	—	—	—	—	37,477	56,216	1,273,843
	2/16/2011	2/16/2011	—	436,560	873,120	—	—	—	—
Martin L. Holton III	3/1/2011	2/16/2011	—	—	—	—	36,644	54,966	1,245,530
	2/16/2011	2/16/2011	—	401,760	803,520	—	—	—	—
Jeffery S. Gentry	3/1/2011	2/15/2011	—	—	—	—	28,201	42,302	958,552
	2/15/2011	2/15/2011	—	359,700	719,400	—	—	—	—
Susan M. Ivey	2/16/2011	2/16/2011	—	1,664,550	3,329,100	—	—	—	—

(1)	Amounts reflected in these columns represent the annual incentive award opportunity for each named executive officer under the Omnibus Plan for the 2011 performance period. The amounts shown in the “Target” column represent the amount that the Compensation Committee expected to pay to each named executive officer in early 2012 for target performance. The “Threshold” column shows dashes because the Compensation Committee was permitted to reduce the ultimate value of the 2011 annual incentive award to essentially zero, so there is no threshold level for the awards. For above-target performance for 2011, the Compensation Committee decided to limit, subject to the maximum cash net income award pools, the maximum payout for the 2011 annual incentive awards to two times the target value, which maximum values for each named executive officer are reflected in the “Maximum” column. The ultimate annual incentive award for 2011 was determined by the Compensation Committee in early 2012, as more fully described in the narrative under the heading “2011 Annual Incentives” following this table, and the actual payouts made by us relating to the 2011 annual incentive awards are included in the “Non-Equity Incentive Plan Compensation” column in the 2011 Summary Compensation Table above. While the hypothetical “Target” and “Maximum” amounts shown for Ms. Ivey in the above table represent her full year annual incentive award opportunity for the 2011 performance period, the pro rata amounts for her two months of employment with RAI in 2011 for the “Target” and “Maximum” columns were $277,425 and $554,850, respectively. Similarly, the actual payout made by RAI to Ms. Ivey relating to her 2011 annual incentive award was the pro rata amount based on her two months of employment with RAI during 2011.

(2)

Amounts reflected in these columns represent performance shares granted under the Omnibus Plan for the 2011-2013 performance period. The amounts shown in the “Target” column represent the number of performance shares initially awarded to each named executive officer (except Ms. Ivey, who was not granted a long-term incentive award in 2011) as his long-term incentive award opportunity, and represent the number of performance shares that the Compensation Committee expects to pay to each named executive officer for target performance during the performance period. The number of performance shares initially granted to each named executive officer was determined by dividing the target long-term incentive opportunity, denominated as a multiple of the executive’s March 1, 2011 base salary, by $33.02, the average closing price of RAI common stock for the 20 trading days prior to the grant date. The “Threshold” column shows dashes because the Compensation Committee will be permitted to reduce the ultimate number of the 2011 performance shares to essentially zero, so there is no threshold level for the awards. For above-target performance for the 2011-2013 performance period, the Compensation Committee has decided to limit, subject to the cash net income maximum award pools, the maximum payout of the 2011 performance shares to 150% of each named executive officer’s target award opportunity, which maximum numbers of performance shares are reflected in the “Maximum” column. The ultimate number of performance shares actually earned by each of the named executive officers for the 2011-2013 performance period will be determined by the Compensation Committee in early 2014, as more fully described in the narrative under the heading “2011 Long-Term Incentives” following this table, but the grant date fair value of these 2011 performance shares awards are disclosed in the “Grant Date Fair Value of Stock and Option Awards” column in this table and in the “Stock Awards” column in the 2011 Summary Compensation Table above based on the probable outcome of the performance conditions as of the grant date.

(3)	Amounts shown in this column represent the grant date fair value of the 2011 performance shares award for each named executive officer and equal the product of $33.99 (the per share closing price of RAI common stock on the grant date), multiplied by the target number of performance shares awarded to the named executive officer based on the probable outcome of the performance conditions on the grant date.

2011 Annual Incentives.    The annual incentive opportunities reflected in the table above were approved in February 2011 for each of the named executive officers for the January 1, 2011 to December 31, 2011 performance period. Although such values represented the target annual incentive award opportunity for each named executive officer for 2011, the ultimate value of the 2011 annual incentive awards was determined by the Compensation Committee after the end of the performance period based first on the annual incentive cash award pool generated for each of the named executive officers under the pre-established cash net income performance formula, and then reduced using negative discretion after consideration of the actual performance of RAI and its operating companies on the underlying performance metrics described in the Compensation Discussion and Analysis.

In February of 2011, the Compensation Committee established the underlying financial and marketplace performance metrics, weightings, targets and scoring grids for 2011. Each metric had a threshold, target and maximum score associated with it. If the threshold score relating to a particular metric was not met, then such metric was assigned a score of zero in determining the overall score. The maximum score that can be assigned to any metric is 200% of target. In determining the score for any performance metric, the Compensation Committee considered unanticipated, unusual or non-recurring events that affected such metric. The score for each metric was multiplied by its applicable percentage weighting; the resulting product yielded a weighted score for the particular metric, which was then added to all other weighted metric scores (calculated in the same fashion), resulting in an overall score. The Compensation Committee then considered whether any additional adjustment was appropriate; if any such adjustment was approved by the Committee, the adjustment was applied to the weighted total score resulting in the final payout score.

After the end of the 2011 performance period, the Compensation Committee approved the annual incentive cash award pools for each of the named executive officers based on RAI’s 2011 cash net income of $1.6 billion, and then reviewed the 2011 performance of RAI and its operating companies as measured by the underlying performance metrics. After consideration of the above results, the Compensation Committee used negative discretion to reduce the amount of the annual incentive cash award for each named executive officer. Each named executive officer’s 2011 annual incentive award was paid out in cash in the first quarter of 2012. For more information about the annual incentive compensation, see the disclosure above under “Compensation Discussion and Analysis — Analysis of 2011 Compensation Decisions — Annual Compensation — Annual Incentive Compensation.”

2011 Long-Term Incentives.    The performance share awards reflected in the table above were made to each of the named executive officers (except Ms. Ivey) in 2011 as a target long-term incentive award for the January 1, 2011 to December 31, 2013 performance period. The number of performance shares each named executive officer actually will receive, if any, will be determined at the end of such performance period based first on the maximum payout limitation provided by the performance shares award pool generated for each of the named executive officers under a pre-established cash net income performance formula. Then, the Compensation Committee may use negative discretion to reduce the number of performance shares actually earned to an amount consistent with the average of RAI’s annual incentive award program scores for each of the three years in the performance period, but not higher than 150% of target. For example, if RAI’s actual three-year average annual incentive award score equals the 100% target, then each named executive officer may earn 100% of his target number of performance shares (subject to reduction using negative discretion and the adjustment described below). If, in the alternative, RAI’s actual three-year average score equals or exceeds the 150% maximum annual incentive award score, then each named executive officer may earn a maximum of 150% of his target number of performance shares (subject to reduction using negative discretion and the adjustment below), and if RAI’s actual three-year average score is zero, then the named executive officers will not earn any performance shares. For actual three-year average scores between zero and the 150% maximum, the number of performance shares each named executive officer actually earns will be determined by the Compensation Committee taking into account RAI’s actual three-year average score. In addition, if RAI fails to pay cumulative dividends for the three-year performance period of at least $6.36 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period), then the number of performance shares earned will be reduced by an amount equal to three times the percentage of the dividend underpayment for the three-year performance period, up to a maximum additional performance share reduction of 50%. The number of performance shares earned after the performance adjustments generally will vest on March 1, 2014, and will be paid in the form of shares of RAI common stock. At the time the performance shares vest, if at all, each named executive officer will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of the performance period through the payment of the performance shares, multiplied by the number of performance shares actually earned by the named executive officer after the performance adjustments.

In the event of a named executive officer’s death or termination due to permanent disability, any outstanding performance shares will vest on the date of the named executive officer’s death or termination due to permanent disability on a pro rata basis, with payment of the pro rata amount of the performance shares (plus the associated cash dividend equivalent payment for such shares) to be made as soon as practicable after such event occurs. In the event of a named executive officer’s retirement or involuntary termination of employment without cause, the amount of performance shares that will vest on a pro rata basis on the March 1, 2014 vesting date will be determined as described above based on the actual performance of RAI and its operating companies over the three-year performance period, with the payment of the earned number of performance shares (plus the associated cash dividend equivalent payment for such shares) to be made as soon as practicable after the March 1, 2014 vesting date. In all instances, however, in the event of a change of control of RAI, the amount of performance shares that will vest on a pro rata basis on the date of the change of control will be equal to the higher of (1) the target number of performance shares and (2) the amount of performance shares that would be earned based on the actual performance of RAI and its operating companies for those fiscal years completed prior to the change of control and a score of 100% for the year of the change of control and any remaining years in the performance period, and the payment of such performance shares will be made as soon as practicable after the change of control. In the event of a named executive officer’s voluntary termination of employment (except in the case of Mr. Adams and Dr. Gentry, who are eligible for retirement) or termination of employment for cause, the named executive officer’s outstanding performance shares will be forfeited and cancelled. The vesting provisions described in this paragraph are subject to the terms of any employment contract between RAI and the named executive officer. For more information about these long-term incentive awards, see the disclosure above under “Compensation Discussion and Analysis — Analysis of 2011 Compensation Decisions — Long-Term Incentive Compensation — Long-Term Incentive Opportunity.”

The following table sets forth certain information concerning equity incentive plan awards outstanding as of the end of 2011 for each named executive officer.

Outstanding Equity Awards At 2011 Fiscal Year-End Table

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Daniel M. Delen	181,708	(2)	7,526,345
	135,300	(3)	5,604,126
	137,899	(4)	5,711,777
Thomas R. Adams	50,954	(2)	2,110,515
	75,813	(3)	3,140,174
	75,019	(4)	3,107,287
Andrew D. Gilchrist	37,477	(2)	1,552,297
	41,934	(3)	1,736,906
	41,196	(4)	1,706,338
Martin L. Holton III	36,644	(2)	1,517,794
	31,008	(3)	1,284,351
	30,682	(4)	1,270,848
Jeffery S. Gentry	28,201	(2)	1,168,085
	51,183	(3)	2,120,000
	50,646	(4)	2,097,757
Susan M. Ivey	—	(2)	—
	140,364	(3)	5,813,877
	285,728	(4)	11,834,854

(1)	Share amounts in this column relating to awards granted in 2009 and 2010 have been adjusted to reflect the 2010 Stock Split.

(2)	These amounts represent performance shares granted under the Omnibus Plan on March 1, 2011. These performance shares will vest on March 1, 2014, subject to certain performance criteria and a cumulative dividend requirement. The material terms governing such awards are described in the narrative under the heading “2011 Long-Term Incentives” following the 2011 Grants of Plan-Based Awards Table above. The number of performance shares set forth in the immediately preceding table represents the target number of performance shares each named executive officer may earn at the end of the three-year performance period ending December 31, 2013, based on the actual performance for the first year of the performance period. The number of performance shares actually earned by the named executive officers will be determined by the Compensation Committee based on the actual performance over the entire three-year performance period, and such amount may differ significantly from the amounts shown in this column.

(3)	These awards represent performance shares granted under the Omnibus Plan on March 1, 2010. These performance shares will vest on March 1, 2013, subject to certain performance criteria and a cumulative dividend requirement. The number of performance shares set forth in the table represents the hypothetical maximum number of performance shares each named executive officer may earn at the end of the three-year performance period based on the actual performance for the first two years of the performance period. The material terms governing such awards are essentially the same as the terms governing the performance shares granted on March 1, 2011, as described in the narrative under the heading “2011 Long-Term Incentives” following the 2011 Grants of Plan-Based Awards Table above, except that the three-year performance period applicable to the 2010 performance shares ends on December 31, 2012, the three-year average annual incentive award score will based on the 2010, 2011 and 2012 scores, and the three-year cumulative dividend threshold is $10.80 ($5.40 after the 2010 Stock Split).

In the case of Ms. Ivey, the amount shown in this column represents the hypothetical maximum number of performance shares that she may earn at the end of the three-year performance period based on the actual performance for the first two years of the performance period for the pro rata portion of her 2010 performance share grant (calculated pursuant to the terms of the 2010 performance share agreement and her retirement date of February 28, 2011). She forfeited 187,664 of the performance shares granted to her in 2010.

The number of performance shares actually earned by the named executive officers will be determined by the Compensation Committee based on the actual performance over the entire three-year performance period, and such amount may differ significantly from the amounts shown in this column.

(4)	These awards represent performance shares granted under the LTIP on March 2, 2009. The performance shares vested, in accordance with their terms, on March 2, 2012. The number of performance shares set forth in the table represents the number of performance shares each named executive officer actually earned based on the performance of RAI and its operating companies over the three-year performance period ended on December 31, 2011. In February 2012, the Compensation Committee approved the maximum performance share award pools generated by the pre-established performance formula based on the percentage established for the named executive officer and RAI’s 2009-2011 cumulative cash net income of $4.5 billion. The Compensation Committee then exercised negative discretion to pay out an amount of earned performance shares and the associated cash dividend equivalent payment to each named executive officer, which in each case was less than the maximum performance share award pool for such officer. The number of performance shares earned was determined based on the three-year average of RAI’s annual incentive award program scores for 2009, 2010 and 2011 (138%, 118% and 86%, respectively), which was 114%. In addition, RAI satisfied the three-year cumulative dividend requirement of $10.20 ($5.10 after the 2010 Stock Split), so there was no reduction to the number of performance shares earned. As a result, the final number of performance shares actually earned was 114% of target. Upon their vesting, the earned performance shares were paid out in shares of RAI common stock. The associated cash dividend equivalent payment each named executive officer received was equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock from the beginning of the performance period through the payout of the performance shares, multiplied by the number of performance shares actually earned after the performance adjustments.

In the case of Ms. Ivey, the amount shown in this column represents the number of performance shares she actually earned based on the performance discussed above (as prorated based on her retirement date of February 28, 2011). She forfeited 126,522 of the performance shares granted to her in 2009.

(5)	The amounts shown in this column represent the product of $41.42, the per share closing price of RAI common stock on December 30, 2011 (the last trading day of the year), and the number of performance shares reflected in the table for the named executive officer as of December 31, 2011.

The following table provides information concerning the restricted stock which the named executive officers vested in during 2011.

2011 Option Exercises and Stock Vested Table (1)

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized On Vesting(3) ($)
Daniel M. Delen	22,104	(2)	770,324
Thomas R. Adams	12,118	(2)	422,312
Andrew D. Gilchrist	3,996	(2)	139,261
Martin L. Holton III	4,956	(2)	172,717
Jeffery S. Gentry	6,372	(2)	222,064
Susan M. Ivey	69,930	(2)	2,376,221

(1)	None of the named executive officers beneficially owned at any time during 2011 any options to acquire shares of RAI common stock. The number of shares reflects the actual number of shares acquired by the named executive officer on the applicable vesting date (as adjusted for the 2010 Stock Split).

(2)	The amounts represent the number of shares of restricted RAI common stock that vested on March 6, 2011, from a grant made on March 6, 2008 pursuant to the LTIP, referred to as the 2008 restricted stock grant. The vesting of such shares of restricted RAI common stock had been subject to the condition, which was satisfied, that RAI pay to its shareholders a minimum quarterly dividend of $0.85 per share ($0.425 after the 2010 Stock Split) during the three-year period ended December 31, 2010. Such minimum dividend was equal to the per share amount of the last dividend paid by RAI prior to the grant of these shares of restricted stock. Prior to the vesting of his or her restricted stock, each named executive officer received dividends with respect to his or her outstanding unvested restricted stock to the same extent that any dividends generally were paid by RAI on outstanding shares of RAI common stock. Prior to the vesting of the restricted stock, each named executive officer was prohibited from selling, pledging or otherwise transferring, but had voting rights with respect to, the restricted stock. Upon vesting, the restrictions lapsed and the restricted stock became freely transferable by the named executive officer, subject to any restrictions arising under applicable federal or state securities laws. In the case of Ms. Ivey, this amount represents the number of shares of restricted RAI common stock that vested on February 28, 2011, in connection with Ms. Ivey’s retirement on such date; such shares represent the pro rata portion of the 2008 restricted stock grant (calculated pursuant to the terms of the 2008 restricted stock agreement and her retirement date of February 28, 2011) to which she was entitled upon her retirement. She forfeited the remaining 384 shares of her 2008 restricted stock grant.

(3)	These amounts represent the value of each named executive officer’s (other than Ms. Ivey’s) restricted RAI common stock on the March 6, 2011 vesting date of such restricted stock based on the $34.85 per share closing price of RAI common stock on March 4, 2011 (the last trading day prior to such vesting date). In the case of Ms. Ivey, the amount represents the value of her restricted RAI common stock on the February 28, 2011 vesting date of such restricted stock based on the $33.98 per share closing price of RAI common stock on February 25, 2011 (the date used for purposes of calculating such value as a result of her retirement on February 28, 2011).

Retirement Benefits

The following table sets forth information concerning each defined benefit plan that provides the named executive officers with payments or other benefits at, following, or in connection with retirement.

2011 Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Daniel M. Delen	—	—	—	—

Thomas R. Adams	Reynolds American Retirement Plan	12.552	397,054	0

	Reynolds American Additional Benefits Plan	12.552	345,764	0

	Contractual Benefit	26.497	4,357,146	0

Andrew D. Gilchrist	Reynolds American Retirement Plan	7.334	107,972	0

	Reynolds American Additional Benefits Plan	7.334	328,166	0

	Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates	6.500	120,419	0

	Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation	6.500	94,202	0

Martin L. Holton III	Reynolds American Retirement Plan	9.838	259,384	0

	Reynolds American Additional Benefits Plan	9.838	650,949	0

Jeffery S. Gentry	Reynolds American Retirement Plan	25.507	502,309	0

	Reynolds American Additional Benefits Plan	25.507	1,641,076	0

Susan M. Ivey	Reynolds American Retirement Plan	6.496	165,309	165,309

	Reynolds American Additional Benefits Plan	6.496	3,021,502	153,338	(3)

	Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates	18.100	1,633,657	57,508

	Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation	23.100	8,739,168	8,833,046	(3)

(1)	The number of years of credited service is shown as of December 31, 2011 (except for Ms. Ivey, whose years of credited service are shown as of February 28, 2011).

(2)	The present value of accumulated benefit is shown as of December 31, 2011 (except for Ms. Ivey, for whom the present value of accumulated benefit is shown as of February 28, 2011).

(3)	The commencement of Ms. Ivey’s annuity payments under the ABP (as defined below) and payment of her lump sum benefit under the B&W Supplemental Plan (as defined below) were deferred until September 2011 pursuant to Section 409A of the Code; the payment amounts include the interest paid as a result of such deferrals.

RAI maintains two defined benefit plans — the Reynolds American Retirement Plan, a tax-qualified pension equity plan referred to as the PEP, and the Reynolds American Additional Benefits Plan, a non-qualified plan referred to as the ABP — in which all of the named executive officers participate, other than Mr. Delen, who is not eligible to participate based upon his hire date. In addition, Ms. Ivey and Mr. Gilchrist have accrued benefits for service with B&W before the Business Combination under two additional defined benefit plans, the obligations of which were assumed by RAI in connection with the Business Combination — the Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates, referred to as the Legacy Plan, and the Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation, referred to as the B&W Supplemental Plan.

Ms. Ivey’s and Mr. Gilchrist’s years of credited service for purposes of the PEP and the ABP represents their service with RAI after the Business Combination. Their years of credited service for purposes of the Legacy Plan and the B&W Supplemental Plan represent their service with B&W before the Business Combination. In addition, pursuant to a contract incorporated by reference into the B&W Supplemental Plan, Ms. Ivey was granted 5 additional years of service credit for purposes of the B&W Supplemental Plan. This grant of additional service increased the present value of the accumulated benefit under the B&W Supplemental Plan, after offsets for the value of certain benefits paid under other BAT retirement plans, by $3,435,690 for Ms. Ivey. In addition, pursuant to a letter agreement between Mr. Adams and RJR Tobacco, Mr. Adams was credited with 13.945 years of additional service for purposes of the special retirement benefit provided under such letter agreement, referred to as the contractual benefit, as described in more detail under the heading “Contractual Benefit” below.

The calculation of the present value of each accumulated benefit assumes a discount rate of 5.00% (the rate used by RAI in determining the accumulated pension obligations for financial reporting purposes) and post-commencement mortality based on the prescribed mortality assumption under Section 430(h)(3)(A) of the Code, using the generational mortality option for males and females. Benefit values of the PEP and the ABP are based on immediate payment at January 1, 2012 (except for Ms. Ivey). Benefit values for the Legacy Plan and the B&W Supplemental Plan are based on payment at age 65 for Mr. Gilchrist, the age at which his unreduced benefits could commence. The benefit values for Ms. Ivey are based on immediate payment on the effective date of her retirement — March 1, 2011.

The present values of accumulated benefits under the ABP and the contractual benefit shown in this column for Mr. Adams have been reduced by the value of benefits under such plan or arrangement previously waived in connection with an elective funding of a portion of certain named executive officers’ non-qualified pension benefits. In 2000, RJR offered its current employees who had earned non-qualified pension benefits a one-time opportunity to elect to have at least 75% of their total earned qualified and non-qualified pension benefits funded under an existing retention trust over a three-year period. For any eligible named executive officer who elected such funding, the accumulated benefits under the ABP and the contractual benefit were reduced to give effect to the fact that non-qualified benefits waived would be paid from the retention trust. The reduction for Mr. Adams was $1,602,898. In addition, the present value of accumulated benefits in this column for the B&W Supplemental Plan does not reflect the value of benefits under this plan, the obligation for which was retained by B&W in connection with the Business Combination. The value of these retained benefits is $8,617,680 for Ms. Ivey.

Reynolds American Plans.    The PEP provides a lump sum benefit that is a multiple of final average earnings payable after termination of employment at any age. The multiple is the sum of the participant’s core earned percentages (ranging from 4% to 13% per year depending on age) and excess earned percentages (ranging from 0% to 4% per year depending on age) while covered by the PEP. A participant’s lump sum benefit is equal to his or her total final average earnings multiplied by his or her total core percentage, plus his or her final average earnings in excess of Social Security covered compensation multiplied by his or her total excess percentage. For purposes of the PEP, final average earnings is the annualized sum of base salary and bonus in the year earned, and is determined by considering the 36 consecutive months that yield the highest average during the participant’s last 60 months of service. Each year’s compensation for the PEP is limited by the compensation limits under the Code.

The ABP provides a benefit equal to the benefit that would be paid under the PEP if the limits on compensation and benefits under the Code did not apply and if certain extraordinary items of income that are excluded from compensation under the PEP were included. This benefit is reduced by the PEP benefit and is paid upon termination of employment in monthly annuity payments. Lump sum payments above $10,000 are not available. The ABP is a non-qualified unfunded plan designed to allow participants in the plan to receive a pension benefit equal to the benefit that would have been paid under the PEP had the PEP not been subject to the limits on compensation and benefits under the Code and had the compensation thereunder been recognized under the PEP. All benefits under the ABP are payable out of the general corporate assets of RAI.

Legacy B&W Plans.    The Legacy Plan provides monthly benefits equal to the product of a participant’s years of pensionable service (to a maximum of 38 years) multiplied by his or her pensionable salary, divided by 57 and reduced by a proportionate amount of the participant’s Social Security benefit. A participant’s pensionable salary is the average of the participant’s base rate of pay in effect for the 36-month period immediately before his or her termination of employment. Ms. Ivey’s and Mr. Gilchrist’s service with RAI is not considered pensionable service, but their base rate of pay with RAI was taken into account in determining their pensionable salary.

Benefits are payable at age 65. In addition, early retirement benefits may commence before age 65 to a participant who terminates employment either after attaining age 55 with at least ten years of service or with at least ten years of service when his or her age plus years of service equal at least 65. If early retirement benefits commence before age 65, they are reduced  1/4 of 1% per month for each month that commencement precedes age 60, unless the participant has 30 years of service at termination, in which case benefits may commence without reduction on or after age 55. An employee who was a participant on July 1, 1994, who terminates employment with at least ten years of service when his or her age plus years of service equal at least 60 may commence benefits after attaining age 50 with the reduction for commencement before age 60 described above.

The B&W Supplemental Plan is a non-qualified pension plan that provides a benefit equal to the benefit that would have been paid under the Legacy Plan had the Legacy Plan not been subject to limits on compensation and benefits under the Code, reduced by the actuarial value of the benefit payable under the Legacy Plan. In addition, for certain employees, including Ms. Ivey, the B&W Supplemental Plan included bonuses and deferred compensation in pensionable salary and included additional service in pensionable service. For purposes of this plan, for the period after the Business Combination, such participant’s bonus is deemed to be an amount equal to the participant’s salary rate multiplied by the average rating under B&W’s Performance Incentive Plan for the three years preceding the Business Combination. Benefits are payable in a lump sum upon termination of employment from the general assets of RAI.

Contractual Benefit.    Pursuant to the letter agreement described above, Mr. Adams is vested in the contractual benefit in an amount equal to his final average compensation multiplied by his total years of credited service (including the additional credited service described above) multiplied by 0.0175. His final average compensation is defined as the highest consecutive three years of pay (base salary plus actual bonus) out of the last five years of service. This special retirement benefit will be offset by any amounts paid under the PEP, the ABP and the special funding arrangement described above.

The following table sets forth information regarding each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

2011 Non-Qualified Deferred Compensation Table

Name	Plan Name	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings In Last FY(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance At Last FYE(4) ($)
Daniel M. Delen	Reynolds American Additional Benefits Plan	145,844	1,136	146,980	0
Thomas R. Adams	Reynolds American Additional Benefits Plan	93,141	1,078	93,813	28,351
Andrew D. Gilchrist	Reynolds American Additional Benefits Plan	16,888	109	16,977	0
Martin L. Holton III	Reynolds American Additional Benefits Plan	43,168	253	43,421	0
Jeffery S. Gentry	Reynolds American Additional Benefits Plan	58,822	406	59,228	0
Susan M. Ivey	Reynolds American Additional Benefits Plan	55,558	587	56,144	0

(1)	The amounts in this column represent the principal amounts credited during 2011 and also are included in the “All Other Compensation” column of the 2011 Summary Compensation Table above.

(2)	The amounts in this column represent the aggregate interest credited during 2011 on each named executive officer’s account in the ABP.

(3)	These amounts, which were paid to the respective named executive officers during the first quarter of 2012, represent the sum of the principal amounts and interest credited under the ABP during 2011.

(4)	These amounts represent the balance in each named executive officer’s account in the ABP as of December 31, 2011, after taking into account the payment, described in the preceding footnote, made with respect to each executive’s account. Amounts in this column represent pre-2004 deferrals, as discussed further below.

RAI maintains two non-qualified excess benefit plans — the ABP and the Reynolds American Supplemental Benefits Plan, referred to as the SBP — for those employees, including the named executive officers, whose benefits under RAI’s tax-qualified 401(k) plan are limited by virtue of certain provisions of the Code. All information in the preceding table reflects activity under the ABP. None of the named executive officers had any balance or activity under the SBP in 2011. Under the ABP, RAI credits to each named executive officer’s account an amount, referred to as the principal amount, equal to the amount RAI would have contributed to such executive’s account in the tax-qualified 401(k) plan, but for the Code’s compensation limitations. In addition, RAI credits the principal amount with interest at the same rate as is earned by a certain interest income fund offered under RAI’s tax-qualified 401(k) plan. Unlike with respect to the tax-qualified 401(k) plan, RAI does not contribute any funds to the non-qualified excess benefit plans, but instead credits amounts by book entry to participants’ accounts.

Commencing with the amounts credited for the 2004 plan year, RAI distributes, in the first quarter of each year, to each participant in the non-qualified excess benefit plans any amounts that have been credited to such participant’s account during the prior year. Prior to January 1, 2004, a participant in the non-qualified excess benefit plans had the election to defer receipt of the amounts credited to his or her account in any year until the beginning of the next year or until his or her termination of employment. Any participant in the non-qualified excess benefit plans who elected to defer receipt, until after termination of employment, of any amounts that had been credited to his or her account prior to January 1, 2004, will continue to earn interest on such amounts until termination of employment.

Termination and Change of Control Payments

RAI has entered into agreements and has adopted plans that require it to provide compensation and/or other benefits to each named executive officer in the event of such executive’s termination of employment under certain circumstances, or upon a change of control of RAI occurring during the executive’s term of employment. The following table sets forth the amounts payable to each named executive officer, other than Ms. Ivey, if such executive’s employment had terminated under different scenarios, and/or a change of control of RAI had occurred, on December 30, 2011 (the last business day of 2011). As noted above, Ms. Ivey retired from RAI on February 28, 2011 and did not receive any severance benefits. The information provided below for Ms. Ivey reflects the amounts payable to her based on her retirement on such date.

The table below does not include certain payments or benefits that do not discriminate in favor of RAI’s executive officers and that generally would be available to any salaried employee of RAI or its operating subsidiaries upon termination of employment, or upon a change of control of RAI. For instance, any participant in RAI’s cash annual incentive award program whose employment were terminated, for any reason other than cause, on the last business day of any year would be entitled to receive a cash annual incentive award for such year. As a result, the cash annual incentive award for 2011 paid to each of the named executive officers (and included in the “Non-Equity Incentive Plan Compensation” column of the 2011 Summary Compensation Table above) is not included in the table below.

Except as otherwise expressly indicated, the amounts set forth in the following table do not represent the actual sums a named executive officer would receive if his or her employment were terminated or there were a change of control of RAI. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that the named executive officers who were employed by RAI or any of its subsidiaries on December 30, 2011 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the named executive officers, other than Ms. Ivey, the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 30, 2011. Payments which RAI may make in the future upon an employee’s termination of employment or upon a change of control of RAI will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of RAI’s benefit plans and agreements as of December 30, 2011.

Potential Payments Upon Termination of Employment and/or a Change of Control Table

Name	Benefits and Payments	Voluntary Termination ($)	Involuntary Termination not for Cause(1) ($)	Termination For Cause(1) ($)	Qualifying Termination on Change of Control(2)(3) ($)	Termination due to Death or Disability ($)		Change of Control (3)(4) ($)
Daniel M. Delen
	Cash Severance(5)	0	5,875,000	0	7,050,000	0		0
	Performance Shares(6)	0	10,744,454	0	10,854,511	10,077,121		10,854,511
	280G Tax Gross-up(7)	0	0	0	7,808,752	0		4,522,477
Thomas R. Adams
	Cash Severance(5)	0	2,911,700	0	2,911,700	0		0
	Performance Shares(6)	5,335,165	5,335,165	0	5,366,013	4,942,660		5,366,013
	Incremental Pension Benefit(8)	0	3,181,639	0	3,181,639	0		0
	Insurance Benefits(9)	0	35,190	0	35,190	0		0
	Health-Care Benefits(10)	64,810	39,248	64,810	39,248	64,810	(11)	0
	280G Tax Gross-up(7)	0	0	0	3,527,252	0		0
Andrew D. Gilchrist
	Cash Severance(5)	0	1,918,320	0	1,918,320	0		0
	Performance Shares(6)	0	3,044,693	0	3,067,392	2,834,841		3,067,392
	Incremental Pension Benefit(8)	0	804,392	0	804,392	0	(12)	0
	Insurance Benefits(9)	0	46,944	0	46,944	0		0
	280G Tax Gross-up(7)	0	0	0	2,862,188	0		1,314,895
Martin L. Holton III
	Cash Severance(5)	0	1,922,820	0	1,922,820	0		0
	Performance Shares(6)	0	2,363,926	0	2,386,147	2,213,049		2,386,147
	Incremental Pension Benefit(8)	0	1,288,572	0	1,288,572	0		0
	Insurance Benefits(9)	0	48,831	0	48,831	0		0
	Health-Care Benefits(10)	0	27,873	0	27,873	0		0
	280G Tax Gross-up(7)	0	0	0	2,624,533	0		0
Jeffery S. Gentry
	Cash Severance(5)	0	1,795,000	0	1,795,000	0		0
	Performance Shares(6)	3,530,520	3,530,520	0	3,547,598	3,261,800		3,547,598
	Incremental Pension Benefit(8)	0	932,190	0	932,190	0		0
	Insurance Benefits(9)	0	48,625	0	48,625	0		0
	Health-Care Benefits(10)	0	78,721	0	78,721	0		0
	280G Tax Gross-up(7)	0	0	0	0	0		0
Susan M. Ivey
	Restricted Stock(13)	2,376,221	—	—	—	—		—
	Performance Shares(14)	17,759,579	—	—	—	—		—
	Health-Care Benefits(15)	479,695	—	—	—	—		—

(1)	Generally, under the severance agreement, the term “cause” is defined to mean (a) the executive’s criminal conduct, (b) the executive’s deliberate and continued refusal to (i) perform employment duties on a substantially full-time basis or (ii) act in accordance with instructions of a more senior employee or of the Board, or (c) the executive’s deliberate misconduct which would be damaging to RAI without a reasonable good faith belief that the conduct was in the best interest of RAI. Under the severance agreement, a termination for cause is required to be made by RAI’s senior human resources executive. Under the ESP, the term “cause” is defined to mean (a) the executive’s criminal conduct, (b) the executive’s deliberate and continued refusal to (i) substantially perform his or her employment duties or (ii) act in accordance with any specific lawful instructions of an authorized officer or a more senior employee or majority of the Board, (c) the executive’s deliberate misconduct which would be damaging to RAI without a reasonable good faith belief that the conduct was in the best interest of RAI, (d) the executive’s material violation of RAI’s code of conduct or any policy, or (e) the executive’s material breach of any non-competition, non-disclosure of confidential information or commitment to provide assistance agreement or obligation to RAI, except that an executive at the level of Mr. Delen (who is the only named executive officer who is not a party to a severance agreement, but instead participates in the ESP) will not be deemed to have been terminated for cause unless the Board, by an affirmative vote of at least two-thirds of the Board, adopts a resolution finding that the executive committed an act constituting “cause.”

Under both the severance agreement and ESP, an executive may terminate his or her employment for “good reason,” in the absence of a change of control event, if the executive experiences a more than 20% reduction in the total amount of his or her base salary, targeted annual incentive and targeted long-term incentive award. In addition, under the severance agreement, unlike under the ESP, an executive may terminate his or her employment for “good reason,” in the absence of a change of control event, if the executive’s responsibilities are substantially reduced in importance or if the executive is forced to relocate a certain distance from his current place of employment. Any such termination for good reason, in the absence of a change of control, is referred to as a qualifying termination and treated the same as an involuntary termination not for cause.

(2)	The amounts in this column are based on the assumption that on December 30, 2011, (a) a change of control of RAI occurred, and (b) (i) in the case of each named executive officer, after such change of control, either RAI terminated the executive’s employment without cause or the executive terminated his or her employment for good reason or (ii) in the case of Mr. Delen, who participates in the ESP, that during the one-year period prior to the change in control, his employment was terminated without cause at the request of a party involved in the change in control transaction (a termination described in this clause (b) is referred to as a qualifying termination). Under both the severance agreement and ESP, a participant is eligible to receive severance benefits if he or she terminates his or her employment for good reason, or his or her employment is terminated without cause, within two years after a change in control. A party to the severance agreement, unlike a participant in the ESP such as Mr. Delen, is not eligible to receive severance benefits under the circumstances described in preceding clause (b)(ii).

Following the occurrence of a change of control event, the circumstances that would entitle an executive under the severance agreement or an executive, at Mr. Delen’s level, under the ESP to terminate his or her employment for good reason, generally, would be (a) a material reduction in the executive’s duties from those in effect prior to the change in control, (b) the executive having to relocate a certain distance from the executive’s current place of employment, (c) a more than 20% reduction in the total amount of the executive’s base salary, target annual incentive and target long-term incentive award, (d) a material breach of the severance agreement or ESP, as the case may be, (e) a reduction in certain employee benefits, or (f) in the case of the ESP, RAI’s failure to obtain an agreement from any successor to perform RAI’s obligations under the ESP.

(3)	A “change of control” of RAI is defined, for purposes of the severance agreement and ESP, to mean the first to occur of the following: (a) the acquisition by a person of 30% or more of the voting power of RAI’s securities ordinarily having the right to vote for the election of directors, except that BAT’s acquisition of RAI’s common stock pursuant to the Business Combination or as expressly permitted by the Governance Agreement will not be deemed to be a change of control, (b) the failure of the persons who constituted RAI’s Board of Directors on July 30, 2004 (or the failure of individuals elected or nominated either by a supermajority of such persons or pursuant to certain provisions of the Governance Agreement) to be a majority of the Board, and (c) in the case of the severance agreement, the approval by RAI’s shareholders, and in the case of the ESP, the consummation, of certain extraordinary transactions involving RAI, including certain merger transactions or certain sales of all or substantially all of RAI’s assets.

(4)	The amounts in this column are based on the assumption that a change of control of RAI occurred on December 30, 2011, but that the executive’s employment continued after such date.

(5)	These amounts represent the value of the following sums that would be payable upon the occurrence of the events set forth in the table pursuant to the severance agreement (in the case of the named executive officers other than Mr. Delen) and pursuant to the ESP (in the case of Mr. Delen) (as each of the severance agreement and ESP is described above under “Compensation Discussion and Analysis — Severance Benefits”):

(a)	two times annual base salary and two times target annual incentive in the case of the named executive officers, except Mr. Delen, payable in a single lump sum on July 1, 2012;

(b)	in the case of Mr. Delen, two and one-half times annual base salary and two and one-half times target annual incentive upon an involuntary termination of employment without cause, and three times annual base salary and three times target annual incentive upon a qualifying termination, in either case payable in a single lump sum on July 1, 2012; and

(c)	three years of such person’s respective annual perquisite payments (as described in footnote 9 to the 2011 Summary Compensation Table above), other than Mr. Delen, who is not entitled to such payments, with such amounts payable in a single lump sum on July 1, 2012.

As indicated in the preceding sentence, the lump sum payment under the severance agreement or ESP would be deferred for a period of six months pursuant to Section 409A of the Code.

The payment of the amounts described in this footnote, and of the benefits described in footnote 9, are subject to the named executive officer complying with certain non-compete and confidentiality obligations owing to RAI and its subsidiaries, and cooperating with RAI and its subsidiaries in the prosecution or defense of any litigation. If the named executive officer refuses to execute a document evidencing the foregoing obligations, then the named executive officer will not be entitled to receive the payments described in this footnote and the benefits described in footnote 9; in such event, the executive will be entitled to a lesser benefit under RAI’s Separation Pay Plan, provided he or she executes a release of claims against RAI. Under such program, the amount a person receives as separation pay is based upon years of service, with such amount not to exceed 78 weeks of base pay.

(6)	These amounts represent the value of the performance shares in which the executive may vest (and the associated dividend equivalent payments), if the employment of the executive had terminated on December 30, 2011, under the circumstances set forth in the table; such performance shares are a pro rata amount of the total number of performance shares granted on March 1, 2011, March 1, 2010 and March 2, 2009. As of December 30, 2011, Mr. Adams and Dr. Gentry were eligible for retirement under the terms of the performance share grant agreements, and the amounts set forth in the “Voluntary Termination” column for each of them are based on the assumption that they voluntarily retired on December 30, 2011. The terms governing the performance shares granted on March 1, 2011, are summarized in the narrative following the 2011 Grants of Plan-Based Awards Table above. The terms governing the performance shares granted on March 1, 2010 and March 2, 2009 are essentially the same as the terms governing the performance shares granted on March 1, 2011, except that the three-year performance periods applicable to the 2010 and 2009 performance shares end on December 31, 2012 and December 31, 2011, respectively; the three-year average annual incentive award score is based on the 2010, 2011 and 2012 scores, and 2009, 2010 and 2011 scores, respectively; and the three-year minimum cumulative dividend threshold is $10.80 ($5.40 after the 2010 Stock Split) and $10.20 ($5.10 after the 2010 Stock Split), respectively. In contrast, for the 2011 performance shares, the three-year performance period ends on December 31, 2013, the three-year average annual incentive award score will be based on the 2011, 2012 and 2013 scores, and the three-year minimum cumulative dividend threshold is $6.36.

The value of the performance shares shown in the table if the named executive officer’s employment had terminated on December 30, 2011, due to death or disability, is based on the assumption that RAI’s three-year average annual incentive award score would be equal to the target. The value of the performance shares shown in the table if the named executive officer’s employment had terminated on December 30, 2011, due to involuntary termination without cause, or a change of control of RAI (irrespective of whether an executive’s employment continued thereafter or ended on such date due to a qualifying termination), is based on (a) in the case of the 2011 performance shares, if due to involuntary termination without cause — RAI’s actual annual incentive award score for 2011 and the assumption that RAI’s annual incentive award scores for 2012 and 2013 would be equal to the target annual incentive score, and if due to a change of control — the assumption that RAI’s annual incentive award scores for 2011, 2012 and 2013 would be equal to the target annual incentive score, and in both cases that there would be no adjustment to the number of vested performance shares based on the failure to satisfy the minimum cumulative dividend requirement, (b) in the case of the 2010 performance shares, RAI’s actual annual incentive award scores for 2010 and 2011 and the assumption that RAI’s annual incentive award score for 2012 would be equal to the target annual incentive award score, and that there would be no adjustment to the number of vested performance shares based on the failure to satisfy the minimum cumulative dividend requirement, and (c) in the case of the 2009 performance shares, the value of the performance shares actually earned based on the average of the annual incentive award scores for 2009, 2010 and 2011, and that there was no adjustment to the number of vested performance shares because RAI satisfied the minimum cumulative dividend requirement. The values in these rows represent: (a) the product of $41.42, the per share closing price of RAI common stock (since vested performance shares are paid out in shares of RAI common stock) on December 30, 2011, and the number of performance shares as determined based on the assumptions set forth above, plus (b) the associated dividend equivalent payment for such number of performance shares.

(7)	These amounts represent RAI’s payments, as soon as practicable after the hypothetical change of control, of (a) the excise tax that would be imposed on the executive by virtue of the executive’s receipt of an “excess parachute payment” within the meaning of Section 280G of the Code and (b) a tax gross-up amount relating to the payment of such tax. Under the ESP, unlike the severance agreement, an eligible participant is entitled to a tax reimbursement payment only if the participant receives “total parachute payments,” within the meaning of the Code, that exceed 110% of the amount the participant would be entitled to receive without being subject to the excise tax.

(8)	These amounts represent the value of the incremental benefit under RAI’s qualified and non-qualified pension and/or defined contribution plans (and for Mr. Adams, his contractual benefit described in the 2011 Pension Benefits Table above) resulting from the additional service and age credit the named executive officers (other than Mr. Delen, who is not entitled to such benefit under the ESP) will be granted for the additional three-year period under the severance agreement, referred to as the severance period, and the treatment of salary and annual incentives as if they were paid at 100% versus two-thirds, where applicable. In addition to the amounts in this row, each named executive officer (other than Mr. Delen, who does not participate in the pension plans) would receive in these circumstances his or her accumulated pension benefit; the present value of such accumulated benefit is set forth in the 2011 Pension Benefits Table above.

(9)	The insurance benefits represent the value of (a) the premiums which would be paid by RAI on behalf of each named executive officer (other than Mr. Delen, who is not entitled to such payments) during the severance period for health care, excess liability and life insurance and (b) contributions by RAI for the benefit of each of the named executive officers (other than Mr. Delen, who is not entitled to such payments) to RAI’s post-retirement health-savings account program.

(10)	The amounts listed for Mr. Adams represent the present value, discounted to December 30, 2011, of the health-care benefits that would commence (a) immediately in the event of voluntary termination or termination for cause or (b) immediately after the severance period in the event of involuntary termination not for cause or qualifying termination on change of control. The health-care benefits for Mr. Adams are reflected in this table because he would receive such benefits as a result of additional service credit provided under the terms of certain letter agreements between RJR Tobacco and Mr. Adams.

The amounts listed for Mr. Holton and Dr. Gentry represent the present value, discounted to December 30, 2011, of the health-care benefits that would commence immediately after the severance period in the event of involuntary termination not for cause or qualifying termination on change of control. The health-care benefits for Mr. Holton and Dr. Gentry are reflected in this table because the benefits each of them would receive under his severance agreement are more generous than those health-care benefits generally available to salaried employees of RAI.

The amounts listed under this footnote are based upon the same assumptions (including a discount rate of 4.84%) used by RAI in determining post-retirement health-care expense in its 2011 financial statements in accordance with U.S. generally accepted accounting principles, referred to as GAAP.

(11)	This amount represents the present value, discounted to December 30, 2011, of the health-care benefits that would commence immediately for Mr. Adams in the event of termination due to disability under the terms of the letter agreements between RJR Tobacco and Mr. Adams described above in footnote 10; in the event of his termination due to death, the amount of the survivor benefit would be $32,799.

(12)	Mr. Gilchrist would be entitled to an unreduced pension benefit under a certain RAI retirement plan, the obligations of which, with respect to him and other former B&W employees, were assumed by RAI in connection with the Business Combination. The value of such benefit is not included in this table because all participants in such plan are entitled to such an unreduced benefit upon termination of employment due to disability.

(13)	This amount represents the product of $33.98, the per share closing price of RAI common stock on February 25, 2011 (the date used for purposes of calculating the value of Ms. Ivey’s 2008 restricted stock grant that vested as a result of her voluntary retirement on February 28, 2011), and (b) the pro rata portion of such restricted stock (as adjusted for the 2010 Stock Split) that vested on such retirement date. See footnote 2 to the 2011 Option Exercises and Stock Vested Table above for additional information on the terms of the 2008 restricted stock grant.

(14)	This amount represents the value on December 30, 2011 of the performance shares in which Ms. Ivey may vest (and the associated dividend equivalent payments), based on her voluntary retirement on February 28, 2011 and the assumptions set forth below; such value is based on the pro rata amounts of the number of performance shares granted on March 1, 2010 and March 2, 2009. See footnote 6 above for additional information on the terms of such performance share grants.

The value is based on (a) in the case of the 2010 performance shares, RAI’s actual annual incentive award scores for 2010 and 2011 and the assumption that RAI’s annual incentive award score for 2012 would be equal to the target annual incentive score, and that there would be no adjustment to the number of vested performance shares based on the failure to satisfy the minimum cumulative dividend requirement, and (b) in the case of the 2009 performance shares, the value of the performance shares actually earned based on the average of the annual incentive award scores for 2009, 2010 and 2011, and that there was no adjustment to the number of vested performance shares because RAI satisfied the minimum cumulative dividend requirement. See footnotes 3 and 4 to the Outstanding Equity Awards At 2011 Fiscal Year-End Table above for additional information on the 2010 and 2009 performance shares.

The value in this row represents (a) the product of $41.42, the per share closing price of RAI common stock (since vested performance shares are paid out in shares of RAI common stock) on December 30, 2011, and the pro rata number of performance shares as determined based on the assumptions set forth above, plus (b) the associated dividend equivalent payment for such number of performance shares.

(15)	This amount represents the present value, discounted to February 28, 2011, of the health-care benefits that commenced immediately upon Ms. Ivey’s retirement. The health-care benefits for Ms. Ivey are reflected because the benefits she received pursuant to a former B&W plan, which RAI assumed in the Business Combination, are more generous than the health-care benefits provided under the RAI sponsored plan in which the other named executive officers participate and which is generally available to salaried employees of RAI.

Other Management Proposals

Item 2:	Advisory Vote to Approve the Compensation of Named Executive Officers

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, referred to as the Dodd-Frank Act, and Section 14A of the Exchange Act, we are asking you to cast an advisory (non-binding) vote on the following resolution at our 2012 annual meeting of shareholders:

“RESOLVED, that, on an advisory basis, the compensation of RAI’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions in RAI’s proxy statement for the 2012 annual meeting, hereby is APPROVED.”

Your Board of Directors recommends a vote FOR this proposal.

This advisory vote, commonly known as a “say-on-pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this proxy statement. We are currently conducting say-on-pay votes every year, and expect to hold the next say-on-pay vote in connection with our 2013 annual meeting of shareholders.

The Board believes that our executive compensation program is designed appropriately and working effectively to ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals enhancing shareholder value. In fact, we received over 92% approval for our 2011 say-on-pay vote, which our Board interpreted as strong support for our executive compensation program. Before you vote, please review our Compensation Discussion and Analysis beginning on page 36 and the tabular and narrative disclosure that follows it. These sections describe the compensation program for our named executive officers and the rationale behind the decisions made by our Compensation Committee.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the say-on-pay vote will not be binding on us or the Board. The final decision on the compensation and benefits of our named executive officers remains with the Board and the Compensation Committee. However, RAI and the Board value the views of our shareholders. The Board and Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

Our 2011 Business Highlights

RAI is a holding company whose operating subsidiaries include the second largest cigarette manufacturer in the United States, R. J. Reynolds Tobacco Company; the second largest smokeless tobacco products manufacturer in the United States, American Snuff Company, LLC; and the manufacturer of the fastest growing super-premium cigarette brand, Santa Fe Natural Tobacco Company, Inc. Our business strategy is focused on transforming tobacco in anticipation of shifts in consumer preferences to deliver sustainable earnings growth, strong cash flow and enhanced long-term shareholder value.

In a challenging economic and competitive environment, RAI and its operating companies delivered solid results in 2011, with increased earnings and margins, while continuing to return value to our shareholders. The successful execution of our business strategies focused on enhancing the performance of key brands, while improving efficiencies, resulted in growth in operating income, net income and earnings per share over 2010. In addition, 2011 again saw our operating companies increase market share for all four key growth brands — Camel, Pall Mall, Grizzly and Natural American Spirit. Reflecting such overall performance, our total shareholder return for 2011 was 34.4%.

We further demonstrated our ongoing commitment to enhance shareholder value by:

•	increasing our quarterly dividend twice during the year, resulting in a total increase of 14.3%;

•	commencing a $2.5 billion share repurchase program; and

•	maintaining our dividend payout target of 80% of our net income.

Our 2011 Executive Compensation Program

As described more fully in our Compensation Discussion and Analysis, our executive compensation program is designed to help us (1) attract, motivate, and retain exceptional management talent, (2) reward our management for strong performance and the successful execution of our business plans and strategies, (3) align management’s compensation interests with the long-term investment interests of our shareholders and (4) provide adequate incentives to overcome the reluctance that some people may have to work in a controversial industry, such as the tobacco industry.

The principal components of the 2011 compensation program for our named executive officers included:

•	base salary targeted at the size-adjusted median of our peer group of food, beverage, tobacco and non-durable consumer goods companies;

•

total compensation opportunity targeted at approximately 10% above the size-adjusted median of our food, beverage, tobacco and non-durable consumer goods peer group (the result of targeting specific percentiles for each element of pay) in order to compete with other tobacco companies who tend to pay higher given the controversial nature of the industry;

•	a balanced annual incentive program driven by both financial and marketplace performance, with the financial performance drivers disclosed in this proxy statement in numeric terms; and

•

a long-term incentive program based entirely on performance and aligned with shareholder interests through links to stock price, dividend maintenance and multiple years of financial and marketplace performance, and whose payout potential is capped at a conservative level of 150% of target.

Governing Principles and Pay Practices

Among the governing principles and pay practices followed by the Compensation Committee in structuring and administering the program were:

•	the Committee’s direct retention of an independent compensation consultant;

•

no payment of dividends on unvested performance shares, modest and declining use of perquisites (without gross-ups), no use of stock options, reasonable severance arrangements that protect shareholder interests, and the elimination of excise tax gross-ups for new participants in the Executive Severance Plan after 2009; and

•

risk mitigating controls and attributes, including clawback provisions in incentive programs, stock ownership guidelines for our executives and directors, a prohibition on hedging, semi-annual reviews of tally sheets, and an annual review and assessment of potential compensation-related risks.

Pay for Performance

The Compensation Committee, comprised entirely of independent directors, annually evaluates our executive compensation program’s pay for performance effectiveness and shareholder orientation when making compensation decisions. We believe you should vote “FOR” the compensation program for our named executive officers because the compensation earned by our named executive officers for 2011, based on the pay decisions summarized below, was aligned with both our pay for performance philosophy and our actual one-year and three-year performance:

•	Base salary increases in early 2011 of 0% to 3.75% of base salary were driven by individual performance ratings for the prior year using the same process used for all employees in the company.

•

2011 annual incentive awards paid out at only 86% of target. Although we had solid performance on our financial metrics, the performance on certain market share metrics fell short of aggressive growth targets set at the beginning of 2011 despite increases in market share for all four key growth brands.

•

Performance shares granted in 2009 vested and were paid out in shares of RAI stock at 114% of target based on (1) our three-year average annual incentive award program score of 114% of target, reflecting our above target financial and marketplace performance over the three-year performance period, and (2) our satisfaction of the minimum cumulative dividend requirement for the three-year performance period.

For these reasons, your Board of Directors recommends that shareholders vote FOR the approval, on an advisory basis, of the compensation of RAI’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions in RAI’s proxy statement for the 2012 annual meeting.

Item 3:	Amendment to the Articles of Incorporation to Implement Majority Voting in Uncontested Director Elections

RAI’s Board has unanimously approved, and recommends to the shareholders that shareholders approve, an amendment to the Articles of Incorporation, referred to as the Amendment, which would implement a majority voting standard for the election of directors in uncontested elections.

RAI’s Board recognizes that the majority vote standard has been an evolving concept and the Board has continued to monitor best practices in this area. The Board and the Governance Committee are aware that many public companies have adopted a majority voting standard rather than a plurality or “plurality plus” standard. After careful consideration, RAI’s Board believes it is in the best interests of RAI and its shareholders to amend RAI’s Articles of Incorporation to provide for majority voting in uncontested director elections. The Board believes that the plurality voting standard should continue to apply in contested elections. If used in a contested election, the majority voting standard could result in the election of fewer directors than the number of board seats because it compares “for” votes to “against” votes without regard to voting for other candidates.

Under plurality voting, only “for” votes are counted, not any “against” votes or abstentions, so in an uncontested election (in other words, an election where the only nominees are those proposed by the Board) a director could be elected with only one “for” vote, despite an overwhelming number of “against” votes.

Under a majority voting standard in uncontested director elections, each vote is required to be counted “for” or “against” the director’s election. In order to be elected, the votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election. Shareholders will also be entitled to abstain with respect to the election of a director, although abstentions will have no effect in determining whether the required affirmative majority vote has been obtained. In contested elections, directors will be elected by a plurality of the votes cast.

The North Carolina Business Corporation Act, referred to as the Act, provides that, unless otherwise specified in a company’s articles of incorporation, a director is elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. RAI’s Articles of Incorporation do not specify the voting standard required in director elections, so RAI directors are currently elected by a plurality vote.

Under the Act, an incumbent director who is not re-elected may remain in office until his or her successor is elected and qualified, continuing as a “holdover” director until the director resigns, the number of authorized directors is reduced to eliminate the director’s seat on the board, his or her position is filled by a subsequent shareholder vote, or the director is removed by the shareholders. If the Amendment is approved by RAI’s shareholders, the Board will adopt a director resignation policy in its Corporate Governance Guidelines to address the continuation in office of a “holdover” director, so that an incumbent director who does not receive the requisite affirmative majority of the votes cast for his or her re-election is required to tender his or her resignation to the Board following the certification of the shareholder vote. The Governance Committee (excluding the nominee in question, if applicable) would then consider the resignation offer and make a recommendation to the Board as to whether to accept the director’s resignation. Within 90 days following certification of the shareholder vote, the Board would make a final determination as to whether to accept the director’s resignation. The Board’s explanation of its decision then would be promptly disclosed in a press release.

Under the Act, RAI’s shareholders must approve an amendment to the Articles of Incorporation in order to change the voting standard in director elections. If the Amendment is approved by the shareholders, then a new Section (10) will be added to ARTICLE EIGHTH of RAI’s Articles of Incorporation that reads as follows:

“(10) The vote required for election of a director at any meeting of shareholders for the election of directors at which a quorum is present (other than a Contested Election (as defined below)) shall be the vote of a majority of the votes cast with respect to that director’s election. In a Contested Election, directors shall be elected by a plurality of the votes in accordance with § 55-7-28 (or any successor provision) of the North Carolina Business Corporation Act. For purposes of this Section, a “vote of the majority of the shares cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director’s election. A “Contested Election” means an election for directors at a meeting of shareholders for the election of directors at which a quorum is present for which there are more nominees for election to the Board of Directors than open directorships on the Board of Directors to be filled pursuant to that election.”

If approved by RAI’s shareholders, the Amendment will become effective upon the filing of Articles of Amendment to RAI’s Articles of Incorporation with the North Carolina Secretary of State. RAI would make such a filing promptly after the annual meeting. The new majority voting standard would then be applicable to an uncontested election of directors at RAI’s 2013 annual meeting of shareholders.

Your Board of Directors recommends a vote FOR the proposal to amend the Articles of Incorporation to implement majority voting for the election of directors in uncontested elections.

Audit Matters

Audit Committee Report

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of RAI’s Board of Directors submits the following report:

The Board of Directors of RAI has adopted a written Audit and Finance Committee Charter which incorporates requirements mandated by the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. All members of the Audit Committee are independent as defined by SEC rules and NYSE listing standards. At least one member of the Audit Committee is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2011 with management and has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for fiscal year 2011 be included in RAI’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC.

Respectfully submitted,

Martin D. Feinstein (Chair)

Luc Jobin

Lionel L. Nowell, III

H.G.L. (Hugo) Powell

Richard E. Thornburgh

Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s current policy is to pre-approve on an annual basis all audit and non-audit services performed by the independent auditors to assure that the provision of these services does not impair the independent auditors’ independence. Such pre-approved services are described in appendices to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy. Such Policy (including appendices) is publicly available, as set forth below.

The Audit Committee also generally establishes approved fees for pre-approved audit and non-audit services on an annual basis. The Audit Committee is required to approve any fee expected to exceed a pre-approved level by more than $100,000, and is required to be notified at its next meeting if any fee is expected to exceed a pre-approved level by less than $100,000. In addition, to the extent that the Audit Committee does not establish a fee level for a specific service that falls within a broad category of a pre-approved audit or non-audit service, the Audit Committee is required to pre-approve any fee for such service expected to exceed $100,000, and is required to be notified at its next meeting if any fee for such service is expected to be less than $100,000. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to approve any such services.

The Audit Committee’s current Audit and Non-Audit Services Pre-Approval Policy was adopted by the Audit Committee in August 2004 and last revised in February 2012. The Audit and Non-Audit Services Pre-Approval Policy describes the procedures and conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved by the Audit Committee, or its Chair pursuant to delegated authority. The Policy provides that the Chair of the Audit Committee may make pre-approval decisions for proposed services that are not covered by specific reference in the Policy and have not been previously approved by the full Audit Committee. Under the Policy, the Chair is required to report any such pre-approval decisions to the full Audit Committee at its next scheduled meeting.

A copy of the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy can be found in the “Governance” section of our web site at www.reynoldsamerican.com, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Fees of Independent Auditors

The following table shows the aggregate fees billed to RAI by KPMG LLP for services rendered during each of the fiscal years ended December 31, 2011 and 2010:

	Amount of Fees
	2011	2010
Audit Fees	$4,696,410	$5,051,846
Audit-Related Fees	479,535	579,694
Tax Fees	441,467	328,655
All Other Fees	0	0

Total Fees	$5,617,412	$5,960,194

Audit Fees

Audit fees principally constitute fees billed for professional services rendered by KPMG LLP for the audit of RAI’s consolidated financial statements for the fiscal years ended December 31, 2011 and 2010, the reviews of the condensed consolidated financial statements included in RAI’s Quarterly Reports on Form 10-Q filed during the fiscal years ended December  31, 2011 and 2010, and the audits of certain subsidiaries where legally or statutorily required.

Audit-Related Fees

Audit-related fees constitute fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit or review of RAI’s consolidated financial statements, other than the services reported above under “— Audit Fees,” in the fiscal years ended December 31, 2011 and 2010. In fiscal 2011 and 2010, audit-related fees consisted principally of fees for audits of certain subsidiaries, audits of the financial statements of certain employee benefit plans and other agreed upon procedures performed under Statements on Auditing Standards and Statements on Standards for Attestation Engagements. The Audit Committee pre-approved 100% of the audit-related services in 2011 and 2010.

Tax Fees

Tax fees constitute fees billed for professional services rendered by KPMG LLP for tax compliance, tax consulting and tax planning in each of the fiscal years ended December 31, 2011 and 2010. In fiscal 2011 and 2010, tax fees consisted principally of fees for international tax services and tax compliance advice. The Audit Committee pre-approved 100% of the tax services in 2011 and 2010.

All Other Fees

All other fees constitute the aggregate fees billed, if any, for services, other than the services reported above under “— Audit Fees,” “— Audit-Related Fees” and “— Tax Fees,” provided by KPMG LLP in each of the fiscal years ended December 31, 2011 and 2010.

Item 4:	Ratification of the Appointment of KPMG LLP as Independent Auditors

The Audit Committee has appointed KPMG LLP, independent registered public accounting firm, to audit the consolidated financial statements of RAI for the fiscal year ending December 31, 2012. We are submitting this selection to you for your ratification. KPMG LLP audited RAI’s consolidated financial statements for the fiscal year ended December 31, 2011, and has been RAI’s independent auditors since RAI’s organization in 2004. KPMG LLP also had served as RJR’s independent auditors from 2000 to 2004. Representatives of KPMG LLP are expected to be present at the 2012 annual meeting to make a statement, if KPMG LLP desires, and to answer your questions.

If the shareholders do not ratify the appointment of KPMG LLP, then the Audit Committee may reconsider its appointment, but is not obligated to appoint a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of RAI and its shareholders.

Your Board of Directors considers KPMG LLP to be well qualified and recommends a vote FOR ratification of KPMG’s appointment as our independent auditors for fiscal year 2012.

Shareholder Proposals

Certain of our shareholders have submitted the proposal described under Item 5. We will furnish the names, addresses and claimed share ownership positions of the proponents of this proposal promptly upon written or oral request directed to the Secretary of RAI. The following proposal has been carefully considered by the Board, which has concluded that its adoption would not be in the best interests of RAI or its shareholders. For the reasons stated after the proposal and its supporting statement, the Board recommends a vote AGAINST the proposal.

Proposals of shareholders intended to be included in RAI’s 2013 annual meeting proxy statement and form of proxy must be received by the Secretary of RAI, in writing, no later than November 23, 2012, at our corporate offices: Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. The rules of the SEC contain detailed requirements for submitting proposals for inclusion in our 2013 proxy statement and permit us to exclude proposals from our proxy statement in specified circumstances.

In accordance with RAI’s Bylaws, shareholders who do not submit a proposal for inclusion in our 2013 annual meeting proxy statement, as described in the immediately preceding paragraph, but who intend to present a proposal, nomination for director or other business for consideration at our 2013 annual meeting, must notify the Secretary of RAI, in writing, that they intend to submit their proposal, nomination or other business at our 2013 annual meeting by no earlier than October 24, 2012, and no later than November 23, 2012. RAI’s Bylaws contain detailed requirements that a shareholder’s notice must satisfy. If a shareholder does not comply with the notice requirements, including the deadlines specified above, then the persons named as proxies in the form of proxy for the 2013 annual meeting will use their discretion in voting the proxies on any such matters raised at the 2013 annual meeting. Any shareholder notice should be in writing and addressed to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. RAI’s Bylaws can be found in the “Governance” section of our web site at www.reynoldsamerican.com or may be obtained, free of charge, from the Office of the Secretary.

For a further discussion of the Board nomination process, see “The Board of Directors — Governance Agreement” and “The Board of Directors — Committees and Meetings of the Board of Directors — Corporate Governance and Nominating Committee” above.

Item 5:	Shareholder Proposal for the Creation of an Ethics Committee to Review Marketing Activities

Six shareholders have submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponents:

“WHEREAS, Reynolds American, Inc. acknowledges the use of our Company’s tobacco products is potentially devastating. However, in the opinion of this shareholder’s proponents, Reynolds has evidenced a pattern of challenging local, state and federal efforts aimed to reduce dependency and use of tobacco. This has been done primarily though efforts to impact legislation.

“Though RAI does not sell abroad, recent data compared the impact of the introduction of pictorial warnings in Australia in 2005 to that of the introduction of larger text-only warnings in the United Kingdom in 2003. Cognitive and behavioral indicators of label impact that are predictive of quit intentions and quit attempts (e.g. forgoing cigarettes because of the labels; thinking about the health risks of smoking) increased to a greater extent among smokers after the Australian pictorial warnings were introduced than they did in the United Kingdom after enhanced text-only warnings were introduced. Pictorial warnings are also cited by former smokers as an important factor in their attempt to quit and have been associated with increases in the use of effective cessation services, such as toll-free telephone ‘helplines.’ Although all warnings are subject to wear-out over time, pictorial warnings have also been shown to sustain their effects longer than text-only warning labels (see ‘The Impact of Pictures on the Effectiveness of Tobacco Warnings,’ Bulletin of the World Health Organization 2009; 87:640-43).

“Despite such data showing that graphic warnings contribute to less smoking and, therefore less disease and deaths, our Company joined others in successfully challenging a Food and Drug Administration requirement that tobacco companies place such pictorial evidence of the consequence of using our products on all cigarette packages by September, 2012. Consequently, in the name of pursing ‘freedom of speech’ more people will lose their freedom of choice by becoming addicted to our products.

“RAI also resisted the Framework Convention on Tobacco Control which was created to reduce dependence on cigarettes worldwide. It also vigorously fought against the Master Settlement Agreement which had companies compensate States for monies they had to expend for tobacco-related illnesses.

“Evidence from the North Carolina Department of Health, home to our Company, revealed that there was a 21 percent drop in emergency room admission for heart attacks during the first year of a smokefree law in that State, saving an estimated $3.4 to $4.3 million in health care costs (http://tobaccopreventionandcontrol.ncdhhs.gov/smokefreenc/docs/TPCB-2011SFNCReport-SHD.pdf).

“Resolved: That Reynolds American, Inc.’s Board of Directors create a special ethics committee to review any and all marketing efforts of our Company to ensure shareholders that its products and product promotions, as far as is possible, not undermine efforts of governments at any level to adopt laws and practices that will free Americans from the negative consequences of use of our tobacco products.”

The proponents have submitted the following statement in support of this proposal:

“Despite the fact that tobacco companies have created departments of ‘corporate responsibility’ the practices noted above seem to continue unabated. Thus the need for such an effort to ensure our lethal product not to more damage than is already being done to unsuspecting people.”

Your Board of Directors recommends a vote AGAINST this proposal.

RAI and its operating companies are committed to using only responsible, accurate advertisements, directed at tobacco consumers of legal age. RAI supports reasonable warnings on cigarette packs, including the current Surgeon General’s warnings. RAI likewise supports the content of the new textual warnings required by Family Smoking Prevention and Tobacco Control Act, which Congress enacted in 2009. RAI, however, believes that the pictorial warnings proposed by the U.S. Food and Drug Administration, referred to as the FDA — which must occupy the top half of both sides of cigarette packages, the top fifth of advertisements, and include gruesome images — impermissibly interfere with the ability of RAI’s operating companies to communicate with fully informed adult tobacco consumers. As the U.S. Supreme Court has stated, because “the sale and use of tobacco is lawful for adults, the tobacco industry has a protected interest in communicating information about its products and adult customers have an interest in receiving that information.” Lorillard Tobacco Co. v. Reilly, 533 U.S. 525, 571 (2001).

This proposal therefore should be rejected. First, the pictorial warnings on cigarette packaging cited in the proposal are neither effective nor are they a reasonable means of conveying to an informed public the dangers of smoking. Second, the proposal is unnecessary because the marketing of tobacco products is already heavily regulated. Third, the proposal is also unnecessary because RAI’s operating companies have already taken proactive steps that exceed current legal requirements to prevent youth tobacco use and to direct its advertising only to customers of legal age.

In the first place, the public is already well aware of the risks of smoking. The proposed pictorial warnings therefore are neither an effective nor a reasonable means of conveying to the public a message regarding the dangers of smoking, since current public awareness of these dangers is extraordinarily high. Nor would they decrease smoking prevalence. In fact, according to the FDA’s own cost-benefit analysis of the pictorial warnings, the benefits from the warnings in terms of reduced smoking rates are “in general not statistically distinguishable from zero.” 76 Fed. Reg. at 36,776 (June 22, 2011). Instead, RAI believes that the primary effect of the pictorial warnings would be to conscript cigarette packages as, in the words of the Secretary of Health and Human Services, a “mini-billboard” for the FDA’s anti-smoking message. This in turn impermissibly interferes with RAI’s operating companies’ abilities to communicate with fully informed adult consumers and to compete with other manufacturers for market share.

RAI therefore believes that the pictorial warnings violate the First Amendment to the U.S. Constitution. Under the First Amendment, the U.S. Government is free to engage in anti-smoking policy advocacy. It is likewise free to require purely factual and uncontroversial warnings on lawful consumer products, like tobacco products, in order to prevent consumer deception. But the U.S. Government may not commandeer the most visible portions of RAI’s operating companies’ packages and advertisements as “mini-billboards” for anti-smoking advocacy. This, however, is exactly what the proposed pictorial warnings do, which is why a federal district court in Washington, D.C. recently entered a ruling preliminarily enjoining the FDA from requiring them. See R.J. Reynolds Tobacco Company et al. v. U.S. Food & Drug Administration, Civil Case No. 11-1482 (RJL) (Nov. 7, 2011). Asserting the companies’ First Amendment rights in challenging the FDA’s rule does not in any way undermine the government’s legitimate interests.

Moreover, the proposal is unnecessary because the marketing of tobacco products is already heavily regulated. For example, longstanding federal law prohibits all cigarette advertising on radio or television. See 15 U.S.C. §1335. Likewise, RJR Tobacco is bound by the Master Settlement Agreement with numerous state attorneys general, which prohibits, among other things, advertisements targeted at youth, the use of cartoon images, the use of billboards, the use of tobacco brand-logoed merchandise, and payments for the use of tobacco products in movies and TV. Finally, the Family Smoking Prevention and Tobacco Control Act accords the FDA broad regulatory authority over the manufacture, marketing, and sale of tobacco products.

Finally, the proposal is also unnecessary because RAI and its operating companies have already taken proactive steps to combat youth tobacco use and to direct its advertising only to customers of legal age. In 1991, RJR Tobacco launched its Right Decisions Right Now: Be Tobacco Free program, to help reduce youth experimentation with all forms of tobacco. The program provides materials free of charge to roughly 22,500 U.S. middle schools, and smoking levels decreased significantly in test schools. In 2008, the program was validated by the federal Substance Abuse and Mental Health Services Administration as an evidence-based youth tobacco prevention program. Likewise, RJR Tobacco’s direct marketing materials and access to its brand web sites are provided only to individuals who provide affirmative proof that they are 21 years old or older and attest that they are current tobacco users. These and other restrictions are described in detail on RJR Tobacco’s web site at http://www.rjrt.com/resmkting.aspx.

As a result of the foregoing, communications by RAI’s operating companies about their tobacco products are closely scrutinized, internally by multiple layers of accountability and externally by third parties. Indeed, it is difficult to conceive of a greater level of scrutiny by more diverse viewpoints and constituencies than that which exists at present. The proposal for a “special ethics committee to review any and all marketing efforts of our Company,” therefore, is redundant and unnecessary. Instead, it would simply add a layer of corporate bureaucracy that would, in turn, undermine RAI’s ability to work with other concerned stakeholders to frame reasonable, responsible tobacco policy going forward; hinder RAI’s ability to work with regulators, legislators and the public; and weaken RAI’s ability to compete and to offer its perspective to the public policy dialogue.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Certain Relationships and Related Transactions

Related Person Transaction Policy

Effective February 6, 2007, RAI’s Board adopted a Related Person Transaction Policy, referred to as the Policy. The Policy generally requires that certain transactions in which (1) RAI, or one of its subsidiaries, is a participant and (2) a related person has a direct or indirect interest, be approved in advance by a designated executive officer, the Audit Committee, the Board or a sub-set of the Board. The arbiter in any particular case may only approve a proposed related person transaction if it has determined in good faith that such transaction is in, or not inconsistent with, the best interests of RAI and its shareholders. The definition of “related person” for purposes of the Policy is based upon the definition set forth in the applicable rules of the SEC; a “related person” of RAI means a director or director nominee of RAI, an executive officer of RAI, a greater than 5% shareholder of RAI or an immediate family member of any of the foregoing.

The Policy’s pre-approval requirements depend upon the related person and the dollar amount involved in a proposed transaction, as summarized below:

Related Person:	Dollar Amount of Transaction:	Approval Required by:
• Transactions in which an RAI director, executive officer or an immediate family member of either of the foregoing has an interest	• Less than or equal to $25,000 • Greater than $25,000	• Chief Executive Officer or Chief Financial Officer • Audit Committee

• Transactions in which BAT, or an affiliate thereof, has an interest	• Less than $1 million	• Chief Executive Officer, Chief Financial Officer or General Counsel

	• Greater than or equal to $1 million and less than $20 million	• Audit Committee

	• Greater than or equal to $20 million	• Independent directors (excluding any independent directors who have been designated by B&W)

• Transactions in which any related person other than those listed above has an interest	• Less than $1 million	• Chief Executive Officer or Chief Financial Officer
	• Greater than or equal to $1 million and less than $20 million	• Audit Committee

	• Greater than or equal to $20 million	• Board of Directors

Under the Policy, any contract in existence on the effective date of the Policy (February 6, 2007) involving a related person is not required to be pre-approved under the Policy; provided, however, that if a material amendment or modification of any such pre-existing contract is adopted after February 6, 2007, then such material amendment or modification shall be subject to the Policy’s pre-approval requirements. Further, any compensation, benefit or indemnification arrangement involving an RAI director, executive officer or an immediate family member of any of the foregoing, which arrangement is approved by the RAI Board or another Board committee, is not required to be pre-approved under the Policy.

The approval requirements of the Policy are in addition to other measures already in place. For example, under the Governance Agreement, the independent directors of RAI (excluding any independent directors who have been designated by B&W) are required to approve any material contract or transaction involving RAI or any of its subsidiaries, on the one hand, and BAT or any of its subsidiaries, on the other hand, if the terms of that contract or transaction are not governed by either an agreement existing on the date of the Business Combination or a provision of the Articles of Incorporation or Bylaws.

The full text of the Policy can be found in the “Governance” section of our web site at www.reynoldsamerican.com, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

2011 Related Person Transactions

RAI paid BAT an aggregate of $474,440 during 2011 in consideration for the services of Messrs. Daly and Withington as directors of RAI. For further information on this arrangement, see “The Board of Directors — Director Compensation — Payment for Services of Certain Board Designees,” above.

In connection with the consummation of the Business Combination on July 30, 2004, RJR Tobacco entered into contract manufacturing agreements with two subsidiaries of BAT — BATUS Japan, Inc., referred to as BATUSJ, and B.A.T. (U.K. & Export) Limited, referred to as BATUKE (BAT and all its subsidiaries, including B&W, BATUSJ and BATUKE, are referred to as the BAT Group), pursuant to which RJR Tobacco manufactures certain of BAT’s U.S.-sourced cigarettes and other tobacco products for export outside of the United States. In May 2010, RJR Tobacco and BATUSJ entered into a letter agreement terminating their 2004 contract manufacturing agreement, with effect from midnight on December 31, 2009. In connection with the termination of their 2004 contract manufacturing agreement, RJR Tobacco and BATUSJ, also in May 2010, entered into an American-blend Cigarette Manufacturing Agreement, with an effective date of January 1, 2010. Under the 2010 agreement, RJR Tobacco has been appointed BATUSJ’s exclusive manufacturer of all of BATUSJ’s requirements for certain American-blend cigarettes intended to be distributed and sold in Japan for the five-year period expiring on December 31, 2014, subject to the early termination and extension provisions set forth in the agreement. Under the 2004 contract manufacturing agreement with BATUKE, RJR Tobacco was appointed the exclusive U.S. manufacturer of all American-blend cigarettes which any BAT Customer, as defined in the agreement, chooses to manufacture in the United States, its territories and military installations. RJR Tobacco’s contract manufacturing agreement with BATUKE expires on December 31, 2014, subject to the agreement’s early termination and extension provisions. Sales by RJR Tobacco to the BAT Group pursuant to the above contract manufacturing agreements during 2011 were $428,836,000. In addition, during 2011 RJR Tobacco purchased from BAT certain capsules for use in the manufacturing of cigarettes for the BAT Group under such agreements in the amount of $4,284,000.

On February 28, 2011, RAI sold its wholly owned subsidiary, Lane, Limited, referred to as Lane. Prior to such sale of Lane, the BAT Group purchased from Lane little cigars and semi-cut tobacco filler in the amount of $1,372,000. Lane and a member of the BAT Group also were parties to a trademark license agreement pursuant to which Lane licensed certain trademarks to such BAT Group member in consideration for the payment of royalties. During 2011, prior to its sale, Lane recorded $14,865 in royalties under such trademark license agreement.

During 2011, the BAT Group purchased tobacco leaf from RJR Tobacco in the amount of $49,231,000. Also during 2011, the BAT Group agreed to purchase additional tobacco leaf from RJR Tobacco in the amount of $42,405,000. In accordance with GAAP, none of the $42,405,000 (including that portion of the purchase price that was paid by the BAT Group in 2011) was recorded as sales in RAI’s 2011 financial statements, but will be recognized as sales when the product is shipped to the BAT Group. In addition, during 2011, the BAT Group purchased from RJR Tobacco expanded tobacco and re-constituted tobacco, and other tobacco products, in the amount of $81,000.

RJR Tobacco and a member of the BAT Group are also parties to a technology sharing and development services agreement, which was entered into on July 30, 2004. Pursuant to this agreement, each party may license or otherwise transfer rights to the other in its respective technologies, and may pursue joint technology projects with the other party. Each party or its respective affiliates also may provide certain contract services to the other party or its affiliates. Unless earlier terminated as provided therein, the technology sharing and development services agreement automatically renews for additional one-year periods each December 31 unless one of the parties provides a notice of non-renewal at least 12 months prior to the December 31 date on which termination is to become effective. During 2011, the RAI Group billed the BAT Group $4,945,000, and the BAT Group billed the RAI Group approximately $294,000, pursuant to such agreement. In 2011, the BAT Group also paid RJR Tobacco a license fee of $1,000,000 for the use of certain capsule technology.

The RAI Group also purchases from the BAT Group tobacco leaf and cigarettes, and pays royalties to the BAT Group relating to the sale by the RAI Group of certain cigarette brands. The parties entered into the agreements evidencing such arrangements, which have various expiration dates, following the consummation of the Business Combination. During 2011, the RAI Group paid the BAT Group $11,720,000 pursuant to the foregoing arrangements. In addition, as of the end of 2011, the RAI Group had $263,000 in accounts payable to the BAT Group under such arrangements.

In connection with the Business Combination, RJR Tobacco agreed to indemnify B&W and its affiliates for certain litigation liabilities, arising out of the U.S. cigarette and tobacco business of B&W. As a result of this indemnity, RJR Tobacco has assumed the defense of pending B&W-specific tobacco-related litigation, has paid the judgments and costs related to certain pre-Business Combination tobacco-related litigation of B&W, and has posted bonds on behalf of B&W, where necessary, in connection with cases decided since the Business Combination. In 2011, RJR Tobacco reimbursed the BAT Group the amount of $125,000 in connection with this indemnity.

Each of the RAI Group and the BAT Group has seconded certain of its employees to the other or a member of such entity’s group of companies in connection with particular assignments. During their service with the other entity or a member of such entity’s group of companies, the seconded employees continue to be paid by the original employer and participate in employee benefit plans sponsored by such employer. Each of the RAI Group and the BAT Group reimburse members of the other party’s group of companies certain costs of the seconded employees’ compensation and benefits during the secondment period. For 2011, the RAI Group billed the BAT Group $252,000, and paid the BAT Group $1,160,000, in connection with such secondment arrangements.

In connection with the share repurchase program authorized by RAI’s Board in November 2011, RAI and B&W entered into an agreement, pursuant to which B&W agreed to participate in the repurchase program on a basis approximately proportionate with B&W’s 42% ownership of RAI’s equity. During 2011, RAI repurchased 2,806,637 shares of RAI common stock from B&W for the aggregate amount of $114,153,729 under such agreement.

Lisa J. Caldwell, currently Executive Vice President and Chief Human Resources Officer of RAI and RAISC, is married to Alan L. Caldwell, who is currently Director — Corporate and Civic Engagement of RAISC, and previously served in a variety of positions with RJR Tobacco since joining RJR Tobacco in 1981. During 2011, Mr. Caldwell earned approximately $208,453 in salary and bonus, and vested in LTIP awards valued at approximately $86,910.

Other

The Board is not aware of any matters to be presented for action at the 2012 annual meeting other than those described herein and does not intend to bring any other matters before the annual meeting. However, if other matters shall come before the 2012 annual meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

By Order of the Board of Directors,

McDara P. Folan, III
Secretary

Dated: March     , 2012

REYNOLDS AMERICAN INC. 401 NORTH MAIN STREET WINSTON-SALEM, NC 27101 You have the option to submit your proxy by the Internet, telephone or mail. Your vote does not count until we receive it. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your votinginstructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 2, 2012 (April 28, 2012 for Savings Plan or SIP participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FuTuRE ShAREhOLDER COMMuNICATIONS If you would like to reduce the costs incurred by Reynolds American Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PhONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 2, 2012 (April 28, 2012 for Savings Plan or SIP participants). Have your proxy card in hand when you call and follow the simple instructions provided to you. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Reynolds American Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned the proxy card. If you vote by telephone or Internet, do not mail back the proxy card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M42409-P20920-Z57184 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. REYNOLDS AMERICAN INC. The Board of Directors recommends a vote FOR: 1. Election of Directors Nominees For Class II: 01) John P. Daly 02) Holly K. Koeppel 03) H.G.L. (Hugo) Powell 04) Richard E. Thornburgh 05) Thomas C. Wajnert Nominee For Class I: 06) H. Richard Kahler All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 2. Advisory Vote to Approve the Compensation of Named Executive Officers 3. Amendment to the Articles of Incorporation to Implement Majority Voting in Uncontested Director Elections 4. Ratification of the Appointment of KPMG LLP as Independent Auditors The Board of Directors recommends a vote AGAINST: 5. Shareholder Proposal for the Creation of an Ethics Committee to Review Marketing Activities For address changes and/or comments, please check this box and write them ! on the back where indicated. Note: Please make sure that you complete, sign and date your proxy card. Please sign exactly as your name(s) appear(s) on the account. When signing as a fiduciary, please give your full title as such. Each joint owner should sign personally. Corporate proxies should be signed in full corporate name by an authorized officer. Shares for which an executed proxy is received, but no instruction is given, will be voted by the proxies FOR Items 1, 2, 3 and 4; and AGAINST Item 5; and by Fidelity, as Trustee under the Savings Plan, and FESC, as Custodian under the SIP, in the same proportion as the shares for which instructions are received by Fidelity and FESC, respectively. Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date For Against Abstain

YOUR VOTE IS IMPORTANT! Please complete, sign and date your proxy card and return this proxy card in the enclosed envelope or vote by telephone or Internet as soon as possible! To: Shareholders of Reynolds American Inc. Participants in the RAI 401k Savings Plan Participants in the Puerto Rico Savings & Investment Plan Shares of common stock of Reynolds American Inc. will be voted as you direct if this card is completed by you and received by Broadridge on or before May 2, 2012 (April 28, 2012 for Savings Plan or SIP participants). Broadridge is responsible for tabulating the returns. If you have any questions or need assistance in voting the shares, please contact: Reynolds American Inc. Shareholder Services 401 North Main Street Winston-Salem, NC 27101 (866) 210-9976 (toll-free) Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K and Shareholder Letter are available at www.proxyvote.com. DETACh PROXY CARD hERE IF YOu ARE NOT VOTING BY TELEPhONE OR INTERNET M42410-P20920-Z57184 REYNOLDS AMERICAN INC. PROXY This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 3, 2012. The undersigned shareholder of Reynolds American Inc. hereby appoints Daniel M. Delen, McDara P. Folan, III and Constantine (Dean) E. Tsipis, and each of them (with full power of substitution and resubstitution), as proxies of the undersigned, to vote all shares of the common stock of Reynolds American Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 3, 2012 at 9:00 a.m. (Eastern Time) in the Reynolds American Plaza Building Auditorium, 401 North Main Street, Winston-Salem, North Carolina, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. The undersigned also provides instructions to Fidelity Management Trust Company (“Fidelity”), as Trustee under the RAI 401k Savings Plan (the “Savings Plan”), and to Fidelity Employer Services Company LLC (“FESC”), as Custodian under the Puerto Rico Savings & Investment Plan (the “SIP”), to vote shares of the common stock of Reynolds American Inc. allocated, respectively, to accounts of the undersigned under the Savings Plan or the SIP, and which are entitled to be voted at the Annual Meeting, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and to vote all such shares on such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. Address Changes/Comments: